                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      FIRST OF AMERICA BANK CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                      FIRST OF AMERICA BANK CORPORATION
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                         [FOA BANK CORPORATION LOGO]

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                         Annual Meeting of Shareholders
                                 April 16, 1997
                              foa bank corp. logo
                             211 South Rose Street
                           Kalamazoo, Michigan 49007
                                 (616) 376-9000

                     NOTICE OF ANNUAL SHAREHOLDERS MEETING
                                 APRIL 16, 1997

To: The Shareholders
    First of America Bank Corporation

    The Annual Meeting of Shareholders of First of America Bank Corporation, a Michigan Corporation, will be held at the Fetzer Business Development Center, Western Michigan University, Wilbur Street and Marion Avenue, Kalamazoo, Michigan on Wednesday, April 16, 1997 at 9:00 a.m. (Kalamazoo time). A form of Proxy and Proxy Statement for the meeting are furnished herewith. The purpose of the meeting is to consider and vote on the following matters:

    (1) Election of four Directors to serve until the 2000 Annual Meeting of Shareholders and until their successors have been elected and qualified.

    (2) Approval of an increase in the number of shares of authorized Common Stock of First of America Bank Corporation to 200,000,000 from 100,000,000.

    (3) Approval of the First of America Bank Corporation Director Stock Compensation Plan.

    (4) Ratification of the selection of KPMG Peat Marwick LLP, Certified Public Accountants, as independent auditors for First of America.

    (5) Such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on February 24, 1997, as the record date for determination of common shareholders entitled to notice of and to vote at the meeting.

    IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                       By Order of the Board of Directors,

                                       Richard V. Washburn

                                       Richard V. Washburn
                                       Senior Vice President and Secretary

Date: March 17, 1997
Kalamazoo, Michigan

                              FOA BANK CORP. LOGO
                             211 South Rose Street
                           Kalamazoo, Michigan 49007
                                 (616) 376-9000

                                PROXY STATEMENT

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FIRST OF AMERICA BANK CORPORATION (hereinafter called "First of America" or the "corporation") for use at the Annual Meeting of Shareholders to be held on Wednesday, April 16, 1997 at 9:00 a.m. (Kalamazoo time) at the Fetzer Business Development Center, Western Michigan University, Kalamazoo, Michigan (the "Annual Meeting").

    The cost of solicitation will be borne by First of America. In addition to the use of the mails, proxies may be solicited by directors and persons regularly employed by First of America in person and by telephone. First of America has also engaged Georgeson & Company, Inc. to assist in soliciting proxies for the Annual Meeting. Georgeson's fees, excluding reimbursable out-of-pocket expenses, are estimated to be $7,500 and will be paid by First of America. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of First of America Common Stock.

    Any shareholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is exercised at the Annual Meeting. This Proxy Statement and the enclosed form of Proxy were first sent to shareholders on March 17, 1997.

    Common shareholders of record at the close of business on February 24, 1997 are entitled to notice of and to vote at the Annual Meeting. Each common share is entitled to one vote on each matter presented.

    For shareholders participating in the Shareholders Investment Plan, First of America's dividend reinvestment plan, First of America Bank-Michigan, N.A., the Plan Administrator, will vote any shares that it holds for a participant's account in accordance with the proxy returned by the participant to First of America with respect to the other shares of First of America which the participant holds of record.

                             PRINCIPAL SHAREHOLDERS

    As of the close of business on February 3, 1997, there were 59,863,058 shares of common stock of First of America, par value $10 per share ("First of America Common Stock" or "common shares"), outstanding and entitled to vote at the Annual Meeting. The following table sets forth as of February 20, 1997 the name and address of every person or entity known by First of America to be the beneficial owner of more than 5 percent of First of America's Common Stock, the total number of shares beneficially owned and the percent of class so owned.

                                                                                           AMOUNT AND NATURE
                                                        NAME AND ADDRESS                     OF BENEFICIAL      PERCENT
           TITLE OF CLASS                             OF BENEFICIAL OWNER                      OWNERSHIP        OF CLASS
-------------------------------------    ----------------------------------------------    -----------------    --------
Common Stock                             First of America Bank Corporation,                    3,481,019*         5.8%
                                         Trust Division,
                                         211 South Rose Street,
                                         Kalamazoo, Michigan

-------------------------------------------
* The shares are held in various fiduciary capacities by First of America's affiliate banks and trust companies. Messrs. Chormann and Daniel Smith, each a director, serve on the Unified Trust Committee of the corporation, which exercises oversight with respect to the trust departments of First of America's affiliate banks and its affiliate trust companies. The amount of the shares shown in which subsidiaries with trust powers have sole voting power is 28,805 shares (0.05% of outstanding common shares), sole investment power is 2,447,836 shares (4.06% of outstanding common shares) and shared investment power is 1,033,183 shares (1.71% of outstanding common shares). There was no shared voting power.

                           (1) ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, with the directors in each class being elected for a term of three years and until successors are duly elected and qualified and with one class standing for election each year. At the Annual Meeting, four directors will be elected for terms ending with the annual meeting of shareholders in 2000.

    Except as otherwise specified in the proxy, proxies will be voted for election of the four nominees named below. If a nominee becomes unable or unwilling to serve, proxies will be voted for such other person, if any, as shall be designated by the Board of Directors. However, First of America's management now knows of no reason to anticipate that this will occur. Directors are elected by a plurality of the votes cast, whether in person or by proxy, by holders of First of America Common Stock at the Annual Meeting, provided a quorum (a majority of the shares entitled to be voted at the Annual Meeting) is present or represented. Thus, the four nominees for election as directors who receive the greatest number of votes cast will be elected directors. Consequently, shares not voted, whether by the withholding of authority or otherwise, have no effect on the election of directors. Nevertheless, if a proxy is returned for such shares or they are represented in person at the Annual Meeting, it will be counted toward the establishment of a quorum.

    Nominees for election and other current directors are listed below. Also shown for each nominee and each other current director is his or her age, principal occupation for the last five or more years and other major affiliations, Board of Directors committee service and shares of First of America Common Stock beneficially owned as of February 3, 1997. As of that date, none of these persons beneficially owned one percent or more of the outstanding shares. The information that follows is based in part on information supplied by these persons.

           NOMINEES FOR DIRECTORS FOR THREE-YEAR TERMS ENDING IN 2000

    JON E. BARFIELD, age 45, is Chairman and Chief Executive Officer of Bartech, Inc., a provider of contract employment and related staffing services, in Livonia, Michigan. He is a director of Tecumseh Products Company, Tecumseh, Michigan. Mr. Barfield became a director of First of America in August 1993. He serves on the Audit and Public Policy Committees. Mr. Barfield beneficially owns 3,724 shares of First of America Common Stock. Additionally, Mr. Barfield has an account in the First of America Bank Corporation Director Deferred Compensation Plan (the "Deferral Plan"), the earnings of which are determined as if deferred fees and credited earnings were invested in

First of America Common Stock. His account, which is payable to him only in cash, includes the current equivalent value of 963 common shares.

    RICHARD F. CHORMANN, age 59. On May 1, 1996, Mr. Chormann was named Chairman, President and Chief Executive Officer of First of America. He has been employed by First of America and its predecessor since 1958. Mr. Chormann became a director of First of America in 1984 and serves on the Executive and Public Policy Committees of the Board and on First of America's Unified Trust Committee. He beneficially owns 107,519 shares of First of America Common Stock, which includes 92,350 shares covered by currently exercisable options granted under the Restated First of America Bank Corporation 1987 Stock Option Plan ("1987 Stock Option Plan") Mrs. Chormann owns 3,470 common shares of which Mr. Chormann disclaims beneficial ownership. Additionally, Mr. Chormann has an account in a salary deferral savings plan, the earnings on a portion of which are determined as if deferred salary payments and earnings thereon were invested in First of America Common Stock. His account, which is payable to him only in cash, includes the current equivalent value of 29,636 common shares.

    JOEL N. GOLDBERG, age 59, is retired President of Thomas Jewelry Company, Inc. in Pontiac, Michigan, a retail and wholesale jewelry company. Mr. Goldberg became a director of First of America in 1985. He serves on the Audit Committee. He beneficially owns 116,092 shares of First of America Common Stock.

    JAMES S. WARE, age 61, is retired Chairman, President and Chief Executive Officer of Durametallic Corporation, Kalamazoo, Michigan, a manufacturer of seals for industrial machinery. He is a director of the Duriron Company, Inc., Dayton, Ohio. He has been a director of First of America since 1991. He chairs the Nominating and Compensation Committee and serves on the Executive Committee. He beneficially owns 5,388 shares of First of America Common Stock.

          DIRECTORS NOT STANDING FOR ELECTION WHOSE TERMS END IN 1998

    JOHN W. BROWN, age 62, is Chairman, President and Chief Executive Officer of Stryker Corporation, Kalamazoo, Michigan, a manufacturer of surgical and medical products. Mr. Brown was appointed a director of First of America in 1992. He serves on the Nominating and Compensation Committee. Mr. Brown beneficially owns 3,500 shares of First of America Common Stock.

    CLIFFORD L. GREENWALT, age 64, is President and Chief Executive Officer and a director of CIPSCO Incorporated, a utility holding company. He is also President and Chief Executive Officer of Central Illinois Public Service Company, Springfield, Illinois, a subsidiary of CIPSCO. He is also a director of Central Illinois Public Service Company and Electric Energy, Inc. He became a director of First of America in 1989. He serves on the Audit, Executive, Nominating and Compensation, and Public Policy Committees. Mr. Greenwalt beneficially owns 13,296 shares of First of America Common Stock jointly with Mrs. Greenwalt. Mrs. Greenwalt owns another 4,007 common shares of which Mr. Greenwalt disclaims beneficial ownership. Mr. Greenwalt will be ineligible under the Bylaws to serve as a director after January 31, 1998, and will retire by that date.

    DOROTHY A. JOHNSON, age 56, is President and Chief Executive Officer of the Council of Michigan Foundations, Grand Haven, Michigan, an association of foundations and corporations making charitable contributions. Mrs. Johnson became a director of First of America in 1985. She chairs the Public Policy Committee and serves on the Executive and Nominating and Compensation Committees. She beneficially owns 19,375 shares of First of America Common Stock. Additionally, Ms. Johnson has an account in the Deferral Plan, the earnings of which are determined as if deferred fees and credited earnings were invested in First of America Common Stock. Her account, which is payable to her only in cash, includes the current equivalent value of 1,088 common shares.

    MARTHA MAYHOOD MERTZ, age 54, is President of Mayhood/Mertz, Inc., a commercial real estate development and property management company, in Okemos, Michigan. She became a director of First of America in August 1993. Ms. Mertz serves on the Audit and the Nominating and Compensation Committees. She beneficially owns 2,332 shares of First of America Common Stock. Additionally, Ms. Mertz has an account in the Deferral Plan, the earnings of which are determined as if deferred fees and credited earnings were invested in First of America Common Stock. Her account, which is payable to her only in cash, includes the current equivalent value of 329 common shares.

          DIRECTORS NOT STANDING FOR ELECTION WHOSE TERMS END IN 1999

    JOSEPH J. FITZSIMMONS, age 62, is retired as Vice President of Bell & Howell Company and Chairman and a director of UMI, Inc., Ann Arbor, Michigan, a division of Bell & Howell. Mr. Fitzsimmons is a director of Bartech, Inc. He has been a director of First of America since 1991. He serves on the Nominating and Compensation Committee. He beneficially owns 1,728 shares of First of America Common Stock and 400 shares in a retirement account.

    ROBERT L. HETZLER, age 51, is President and Chief Executive Officer of Monitor Sugar Company, Bay City, Michigan. Mr. Hetzler became a director of First of America in 1987. He chairs the Audit Committee and serves on the Executive Committee. Mr. Hetzler beneficially owns 900 shares and an additional 6,008 common shares which are held jointly by him and Mrs. Hetzler.

    DANIEL R. SMITH, age 62, retired as Chairman and Chief Executive Officer of First of America on May 1, 1996. He was previously employed by First of America and its predecessor since 1955. He became a director of First of America in 1982. He serves on the Executive and Public Policy Committees of the Board and on First of America's Unified Trust Committee. Mr. Smith beneficially owns 199,428 shares of First of America Common Stock, which includes 148,950 shares covered by currently exercisable options granted under the 1987 Stock Option Plan. Mrs. Smith owns 796 common shares of which Mr. Smith disclaims beneficial ownership.

    LEY S. SMITH, age 62, is Executive Vice President of Pharmacia & Upjohn, Inc. and President, U.S. Pharma Product Center, a manufacturer of pharmaceutical and other products. He was also President and Chief Operating Officer of The Upjohn Company from April 1993 to November 1995, and previously Vice Chairman of The Upjohn Company from January 1991 to April 1993. He is a director of Multimedia Medical Systems. He became a director of First of America in 1996. He serves on the Audit and the Nominating and Compensation Committees. He beneficially owns 1,500 shares of First of America Common Stock. Additionally, Mr. Smith has an account in the Deferral Plan, the earnings of which are determined as if deferred fees and credited earnings were invested in First of America Common Stock. His account, which is payable to him only in cash, includes the current equivalent value of 616 common shares.

    As of February 3, 1997 the directors and executive officers of First of America as a group beneficially owned 833,254 shares or 1.38 percent of the outstanding shares of First of America Common Stock. This group had sole voting and investment power with respect to 762,680 shares or 1.26 percent of the outstanding First of America Common Stock which includes 489,918 common shares covered by currently exercisable options granted under the 1987 Stock Option Plan and shared voting and investment power with respect to 70,574 shares or
0.12 percent of the outstanding common shares. The shares beneficially owned by William R. Cole, Thomas W. Lambert, David B. Wirt and Donald J. Kenney, Named Executives (as defined below) who are not directors of First of America, were 52,182, 46,373, 55,438 and 42,184, respectively, which includes 38,833, 32,117,
38,217, and 36,150 shares covered by currently exercisable options granted under the 1987 Stock Option Plan. Additionally, certain directors and executive officers have accounts in the Deferral Plan or in a salary deferral savings plan, with a total current equivalent value of 45,547 common shares.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has a standing Executive Committee, a standing Audit Committee, and a standing Nominating and Compensation Committee. The Board also has a Public Policy Committee. Directors serve on the committees as indicated in the preceding paragraphs.

    The Executive Committee did not meet during 1996. Its principal function is to exercise all powers and authority of the Board of Directors in the management and affairs of First of America between meetings of the Board of Directors including the right to declare dividends and to authorize the issuance of stock but excluding the power and authority to amend the Articles of Incorporation or Bylaws, to adopt certain agreements of merger or consolidation, to recommend to shareholders the sale of substantially all of First of America's assets or dissolution of the corporation or to fill vacancies on the Board of Directors.

    The Audit Committee met five times during 1996. Its principal functions are to recommend to the full Board the engagement or discharge of the independent auditors, to direct and supervise investigations into matters relating to audit functions, to review with the independent auditors the plan and results of the audit engagement and management's responses, to review the scope, adequacy and results of First of America's internal auditing procedures and to solicit recommendations for improvement, to provide oversight for internal audit and loan review, to review services to be performed by the independent auditors, to review the degree of independence of the auditors, to review the adequacy of First of America's system of internal accounting controls, to provide guidance for the audit committees of affiliate banks, to review with management and the auditors the adequacy of financial disclosures and to provide added assurance on the integrity of the financial information, and to report to the full Board on its actions and findings.

    The Nominating and Compensation Committee met six times during 1996. Its principal function is to approve and recommend to the Board of Directors all executive compensation and benefit programs available to officers and employees of First of America and the executive officers of each affiliate, and the desirability of adopting, amending, or terminating any management compensation or employee benefit plan or program of First of America or any affiliate. The Nominating and Compensation Committee administers First of America's management incentive programs, which include selection of participants and establishment of goals and criteria for awards and other matters (see "Nominating and Compensation Committee Report on Executive Compensation"). The Nominating and Compensation Committee is the administrator of the corporation's stock-based compensation plans and determines the key employees to whom stock grants will be awarded, the number of shares covered by such stock grants, option exercise prices and other matters.

    In addition, the Nominating and Compensation Committee reviews the qualifications and determines the eligibility of and recommends to the Board of Directors individuals who may be appointed by the Board to fill vacancies thereon and individuals who will constitute the nominees of the Board for election by shareholders and considers the performance of incumbent directors in determining whether to nominate them for reelection. It also reviews the qualifications and determines the eligibility of persons to serve as directors of First of America's affiliate banks. In addition, this Committee evaluates the performance of top management officers of First of America for purposes of developing and periodically reviewing management succession plans for recommendation to the full Board. The Nominating and Compensation Committee will consider persons recommended by shareholders. Such shareholder recommendations must be in writing setting forth the name, address, principal occupation and qualifications of the proposed nominee and must be delivered or mailed to the chairman or secretary of First of America not later than the close of business on December 31 of any year preceding the year for which nomination is proposed if written proxy solicitation on behalf of the Board of Directors is sought.

    The Public Policy Committee met four times in 1996. Its principal function is to oversee compliance by First of America and its affiliate organizations with the federal Community Reinvestment Act, federal affirmative action requirements and comparable state laws. It also oversees charitable giving by First of America and its affiliate organizations and makes recommendations to the Board with respect to these functions and related matters.

    The Board of Directors met eight times in 1996. All incumbent Directors attended 75 percent or more of the aggregate total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which they served.

                             EXECUTIVE COMPENSATION

    The following information about First of America's method of compensating its executive officers is intended to both comply with the disclosure rules of the Securities and Exchange Commission ("SEC") and provide shareholders with a better understanding of the corporation's objectives, policies and arrangements for executive compensation. The SEC's rules prescribe the format and scope of this summary, but the corporation has endeavored to make it understandable and helpful to shareholders.

SUMMARY COMPENSATION TABLE

    The following table presents, for the fiscal years shown, the annual and long-term cash and other compensation paid to, or accrued for, each of First of America's five most highly compensated executive officers, including the two persons serving as chief executive officer during 1996 (the "Named Executives").

SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                         ---------------------------------
                                            ANNUAL COMPENSATION                  AWARDS            PAYOUTS
                                      --------------------------------   -----------------------   -------
                                                                         RESTRICTED   SECURITIES
                                                          OTHER ANNUAL     STOCK      UNDERLYING    LTIP      ALL OTHER
          NAME AND                    SALARY     BONUS    COMPENSATION    AWARD(S)     OPTIONS     PAYOUTS   COMPENSATION
     PRINCIPAL POSITION        YEAR   ($)(1)      ($)        ($)(2)        ($)(3)        (#)         ($)        ($)(4)
----------------------------   ----   -------   -------   ------------   ----------   ----------   -------   ------------
Richard F. Chormann(5)         1996   565,400   221,638       -0-           -0-        150,000         -0-          -0-
Chairman, President and        1995   453,600    44,453       -0-           -0-         20,600      69,758          -0-
Chief Executive Officer        1994   453,600    87,318       -0-           -0-         14,000         -0-          -0-
Daniel R. Smith(6)             1996   241,442   156,800       -0-           -0-            -0-         -0-      249,369(7)
Chairman and Chief Executive   1995   675,000    75,600       -0-           -0-         38,350     121,107          -0-
Officer                        1994   675,000   148,500       -0-           -0-         25,000         -0-          -0-
William R. Cole                1996   317,000    93,199       -0-           -0-         50,000         -0-          -0-
Chairman and Chief Executive   1995   305,000    25,620       -0-           -0-         10,400      36,452          -0-
Officer, First of America      1994   274,235    76,924       -0-           -0-          7,900         -0-          -0-
Bank - Michigan, N.A.
Thomas W. Lambert              1996   275,000    80,851       -0-           -0-         50,000         -0-          -0-
Executive Vice President and   1995   265,000    22,260       -0-           -0-          9,050      34,261          -0-
Chief Financial Officer        1994   265,000    43,725       -0-           -0-          6,900         -0-          -0-
David B. Wirt                  1996   275,000    80,851       -0-           -0-         50,000         -0-          -0-
Executive Vice President       1995   265,000    22,260       -0-           -0-          9,050      34,261          -0-
                               1994   265,000    43,725       -0-           -0-          6,900         -0-          -0-
Donald J. Kenney               1996   266,500    78,352       -0-           -0-         50,000         -0-          -0-
Executive Vice President       1995   260,000    21,840       -0-           -0-          8,850      31,253          -0-
                               1994   236,925    39,093       -0-           -0-          6,750         -0-          -0-

-------------------------------------------
(1) Deferred compensation is included.
(2) There were no other significant compensation items required to be disclosed as other annual compensation for the years shown.
(3) As described more fully under the caption "Long-Term Compensation Plan Awards in Last Fiscal Year," as of December 31, 1996, each of the Named Executives other than Mr. Smith held Performance Share Rights to receive an equivalent number of shares of restricted stock upon the corporation's attainment of certain return on equity and efficiency ratio goals. The number of Rights and the value of the related restricted stock (based on the closing price on the New York Stock Exchange as of December 31, 1996) are as follows: Mr. Chormann, 20,000 Rights valued at $1,202,500; Mr. Cole, 6,000 Rights valued at $360,750; Mr. Lambert, 6,000 Rights valued at $360,750; Mr. Wirt, 6,000 Rights valued at $360,750; and Mr. Kenney, 6,000 Rights valued at $360,750.
(4) Except as described for Mr. Smith, the corporation does not provide any other forms of executive compensation.
(5) Mr. Chormann became Chairman, President and Chief Executive Officer on May 1, 1996, prior to which he was President and Chief Operating Officer.
(6) Mr. Smith retired as Chairman and Chief Executive Officer on May 1, 1996. He remains a director of the corporation.
(7) The amount shown is comprised of (i) $218,269 awarded to Mr. Smith in connection with his retirement, (ii) $14,000 in corporate and affiliate non-employee director's retainer fees, and (iii) $17,100 paid in corporate and affiliate board and committee meeting fees.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table presents information concerning the stock options granted to the Named Executives under the First of America Bank Corporation Stock Compensation Plan (the "Employee Stock Compensation Plan") during 1996 and the potential realizable value for the stock options granted based on future market appreciation assumptions.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                                             ASSUMED ANNUAL RATES OF STOCK
                                               INDIVIDUAL GRANTS                         PRICE APPRECIATION FOR OPTION TERM(1)
                          ------------------------------------------------------------   --------------------------------------
                             NUMBER OF
                            SECURITIES        % OF TOTAL       EXERCISE
                            UNDERLYING          OPTIONS         OR BASE
                              OPTIONS         GRANTED TO         PRICE
                              GRANTED        EMPLOYEES IN       ($/SH)      EXPIRATION
          NAME                (#)(2)          FISCAL YEAR         (3)          DATE      0% ($)      5% ($)          10% ($)
------------------------  ---------------   ---------------   -----------   ----------   ------   -------------   -------------
Richard F. Chormann(4)        150,000             30%           $54.44      10/28/2006    -0-         5,136,000      13,014,000
Chairman, President
and Chief Executive
Officer
Daniel R. Smith(5)                -0-             -0-            --             --        --           --              --
Chairman and Chief
Executive Officer
William R. Cole                50,000              10            54.44      10/28/2006    -0-         1,712,000       4,338,000
Chairman and Chief
Executive Officer, First
of America Bank -
Michigan, N.A.
Thomas W. Lambert              50,000              10            54.44      10/28/2006    -0-         1,712,000       4,338,000
Executive Vice
President and Chief
Financial Officer
David B. Wirt                  50,000              10            54.44      10/28/2006    -0-         1,712,000       4,338,000
Executive Vice
President
Donald J. Kenney               50,000              10            54.44      10/28/2006    -0-         1,712,000       4,338,000
Executive Vice
President
All Shareholders                                                                                  2,049,711,000   5,193,719,000

-------------------------------------------

(1) The potential realizable value is reported net of the option price, but before income taxes associated with exercise. The estimated amounts presented represent assumed annual compounded rates of appreciation from the date of grant through the expiration of the options. Actual gains on exercise, if any, are dependent on the future performance of the corporation's common shares. The 5% and 10% rates of appreciation would result in per share prices of $88.68 and $141.20, respectively. The amounts shown for "All Shareholders" are based on 59,863,058 shares (number of shares outstanding as of February 3, 1997). This presentation is not intended to forecast possible future appreciation of the corporation's common shares.
(2) Vesting is based on achievement of the stock price targets of $62.50, $72.50 and $85.00. One-third of the stock options vest at each stock price target. All unvested stock options will become vested on October 29, 2003, provided the option holder remains employed on such date. The vested stock options may be exercised at any time after October 29, 1997.
(3) The option price shown represents the average of the high and low prices on the New York Stock Exchange on the grant date.
(4) Mr. Chormann became Chairman, President and Chief Executive Officer on May 1, 1996, prior to which he was President and Chief Operating Officer.
(5) Mr. Smith retired as Chairman and Chief Executive Officer on May 1, 1996. He remains a director of the corporation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

    The following table presents information about the exercise during 1996, by the Named Executives, of stock options previously granted under the 1987 Stock Option Plan. Also shown are the number of shares covered by and the estimated value of unexercised options under both the 1987 Stock Option Plan and the Employee Stock Compensation Plan at December 31, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF               VALUE OF
                                                                SECURITIES UNDERLYING        UNEXERCISED
                                                                 UNEXERCISED OPTIONS        IN-THE-MONEY
                                                                    AT FY-END (#)       OPTIONS AT FY-END ($)
                                                                ---------------------   ---------------------
                            SHARES ACQUIRED    VALUE REALIZED       EXERCISABLE/            EXERCISABLE/
          NAME              ON EXERCISE (#)         ($)             UNEXERCISABLE         UNEXERCISABLE(1)
-------------------------   ----------------   --------------   ---------------------   ---------------------
Richard F. Chormann(2)              -0-               -0-          92,350 / 168,400      3,082,610 /1,211,083
Chairman, President
and Chief Executive
Officer
Daniel R. Smith(3)               14,000           495,250         176,150 /      -0-     5,247,206 /       -0-
Chairman and Chief
Executive Officer
William R. Cole                     -0-               -0-          38,833 /  59,567      1,241,433 /  472,679
Chairman and Chief
Executive Officer, First
of America Bank -
Michigan, N.A.
Thomas W. Lambert                 3,200            69,002          32,117 /  58,333        986,256 /  448,450
Executive Vice
President and Chief
Financial Officer
David B. Wirt                       -0-               -0-          38,217 /  58,333      1,225,444 /  448,450
Executive Vice
President
Donald J. Kenney                    -0-               -0-          36,150 /  58,150      1,197,481 /  444,844
Executive Vice
President

-------------------------------------------
(1) The estimated value of the unexercised option shares was based on the closing price on the New York Stock Exchange on Tuesday, December 31, 1996 of $60.125.
(2) Mr. Chormann became Chairman, President and Chief Executive Officer on May 1, 1996, prior to which he was President and Chief Operating Officer.
(3) Mr. Smith retired as Chairman and Chief Executive Officer on May 1, 1996. He remains a director of the corporation.

LONG-TERM COMPENSATION PLAN AWARDS IN LAST FISCAL YEAR

    The following table reflects: (1) estimated future cash payments under First of America's Long-Term Incentive Compensation Plan based on the Named Executive's target award and the minimum threshold and maximum amounts for the three-year performance cycle beginning January 1, 1996; and (2) performance share rights under the Employee Stock Compensation Plan held by the Named Executive and the threshold and maximum amounts for the performance period between January 1, 1997 and June 30, 1998. Estimated cash payments under the Long-Term Incentive Compensation Plan, reported as the first line for each Named Executive, are contingent upon attaining the corporation's earnings per share performance goals during the performance cycle shown. Restricted stock awards pursuant to performance share rights under the Employee Stock Compensation Plan, reported as the second line for each Named Executive, are contingent upon attaining return on equity and efficiency ratio performance goals during the performance period shown. Both First of America's Long-Term Incentive Compensation Plan and Employee Stock Compensation Plan are more fully described in the Nominating and Compensation Committee Report on Executive Compensation under the captions "Long-Term Incentive Compensation" and "Stock-Based Compensation".

LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                                            ESTIMATED FUTURE PAYOUTS
                                                                                    UNDER NON-STOCK PRICE-BASED PLAN (1)(2)
                                                        PERFORMANCE            --------------------------------------------------
                                                         OR OTHER
                                 NUMBER OF             PERIOD UNTIL
                                  UNITS OR             MATURATION OR            THRESHOLD             TARGET            MAXIMUM
           NAME                 OTHER RIGHTS              PAYOUT                ($) OR (#)          ($) OR (#)         ($) OR (#)
--------------------------      ------------         -----------------         ------------         ----------         ----------
Richard F. Chormann(3)            None               1/1/96 - 12/31/98              $52,500          210,000            273,000
Chairman, President and          20,000              1/1/97 - 6/30/98          6,667 shares           20,000             20,000
Chief Executive Officer
Daniel R. Smith(4)                None               1/1/96 - 12/31/98              $ 3,889           15,555             20,222
Chairman and Chief                None                      --                      --                 --                 --
Executive Officer
William R. Cole                   None               1/1/96 - 12/31/98              $19,813           79,250            103,025
Chairman and Chief                6,000              1/1/97 - 6/30/98          2,000 shares            6,000              6,000
Executive Officer
First of America Bank -
Michigan, N.A.
Thomas W. Lambert                 None               1/1/96 - 12/31/98              $17,188           68,750             89,375
Executive Vice President          6,000              1/1/97 - 6/30/98          2,000 shares            6,000              6,000
and Chief Financial
Officer
David B. Wirt                     None               1/1/96 - 12/31/98              $17,188           68,750             89,375
Executive Vice President          6,000              1/1/97 - 6/30/98          2,000 shares            6,000              6,000
Donald J. Kenney                  None               1/1/96 -12/31/98               $16,656           66,625             86,613
Executive Vice President          6,000              1/1/97 - 6/30/98          2,000 shares            6,000              6,000

-------------------------------------------
(1) In the first line for each Named Executive, the minimum incentive award shown under the column titled "Threshold" represents the estimated payment that would be awarded if the corporation's minimum internal earnings per share threshold is attained for the performance cycle. The "Target" and "Maximum" estimated payments will be awarded if 100% and 120% achievement of the corporation's earnings per share goals are attained for the performance cycle. The estimated future payouts under the threshold, target and maximum award columns were computed based on the Named Executive's 1996 base salary. Actual incentive payments made, if any, will be determined using the Named Executive's average base salary over the three-year performance cycle.
(2) In the second line for each Named Executive, amounts shown under the column titled "Number of Units or Other Rights" are the number of Performance Share Rights granted under the Employee Stock Compensation Plan. Based on the particular number of such Rights, the number of shares shown under the column titled "Threshold" represents the restricted stock award that would be made if achievement of the corporation's minimum return on equity and efficiency ratio goals (specified for purposes of the performance share rights held) are attained during the last quarter of the performance cycle. The "Target" (which is also the "Maximum") restricted stock award will be made if achievement of the corporation's targeted return on equity and efficiency ratio goals (specified for purposes of the performance share rights held) are attained for two consecutive quarters, or during the last quarter, of the performance cycle. The estimated Employee Stock Compensation Plan future restricted stock payouts under the threshold, target and maximum award columns were computed based on the number of Rights to receive restricted stock awards granted to the Named Executive in 1996.
(3) Mr. Chormann became Chairman, President and Chief Executive Officer on May 1, 1996, prior to which he was President and Chief Operating Officer.
(4) Mr. Smith retired as Chairman and Chief Executive Officer on May 1, 1996. He remains a director of the corporation.

RETIREMENT PROGRAM

    The benefits shown in the table below are the estimated combined annual benefits payable at the normal retirement age of 65 to a participant in the First of America Bank Corporation Employees' Retirement Plan ("Retirement Plan"), a qualified non-contributory defined benefit plan, and First of America's two supplemental retirement plans ("Supplemental Plans"), unfunded non-qualified plans, on a straight life annuity basis before reduction for social security benefits, as further described below.

PENSION PLAN TABLE

                                  YEARS OF SERVICE
REMUNERATION    ----------------------------------------------------
    (1)            15         20         25         30         35
------------    --------   --------   --------   --------   --------
 $  200,000       60,000     80,000    100,000    120,000    140,000
 $  300,000       90,000    120,000    150,000    180,000    210,000
 $  400,000      120,000    160,000    200,000    240,000    280,000
 $  500,000      150,000    200,000    250,000    300,000    350,000
 $  600,000      180,000    240,000    300,000    360,000    420,000
 $  700,000      210,000    280,000    350,000    420,000    490,000
 $  800,000      240,000    320,000    400,000    480,000    560,000
 $  900,000      270,000    360,000    450,000    540,000    630,000
 $1,000,000      300,000    400,000    500,000    600,000    700,000
 $1,100,000      330,000    440,000    550,000    660,000    770,000
 $1,200,000      360,000    480,000    600,000    720,000    840,000

-------------------------------------------
(1) Average annual compensation as provided by the Retirement Plan and the Supplemental Plans.

    The retirement benefit formula for the Retirement Plan is based on a participant's final average compensation and years of service with the corporation or subsidiary. The Retirement Plan benefit formula is 70 percent of the participant's final average compensation minus 50 percent of the primary social security benefit, prorated for service of less than 35 years. Compensation, for determinations under the Retirement Plan, includes base salary and incentive payments made under the Annual Incentive Plan and is reduced by any portion of base salary or Annual Plan incentive payment deferred under a deferred compensation arrangement. Income derived from stock compensation is not included in compensation for Retirement Plan or Supplemental Plan determinations. Employees who were employed before January 1, 1985 will be entitled to receive on retirement, the higher of the benefits computed under the Retirement Plan now in effect or under the Retirement Plan in effect before January 1, 1985, which provided for a benefit equal to two percent of the final average monthly earnings times years of credited service, but not exceeding 50 percent of final average monthly earnings. The Supplemental Plans provide participants with a benefit in addition to that provided by the Retirement Plan so that the combined retirement benefit equals the benefit which the participant would have received from the Retirement Plan but for certain limitations under the Internal Revenue Code and the deferral of salary under a deferred compensation arrangement.

    The current average annual compensation and years of credited service for the Named Executives are as follows: Mr. Chormann -- $587,085, 37 years; Mr. Cole -- $338,604, 35 years; Mr. Lambert -- $320,303, 33 years; Mr. Wirt --
$320,303, 31 years; and Mr. Kenney -- $289,789, 10 years. Mr. Smith retired effective May 1, 1996 after 40 years of service and on June 1, 1996 began receiving his annual retirement benefit of $573,327 which was computed in accordance with the retirement plans described above.

MANAGEMENT CONTINUITY AGREEMENTS

    First of America has entered into Management Continuity Agreements with the Named Executives and other senior corporate and affiliate officers. The Management Continuity Agreements for executive officers, including the Named Executives, were amended and restated effective November 20, 1996 to provide that in the event of a change in control of First of America before November 20, 2001, the employment of the officer covered by the Agreement may not be terminated except for cause during the two-year and three-month period commencing three months before the date of a change in control and ending two years following the change in control (the "Change in Control Period").

    The Agreement generally defines change in control as follows: (1) five days before expiration of a tender or exchange offer that would have the effect of giving a person, entity or group beneficial ownership of 25 percent or more of First of America's voting stock; (2) consummation of a merger, consolidation or sale of substantially all assets of First of America approved by its shareholders; (3) the acquisition of beneficial ownership of 25 percent or more of First of America's voting stock by a person, entity or group; or (4) a change in composition of a majority of the Board of Directors in any period of two consecutive years without prior approval of or participation by the Board in such change.

    During the Change in Control Period, First of America or its successor may not, without the officer's consent, reduce the officer's compensation or change the officer's title or scope of responsibility or relocate his or her principal office of employment. During the thirteenth month following a change in control, the executive may resign for any reason and receive the payments specified in the Agreement. In the event an executive officer is terminated or resigns following adverse action by First of America or its successor (in accordance with the terms of the Agreement) or the executive resigns for any reason during the thirteenth month following a change in control, the officer is entitled to regular salary payments, target incentive award payments under the Annual Incentive Plan, and continuation in employee benefit plan coverages for a three-year period following the termination, as well as payment of the Long-Term Incentive Plan target award for a one year period.

    All or a portion of the payments under the Management Continuity Agreements following a change in control may constitute excess parachute payments under Internal Revenue Code, Section 280G. Excess parachute payments are subject to excise tax payable by the recipient and are not deductible by the corporation. The Agreements provide that in the event an excess parachute payment is payable to an executive officer, First of America, or its successor, shall make an additional payment to the executive so that the executive retains, after taxes, an amount equal to the excise tax on the excess parachute payment.

    In the event of the officer's death, either before or after a change in control occurs, the surviving spouse will continue to receive the regular salary payments for one year, providing that at time of death the change in control payments under the agreement have not commenced. In the event the officer becomes permanently disabled, the regular salary payments will be continued through the six-month period beginning on the date salary continuation payments under First of America's short term disability policy cease, less any payments received during that period under First of America's Long-Term Disability Plan. In addition, the officer will receive benefits under the corporate dental and health plans for one year from the date of the officer's permanent disability.

    The amount of any compensation payable under the Management Continuity Agreement in the event of a change in control will be dependent on future salary levels, annual target incentive award levels, and other factors and events in the future. First of America has established a trust which will fund benefits accruing under the Agreements and other benefit plans in the event of a change in control of First of America.

    First of America's purpose in entering into the Agreements with the officers selected is to provide financial security to those officers following a change in control and to provide an additional inducement for them to remain employed by First of America through the initial transition period. With continuation of these officers' employment reasonably assured, First of America and its shareholders should be more assured that these officers will act, with respect to a possible change in control, for the benefit of First of America and its shareholders and without concern for their own financial security.

DIRECTOR COMPENSATION

    Directors receive an annual retainer of $19,000 plus $1,100 for each Board and committee meeting attended. The chair of each committee also receives an additional annual retainer of $3,000 per year. Directors who are employees of First of America do not receive additional compensation for service as directors. The Board annual retainer fee has been increased to $26,000 annually effective January 1, 1997, to reflect average competitive board compensation for comparable peer U.S. bank holding companies. Of the annual retainer, $13,000 will be payable in equity compensation under the proposed Director Stock Compensation Plan (see "(3) Approval of Director Stock Compensation Plan"). The Board and committee meeting fees were retained at $1,100 per meeting.

    Effective April 1, 1996, the Board of Directors adopted the First of America Bank Corporation Director Deferred Compensation Plan (the "Deferral Plan") under which directors of the corporation and its affiliate banks may defer their retainer and meeting fees on a pre-tax basis. The Deferral Plan is a non-qualified, unfunded plan providing for director elections to defer 100 percent of their retainer fees and/or meeting fees, with deferred amounts accruing earnings as though they were invested in First of America Common Stock. Currently, distributions of deferral accounts will only be made in cash, either in one lump sum payment or in installment payments following the directors' retirement or other termination. Subject to shareholder approval, the Deferral Plan has been amended, restated and renamed the Director Stock Compensation Plan, which generally allows directors and other specified committee members to receive their fees in various forms of equity compensation. (see "(3) Approval of Director Stock Compensation Plan").

DIRECTOR STOCK OWNERSHIP POLICY

    The Board has adopted a Director stock ownership policy effective January 1, 1997, which applies to all current and future Directors of the corporation. This Director stock ownership policy complements the stock ownership guidelines implemented for management employees (see Management Stock Ownership Policy section) and further aligns the interests of the Directors with other shareholders. The policy requires that each Director acquire a minimum of 2,500 shares of First of America common stock or share equivalents within five years of the effective date of the policy or five years from the date of election or appointment to the Board. The ownership requirement will be adjusted to reflect certain changes in the corporation's capital structure, such as a stock dividend or split. Besides direct or personal ownership, certain forms of indirect ownership will also be included. In addition, share equivalents or phantom stock credited under the Deferral Plan or the Director Stock Compensation Plan will be counted. The share holdings and interests for most of the current Board members currently exceed the required number of shares under this ownership policy.

DIRECTOR STOCK COMPENSATION

    In addition to adopting the Director stock ownership policy, the Board also modified the director compensation program for members of the boards of First of America and its affiliates and non-board members of certain committees designated by the Nominating and Compensation Committee. Under the Director Stock Compensation Plan (which is the amended and restated Deferral Plan; see "(3) Approval of Director Stock Compensation Plan") the Nominating and Compensation Committee (the "Committee") may, once each year, specify a portion of annual retainer fees, meeting fees, committee fees or any other fees for service on boards or designated committees, which is required to be paid in a form of equity-based compensation. In every year, at least 50 percent of Board retainer fees will be paid in equity-based compensation. In addition, unless the Committee determines otherwise, all board members may elect to receive their remaining fees in equity-based compensation. It is expected that equity-based compensation will increase the share holdings of current directors, assist new directors in achieving the required stock ownership levels, and serve the long-term best interests of all shareholders. The equity-based compensation will be paid beginning in the second quarter of 1997, provided the Director Stock Compensation Plan is approved by shareholders at the Annual Meeting.

    Under the Director Stock Compensation Plan, once the Committee has specified the required levels of equity-based compensation, it will also determine the forms of equity-based compensation in which each director may be paid. The alternatives may include common stock, stock options and deferred stock equivalents known as phantom stock, and, in the case of required equity-based compensation only, restricted stock. The applicable provisions and tax consequences relating to each of these equity-based compensation alternatives varies. All equity compensation payments will be based on the market price of First of America Common Stock at the time the applicable fees are earned. This new director compensation program offers directors the flexibility to select the type of equity-based compensation which best suits their individual circumstances, while providing shareholders with the assurance that a substantial portion of director fees is paid in equity-based compensation.

                  NOMINATING AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW

    OBJECTIVES. First of America's executive compensation program is intended to attract, retain, motivate and reward highly qualified executive officers to achieve the corporation's business objectives. This executive compensation program is integrated with First of America's annual and long-term business plans in order to establish a strong link between executive compensation and corporate performance. The Nominating and Compensation Committee of First of America's Board of Directors (the "Committee") believes that a significant and direct relationship between executive compensation and corporate performance as well as its strategic objectives will enhance long-term performance and increase shareholder value. The Committee also believes that stock ownership by executive officers and stock-based compensation arrangements which align the executive officer's interests with those of First of America shareholders are beneficial in enhancing shareholder value. Based on these premises, under the direction and oversight of the Committee, First of America has implemented an executive compensation program that encourages and facilitates stock ownership by executive management and under which, over the longer-term, more than half of the compensation of First of America's executive officers is variable and directly dependent upon corporate financial performance. To motivate improved performance and more closely align the relationship between the executive compensation program and shareholder value, the Committee approved a new long-term stock compensation program for executive officers effective in 1996 and modification of the Annual Incentive Compensation Plan for 1997 as well as approving a stock ownership policy for all stock plan participants. The revisions to the executive compensation programs are described in detail within the "Stock-Based Compensation" and "Annual Incentive Compensation" sections of this report.

    The Committee recognizes that Section 162(m) of the Internal Revenue Code imposes a $1 million annual limitation on the tax deduction available to the corporation for compensation paid to any executive under certain nonperformance based compensation plans. It is generally the corporation's intention to pay compensation which is tax deductible. The Committee recognizes, however, that certain payments following a change in control pursuant to the Management Continuity Agreements may result in compensation in excess of the $1 million annual limitation under Section 162(m).

    COMPONENTS OF COMPENSATION. The major components of First of America's executive compensation program consist of a formal base salary program, the Annual Incentive Compensation Plan ("Annual Plan"), the Long-Term Incentive Compensation Plan through December 31, 1998 ("Long-Term Plan"), the 1987 Stock Option Plan and the Employee Stock Compensation Plan (the latter two plans collectively, the "Stock Plans"). The program also includes participation by executive officers in various indirect compensation plans and arrangements, most of which are available on the same terms to all employees of First of America and its affiliates. These plans and arrangements include a pension plan, supplemental retirement plans, 401(k) and supplemental savings plans, term life and long-term disability insurance, and medical and dental care plans. Indirect compensation of executive officers through these plans and arrangements is considered by the Committee to be part of the executive officer's total compensation. The primary components of First of America's executive compensation program are described below in combination with a discussion of the relationship of the compensation program to First of America's performance (see "Relationship of Executive Compensation to Corporate Performance").

MANAGEMENT STOCK OWNERSHIP POLICY

    The Board of Directors adopted stock ownership guidelines effective in October, 1996 for all current participants of the Employee Stock Compensation Plan. The guidelines are intended to encourage increased ownership of First of America Common Stock by executive and management staff, motivate management to increase shareholder value, and more closely align management and shareholder interests. These guidelines apply to over 175 management employees and establish ownership targets which vary by position and responsibility level. The ownership targets are expressed as a specified number of shares for each position and range from 50,000 shares for the Chairman, President and Chief Executive Officer ("CEO") (10,000 -- 15,000 shares for other executive officers) to 1,000 shares for Stock

Compensation Plan participants at lower management levels. These targets will be adjusted for certain changes in the corporation's capital structure such as a stock dividend or split.

    It is expected that the ownership targets will be achieved within the five-year interval following the later of the effective date of this policy or the initial date of participation under the Stock Compensation Plan. Future stock option grant levels may be adversely impacted by failure to achieve the ownership targets. Direct and certain forms of indirect stock ownership will be counted toward achieving these targets. Shares held under the Reserve Plus 401(k) plan and share equivalents credited under the non-qualified Supplemental Savings Plan will also be counted for this purpose. However, unexercised stock options under the 1987 Stock Option Plan and the Employee Stock Compensation Plan will not be credited for ownership purposes. The Committee intends to monitor management's progress toward achievement of these ownership guidelines on an annual basis over the next five years and report the results in the annual proxy statement.

NOMINATING AND COMPENSATION COMMITTEE RESPONSIBILITY

    GENERAL. The Committee is responsible for the establishment and administration of all significant compensation programs, including those covering executive officers. Under First of America's executive compensation program, the Committee, with assistance from First of America's management, reviews, and when appropriate, approves or recommends to the Board of Directors adoption of new executive compensation programs and changes to existing components of the executive compensation program based on their relationship to corporate performance and the competitive market for recruitment, remuneration and retention of executive personnel. In administering the compensation program, the Committee also reviews the performance of First of America's executive officers, including the Named Executives, and their contributions to the corporation's performance results to determine their compensation levels under the various components of the program, including base salaries, incentive payments under the Annual and Long-Term Plans, and stock grants under the corporation's Stock Plans.

    PEER COMPARISONS. The Committee is also responsible for selecting the peer groups to which its executive compensation and corporate performance, for purposes of its executive compensation, are compared. The peer groups consist of comparably sized U.S. bank holding companies within established asset range parameters and, as a result, the bank holding companies which comprise the peer groups will vary from year to year. First of America targets its executive compensation levels, including the base salaries and target incentive award opportunities at the median or average competitive levels of the applicable peer universe. The defined peer group for each of the executive compensation plans differs from the composition of bank holding companies included in the KBW 50 Index referenced under the Performance Graph appearing later in this document. The KBW 50 Index consists of fifty of the largest U.S. bank holding companies, including the money center banks, many of which are substantially larger than First of America. First of America limits its peer groups for compensation comparisons to smaller select groups of comparably sized U.S. bank holding companies, substantially all of which are also included under the KBW 50 Index.

    The Committee considers that these peer groups represent the primary competitors in the banking industry for financial performance measurement reasons as well as employee recruitment, remuneration and retention. The composition of the peer groups used for determining external performance goals are established by the Committee at the beginning of the particular year for the Annual Plan and at the beginning of each three year performance period for the Long-Term Plan. The peer group for measurement of peer financial performance results under the Annual Plan in 1996 consisted of similarly situated U.S. bank holding companies with assets of $12 to $50 billion. The Long-Term Plan peer group for measurement of peer EPS performance results during the 1994-1996 performance period consisted of similarly situated U.S. bank holding companies with assets of $10 to $40 billion at the beginning of that performance period. The 1996 peer group for base salary and other compensation comparisons consisted of a narrower range of fourteen comparably sized U.S. bank holding companies with assets of $15 to $45 billion, selected such that First of America's asset level is positioned at the median of the asset range. The narrower asset range for the peer group of bank holding companies utilized for base salary comparisons more accurately reflects the prevailing competitive market for qualified executives at other comparably sized bank holding companies with similar responsibilities than would a peer group such as the KBW 50 Index with its broader asset range.

RELATIONSHIP OF EXECUTIVE COMPENSATION TO CORPORATE PERFORMANCE

    SALARY. First of America's executive officers' salaries, including the Named Executives, are determined in accordance with a formal base salary program, which is approved and periodically reviewed by the Committee. This program provides formalized salary adjustment guidelines and base salary range parameters to guide the Committee's decision making concerning executive base salary levels. The base salary ranges are mainly determined by the employee's internal position responsibility and external market comparisons with the prevailing base salary levels of similar positions with comparable responsibilities in other comparably-sized bank holding companies, with equal consideration being given to both factors. The midpoints of the salary ranges are targeted at the median or average competitive levels of the peer group, and executives are expected to achieve the midpoint of their salary range over a reasonable time interval. Current base salaries for the executive officer group as a whole are slightly below the midpoints of their applicable salary ranges. Base salary comparisons are made to the median or average competitive levels of the peer group without regard to the fact that First of America does not provide such company-paid perquisites as personal automobiles or club memberships as is the practice for many of the peer organizations.

    The base salary program is performance-based, with executive base salary increases and progression within the assigned salary ranges entirely dependent upon individual performance. Management performance plans with individually defined objectives are established annually for the executive officers, and base salary decisions are principally based on the assessment of the executive's actual performance results relative to the objectives defined in the performance plan. These objectives consist of both personal objectives unique to the individual executive and common corporate profit plan or business plan goals, many of which are shared by the executive officers as a group.

    The base salaries of executive officers for 1996 were determined by the Committee in February 1996 based on 1995 performance considerations. In reviewing the base salary recommendations for the executive officers, the Committee first considered the salary increase guidelines in effect for 1996 and then the individual performance of the executive officers relative to their personal objectives as well as general consideration of common corporate performance factors, as deemed appropriate. The common corporate performance factors included, on an equal basis, 1995's return on common equity ("ROE") of
13.89 percent and fully diluted earnings per share ("EPS") of $3.73. These common corporate performance factors were considered in conjunction with the individual performance assessment of the executive officers.

    ANNUAL INCENTIVE COMPENSATION. The Annual Plan is intended to reward a broad range of First of America's and its affiliates' management employees, including the Named Executives, for achievement of specific ROE goals. Annual bonuses paid to First of America's executive officers, including the Named Executives, are determined in accordance with the corporation's Annual Plan. The Committee is responsible for reviewing and approving incentive payments under the Annual Plan. Target incentive awards for a given year are set based on a percentage of the participant's current base salary. Incentive payments for 1996 were based on a comparison of First of America's ROE achievement with the corporation's internal annual profit plan ROE goal and with an external ROE goal which was determined by the median ROE of a selected peer group of comparably sized U.S. bank holding companies. The internal and external ROE goals were weighted equally for purposes of determining awards for participants under the Annual Plan. The target amounts were paid if both the internal and external ROE goals were fully (100 percent) achieved. No incentive payments were made to participants unless First of America's ROE was at least 80 percent of the internal goal or at least 90 percent of the external goal.

    During 1996, First of America's reported earnings were reduced by an unplanned non-recurring after-tax expense of $13.9 million associated with the required one-time Savings Association Insurance Fund (SAIF) assessment. As contemplated by the Annual Plan, the Committee adjusted the corporation's 1996 ROE to exclude this unplanned nonrecurring expense for purposes of determining the 1996 incentive awards. The Committee made this adjustment because of the relatively broad based participation under the Annual Plan and the fact that this expense was not included under the 1996 profit plan. By adjusting the ROE results, the Committee believes that the incentive awards more accurately reflect the participants' contributions toward core earnings performance for the year.

    The corporation's adjusted ROE of 15.14 percent was 107.8 percent of the internal ROE goal which resulted in award payments of 132.0 percent of the participant's annual target award level for this component of the Plan. The Committee also adjusted both the corporation's ROE and the ROE results of the peer bank group to determine incentive compensation results under the external peer group ROE goal. Adjusted ROE results, excluding the SAIF assessment expense, were determined for the peer banks to provide comparable performance results to the corporation's adjusted ROE for performance measurement under the peer group ROE goal. The corporation's adjusted ROE performance was 91.0 percent of the adjusted external peer group goal of 16.63 percent which resulted in award payments of 64.0 percent of the participant's annual target award for this component of the Plan.

    Based on the foregoing, the corporation's consolidated performance was 99.4 percent of the composite of the internal and external ROE goals. This resulted in annual incentive award payments of 98.0 percent of each participant's, including the Named Executives, annual target award opportunity for 1996. Based on peer group data available for 1995 and estimates for 1996, these incentive awards, including the CEO's award, were below the median level of similar compensation paid by a selected group of comparably sized U.S. bank holding companies.

    The Committee has approved the amendment of the Annual Incentive Plan for 1997 to place added emphasis on the importance of achieving the corporation's annual earnings objectives while providing higher target incentive opportunities for the achievement of these objectives. The performance measures are being revised to focus exclusively on improved corporate earnings to enhance shareholder value. For 1997, corporate performance results will only be measured under the corporate ROE goal rather than the combination of the internal corporate ROE and external peer group ROE goals previously in effect. To complement this change as well as to support the corporate restructuring scheduled to occur during 1997, line of business performance measures are being introduced for most participants to facilitate the achievement of the corporation's 1997 profit plan objectives. Specific performance goals will be established under the business unit measures for every participant based on their position responsibilities. This reinforces the importance of achieving the performance expectations at the business unit level. A significant portion of the participant's incentive award will be determined by their performance results under these business unit measures. Concurrent with this change, the target incentive opportunities are also being increased to competitive levels to ensure that the incentive compensation provided under the Annual Plan is commensurate with the position responsibilities and higher performance expectations as well as to provide a competitive compensation structure to attract, reward, and retain qualified management.

    Further Annual Plan changes are also intended to motivate improved corporate performance results. The minimum performance threshold level for the corporate ROE component will be increased from the present minimum achievement level of 80 percent to 85 percent effective in 1997 to raise the overall performance standards under the Annual Plan. No incentive awards will be payable to any Annual Plan participant if the corporation does not achieve at least 85 percent of its 1997 ROE goal. Annual Plan participants will also be required to achieve a minimum composite performance level of at least 90 percent of their business unit goals to receive any payment under the corporate ROE component. To recognize and reward superior performance results in 1997, the maximum incentive opportunity is also being increased from 160 percent of participants' target award levels at a 120 percent achievement level to 200 percent of the target award level at a 130 percent achievement relative to the Plan goals. All of these changes are intended to establish higher performance standards and to motivate higher performance achievement by Annual Plan participants.

    LONG-TERM INCENTIVE COMPENSATION. First of America's Long-Term Plan is designed to motivate and reward its executive officers for achievement of specific EPS goals over a three year performance cycle. The Committee is responsible for overseeing the administration of the Long-Term Plan which includes the review and approval of incentive awards payable under the Plan. The Long-Term Plan target award levels and actual incentive payments are based on a percentage of the executive officer's average base salary payable over rolling three year performance cycles.

    The Long-Term Plan includes both an internal EPS goal, based on the corporation's EPS growth objectives, and an external EPS growth goal which measures the corporation's EPS growth relative to the EPS growth of a peer group of comparably sized bank holding companies. The internal and external EPS goals are weighted equally for purposes of determining incentive payments under the Long-Term Plan. Long-term incentive payments are based on a comparison of First of America's actual EPS achievement for the three year performance cycle, compared to the corporation's internal EPS goal for the period as well as the external EPS growth goal which is 110 percent of the median compounded annual EPS growth rate for a peer group of comparably sized U.S. bank holding companies over the same performance cycle.

    The internal EPS goal is established at the beginning of each three-year performance period, while the external EPS growth goal is determined following the close of every three-year performance period based on the median EPS growth results of the applicable peer group during that period. Incentive awards under the internal and external EPS goals are computed and paid independently of one another. The maximum long-term incentive payments are limited to 130 percent of the executive officer's target award level for corporate EPS growth results which equal or exceed 120 percent of both the internal and external EPS growth goals. The highest target award opportunity of 35 percent of average base salary during the performance period is provided for the Chairman, President and CEO of the corporation, which limits his maximum potential incentive award opportunity to 45.5 percent of his average base salary for the given period.

    The Long-Term Plan results for the three-year performance period ending December 31, 1996 were determined under both the internal and external EPS goals. No incentive award was payable under the Long-Term Plan for this period because the Corporation did not achieve the minimum EPS performance threshold of $5.10 under the internal EPS goal or the minimum threshold of 10.86 percent compounded annual EPS growth under the external peer group goal as of the end of the performance period.

    The Long-Term Plan will be discontinued at the close of the 1996-1998 performance period ending December 31, 1998 to place greater focus on equity based long-term compensation programs. The new equity based compensation program is discussed under the Stock-Based Compensation section. Future performance results and any applicable incentive awards will continue to be determined and payable to Long-Term Plan participants under the existing terms and conditions of the Plan for the final two performance periods ending December 31, 1997 and December 31, 1998.

    STOCK-BASED COMPENSATION. The corporation's stock compensation programs are intended to align the long-term interests of its executive officers and management staff with those of its shareholders and to motivate achievement of enhanced long-term shareholder value. The long-term compensation strategy for executive officers, including the Named Executives, was revised in 1996 to place greater focus on long-term performance-based stock compensation programs to provide a closer correlation between executive compensation and both the corporation's future financial and stock price performance. The changes in the long-term compensation structure described below should result in increased emphasis on enhancing future shareholder value.

    Stock option grants in years prior to 1996 were made under the 1987 Stock Option Plan. No further stock options will be granted under the 1987 Stock Option Plan. Beginning in 1996, the Employee Stock Compensation Plan approved by shareholders at the 1996 Annual Meeting was implemented. Stock options exercised by the corporation's executive officers in 1996, including the Named Executives shown in the Summary Compensation and the Aggregated Option Exercises in Last Fiscal Year Tables, were granted in previous years under the 1987 Stock Option Plan.

    Stock options previously granted under the 1987 Stock Option Plan have a ten-year term and will remain in effect until either the options are exercised or the ten-year term expires. Nonstatutory stock options to purchase shares of First of America Common Stock were granted to a broad range of management level employees of the corporation and its subsidiaries at option prices not less than fair market value as of the grant dates under the prior 1987 Stock Option Plan. Options granted under the 1987 Stock Option Plan vest and become exercisable over a three-year period such that one-third of the option shares may be exercised one year after the grant date, two-thirds after two years, and all shares after three years.

    Beginning in 1996, stock-based compensation was provided under the Employee Stock Compensation Plan adopted earlier in the year. Under this Employee Stock Compensation Plan, the Committee may approve stock options or restricted stock grants which may be contingent on achievement of specific performance-based criteria as defined under the Plan. The option price for stock options and the value of restricted stock awards granted under this Plan are based on the fair market value as of the date of the grant. The Committee determines the participants to whom restricted stock or option grants are made, the number of shares or options to be awarded, and the vesting terms of the grant, including any performance criteria and objectives related to the award, which are not specifically defined by the Plan. In addition, the Committee also determines any other terms or conditions for such grants, including the timing and expiration date of the awards, which are not specifically defined by the Plan.

    The new long-term stock compensation program adopted by the Committee for the Corporation's executive officers consists of performance-based stock options ("Performance Stock Options") and performance-based rights ("Performance Share Rights") to receive shares of restricted stock ("Shares"). These forms of equity-based compensation are designed to provide additional incentives that will motivate executive management toward achieving aggressive corporate financial performance objectives and stock price targets which, in turn, should enhance long-term shareholder value and more closely align the long-term compensation for executive officers with shareholder interests. This compensation program is also intended to increase the stock ownership levels of executive officers.

    Vesting under the Performance Stock Options is contingent on achievement of predetermined stock price targets. The performance vesting feature is designed to motivate executives to improve corporate earnings which should result in future stock price appreciation. Performance Stock Options will be granted to the executive officers every two years and replace the prior stock option grant practices with service based vesting. The option price for Performance Stock Options is determined by the fair market value of First of America Common Stock at the grant date. For the initial Performance Stock Option granted on October 29, 1996 as defined under the "Option Grants in the Last Fiscal Year Table," the option price amounted to $54.44 per share.

    Until October 29, 2003, the Performance Stock Options will vest upon achievement of the predetermined stock price targets of $62.50, $72.50, and $85.00 per share. One-third of the option shares granted to the executive officers on October 29, 1996 will vest when each of these stock price targets are achieved. The market price of First of America Common Stock must be maintained at or above these stock price targets for a minimum of 15 days out of 25 consecutive trading days before the option grants become vested. The vested options may be exercised on or after October 29, 1997. After seven years following the grant date, any options that have not previously vested will vest and may be exercised for the remainder of the option term. The Performance Stock Options granted on October 29, 1996 have a ten-year term. In the event of a change in control of the corporation prior to October 29, 2003, Performance Stock Options, which have not yet vested by achieving the stock price targets, will expire without compensation to the option holder. The Performance Stock Options also expire upon termination of employment except where termination is due to retirement, disability or death.

    Awards of Shares to be made pursuant to the Performance Share Rights are contingent upon the corporation achieving aggressive ROE and efficiency ratio goals during the 18-month performance period commencing on January 1, 1997 and ending June 30, 1998. These goals were established by the Committee in October, 1996. Shares will be awarded to the executives only if the specified performance goals are achieved within this designated period. As with the Performance Stock Options, the Committee intends to grant in every other year Performance Share Rights subject to achievement of defined financial performance objectives.

    The full number of Shares will be awarded if the ROE goal as well as the efficiency ratio goal are attained at the end of the 18-month performance period. The Shares may be granted prior to the end of this period if both the ROE and efficiency ratio goals are achieved for two consecutive quarters before the close of the period. None of the Shares will be granted if the corporation does not achieve the minimum ROE threshold and a minimum efficiency ratio by the end of the performance period. The Committee has determined that the specific ROE and efficiency ratio goals are confidential and relate to the corporation's business strategy and, as a result, are not disclosed herein. A portion of the Shares will be granted if the corporate ROE and efficiency ratio results exceed the minimum performance thresholds but are below the goal attainment. If the performance objectives are achieved and the Shares are awarded, these Shares are then subject to a three-year restriction period following the grant date and shall be forfeited upon any termination of the executive during that period for reasons other than death, disability or retirement. In the event of a change in control of the corporation before the performance objectives are achieved, the Performance Share Rights will be canceled and no Shares will be granted under the program. If a change in control occurs after the Shares have been granted but before they have vested and if the executive's employment terminates so as to result in payments under a Management Continuity Agreement, then vesting of the Shares will be accelerated to the date of termination.

    The Committee had previously established a practice of granting annual stock option awards to all stock plan participants in October each year. However, the normal annual stock option award which would have been made in October 1996 was deferred to 1997 so that the participants' work performance and contributions to the 1996 performance results could be taken into consideration in the grant allocation process.

    Stock options under the 1987 Stock Option Plan and the Employee Stock Compensation Plan have option prices equal to the market price of the underlying shares on the grant date. The value to be realized from the options, if any, is dependent on appreciation in the market price for First of America Common Stock above the option price. The date of exercise, and, thus the time frame within which value may be realized and the relationship of that value to the corporation's performance, will be determined by the individual option holder. The Stock Plans do not permit the adjustment of the option price, except to recognize changes in capitalization, such as stock splits and dividends, following the option grant.

    OTHER COMPENSATION ARRANGEMENT. First of America maintains certain broad-based employee benefit plans, such as the 401(k) plan, in which the corporation's executive officers may participate on the same terms as other employees who meet the applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The corporation maintains companion supplemental savings and supplemental retirement plans to restore benefits limited by the Internal Revenue Service's maximum benefit or contribution limitations on the executive officer's participation under the tax-qualified plans. There are no matching contributions for executive officers under the 401(k) and supplemental savings plans, because of plan exclusions for participants in the Long-Term Plan. Also, no company paid automobiles, club memberships or any other major perquisites are provided by the corporation to the Named Executives. Benefits under these arrangements are not directly related to First of America's corporate performance.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Committee reviews the performance and base salary of the Chief Executive Officer ("CEO") annually and determines his base salary based on this performance review. The base salary of the CEO is determined by the Committee within a defined salary range which is established by the Committee in advance of formulating any base salary increase recommendations. The salary range is based on prevailing competitive market levels for chief executive officer positions in other comparably sized multifaceted independent banking institutions. Specifically, the midpoint of this salary range is targeted at the average competitive market level for comparable CEO positions in peer U.S. bank holding companies as described earlier in the report.

    DANIEL R. SMITH. Mr. Daniel R. Smith retired as Chairman and Chief Executive Officer effective May 1, 1996 after a successful career of over 40 years with the corporation. He continues his service with the corporation as a Director and member of the Executive and Public Policy Committees of the Board and the Unified Trust Committee. Mr. Smith's 1995 base salary was retained at $675,000 for 1996. However, in recognition and appreciation of his past contributions to the growth and success of the corporation and its positive assessment of his tenure as Chairman and CEO, the Committee awarded Mr. Smith $218,269, in connection with his retirement. Mr. Smith began receiving his monthly retirement benefits under the Corporation's retirement plans effective June 1, 1996.

    Mr. Smith received a prorated incentive award of $156,800 under the Annual Incentive Plan for 1996. His Annual Plan award was determined in accordance with the terms and conditions of the Plan and the performance results described earlier in this report, except that the payment made in connection with Mr. Smith's retirement was taken into consideration with his base salary in determining the amount of his incentive award.

    Mr. Smith did not receive any Long-Term Plan award for the three-year performance period ending December 31, 1996 because the corporation did not achieve the minimum performance level under either the internal or external EPS goals and no incentive award was payable under the Long-Term Plan.

    Mr. Smith did not receive any stock compensation or stock option grants prior to his retirement in 1996.

    RICHARD F. CHORMAN. Mr. Richard F. Chormann assumed the office of Chairman, President and Chief Executive Officer of the corporation on May 1, 1996. The Committee increased Mr. Chormann's 1996 base salary from $453,600 to $500,000 effective January 1, 1996, based on his performance and contributions during the prior year as President and Chief Operating Officer of the corporation.

    Upon his promotion to the Chairman, President and CEO position, Mr. Chormann received a promotional increase in his annual base salary from $500,000 to $600,000 to recognize his expanded role and responsibility as well as his contributions to the transition of the corporation's leadership. This base salary level also reflects competitive market practices for chief executive officer positions at other comparable peer bank holding companies.

    Mr. Chormann's 1996 annual incentive award was determined under the Annual Plan formulas and performance results described earlier in this report. His Annual Plan award of $221,638 was computed using the actual base salary paid during 1996. It is based on the adjusted corporate ROE performance of 15.14 percent relative to the internal ROE profit plan goal of 14.04 percent and 15.14 percent relative to the external peer group ROE goal of

16.63 percent. The composite performance results of 99.4 percent between these measures resulted in an Annual Plan award of 39.2 percent of his 1996 base salary.

    No Long-Term Plan award was paid to Mr. Chormann for the three-year performance period ending December 31, 1996 because the corporation did not achieve the minimum performance level under either the internal or external EPS goals.

    As previously discussed in the Stock-Based Compensation section of this report, a new equity-based long-term compensation program was adopted for executive officers effective October 29, 1996. This program replaces the Long-Term Plan and the previous annual stock option grant practices under the prior 1987 Stock Option Plan. The new long-term stock compensation program consists of the combination of performance vested stock options (Performance Stock Options) and performance-based rights (Performance Share Rights) to receive restricted stock awards which are intended to motivate achievement of aggressive corporate financial objectives, enhance long-term shareholder value, and increase stock ownership levels among the executive officers. Under this new program, the grants to executive officers will be made every other year under the Employee Stock Compensation Plan approved by shareholders at the previous Annual Meeting. The first such grant was made on October 29, 1996.

    Under the Employee Stock Compensation Plan, Mr. Chormann received a grant of 150,000 Performance Stock Options with an exercise price of $54.44 per share which will vest either in increments of 50,000 shares upon the corporation's achievement of predetermined stock price targets or as of October 29, 2003. In no event will the Performance Stock Options become exercisable until October 29, 1997. Mr. Chormann was also awarded 20,000 Performance Share Rights to receive restricted stock contingent on achievement of designated ROE and efficiency ratio goals within the eighteen month period ending June 30, 1998. If the designated minimum ROE and efficiency ratio goals are not achieved, then the restricted stock will not be granted. If these goals are achieved and restricted stock is awarded, the shares will then be subject to a three-year restriction period following the grant.

    Submitted by the Nominating & Compensation Committee of the Board of Directors.

    James S. Ware, Chairman                        Dorothy A. Johnson
    John W. Brown                                  Martha M. Mertz
    Joseph J. Fitzsimmons                          Ley S. Smith
    Clifford L. Greenwalt

                               PERFORMANCE GRAPH

    The following performance graph compares the cumulative total shareholder return for First of America Common Stock, based on its market price and assuming reinvestment of dividends, with the KBW 50 Total Return Index, a published industry index prepared by Keefe, Bruyette & Woods, Inc., banking industry specialists, and the Standard & Poor's 500 Total Return Stock Index. The KBW 50 Index is a market capitalization-weighted bank total return stock index that includes all money-center and most major regional banks. The KBW 50 was chosen for comparison purposes because it encompasses virtually all of the comparably sized bank holding companies in the peer groups used by the Nominating and Compensation Committee for determining compensation paid to First of America's executive officers.

         Measurement Period
        (Fiscal Year Covered)                FOA              KBW 50           S&P 500
1991                                             100.00            100.00            100.00
1992                                             133.96            127.42            107.61
1993                                             144.22            134.48            118.48
1994                                             115.39            127.62            120.02
1995                                             178.49            204.41            165.12
1996                                             250.12            289.15            203.03

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

    Various of the directors and executive officers of First of America and members of their families and organizations of which they are executive officers or partners or in which they beneficially own 10 percent or more of the stock and trusts in which they have a substantial beneficial interest or serve as trustee, are at present, as in the past, customers of the subsidiaries of First of America. As customers they were at various times during 1996 indebted to the financial subsidiaries of First of America. All such indebtedness is pursuant to loans which were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

           (2) AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 200,000,000

    First of America's Restated Articles of Incorporation provide that the authorized number of shares of First of America Common Stock is 100,000,000. As of February 3, 1997 there were 59,863,058 common shares outstanding and 1,714,093 common shares, 3,000,000 common shares, and 100,000 common shares reserved for issuance under the 1987 Stock Option Plan, the Employee Stock Compensation Plan, and the Director Stock Compensation Plan (subject to Shareholder approval of Proposal (3)), respectively.

    The Board of Directors considers it advisable to increase the authorized number of shares of First of America Common Stock to 200,000,000. The additional authorized common shares will be available for any purpose for which shares of common stock may be issued under the Michigan Business Corporation Act. For example, this could include, among other things, possible issuance from time to time pursuant to employee benefit plans, dividend reinvestment plans, exercise of stock options, acquisitions, private placements, public offerings for cash, stock dividends or stock splits and the issuance of shares upon exercise of conversion rights associated with preferred stock or other convertible securities which may be issued from time to time. Although no definitive decision has yet been made, in light of the recent substantial increase in the market price of First of America Common Stock, management is considering whether or not to recommend to the Board of Directors the use of a portion of the additional common shares to effect a stock split in the form of a stock dividend. The corporation currently has no other plans, arrangements, understandings or commitments for the issuance of the additional common shares. It is considered advisable, however, to have the authorization to issue such shares in order to enable the corporation, as the need may arise, to move promptly to take advantage of market conditions and the availability of other favorable opportunities without the delay and expense involved in calling a shareholders' meeting for such purpose.

    There are no preemptive rights with respect to the authorization or issuance of the additional authorized common shares and those common shares may be issued without further action by shareholders, except where such approval would be required by rules of the New York Stock Exchange. Any issuance of First of America Common Stock must be for proper business purposes and for proper consideration from the recipient. Issuance of additional common shares could, under some circumstances, dilute the voting rights, equity and earnings per share of existing common shareholders. Nevertheless, the corporation anticipates that it would receive value for any additional common shares issued, thereby reducing or eliminating the economic effect of such dilution to shareholders.

    Although the decision of the Board of Directors to propose an increase in the number of shares of First of America Common Stock authorized for issuance did not result from any effort, known to First of America, by any person to accumulate First of America Common Stock or to affect a change in control of the corporation, one effect of an increase in authorized common shares may be to make more difficult certain types of attempts to obtain control of the corporation not approved by the Board of Directors.

    The financial statements of First of America, supplementary financial information and management's discussion and analysis of financial condition and results of operations are set forth in Appendix B attached to this Proxy Statement.

    This Proposal (2) will be voted on by the holders of First of America Common Stock entitled to vote at the Annual Meeting, and the affirmative vote of a majority of the outstanding shares of First of America's Common Stock is required for its approval.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
               INCREASING THE NUMBER OF AUTHORIZED COMMON SHARES.

                (3) APPROVAL OF DIRECTOR STOCK COMPENSATION PLAN

BACKGROUND

    The Board of Directors of First of America (the "Board" or "Board of Directors") unanimously recommends that shareholders approve amendments to and the restatement of the First of America Bank Corporation Director Deferred Compensation Plan (the "Existing Plan"). The Existing Plan currently permits any director who is not an employee of First of America or its subsidiaries and who serves on a First of America board to defer his or her retainer fees, meeting fees, committee fees and/or chairperson fees until he or she no longer serves on any First of America boards (his or her "Separation from Service"). The Existing Plan was approved by the Board of Directors on February 21, 1996 and became effective April 1, 1996.

    As more fully discussed below, the Board of Directors amended and restated the Existing Plan, effective February 19, 1997, subject to shareholder approval, and renamed it the First of America Bank Corporation Director Stock Compensation Plan (the "Restated Plan"). The Restated Plan establishes a comprehensive new equity-based compensation structure for outside directors and other individuals receiving fees for serving on certain policy-making committees or advisory boards designated by First of America's Nominating and Compensation Committee (collectively, "Participating Directors"). The Restated Plan will provide for payment of retainer fees, meeting fees, committee fees, chairperson fees or any other fees payable for service as a Participating Director (collectively, "Director's Fees") in First of America Common Stock ("Common Stock"), Common Stock subject to a substantial risk of forfeiture based on continued service ("Restricted Stock"), rights to purchase shares of Common Stock at a specified price ("Stock Options") and deferral of Director's Fees through the crediting of phantom stock, the value of which is based on Common Stock ("Phantom Stock"). Because most of these features involve shares of Common Stock, shareholder approval of the Restated Plan is required by the listing rules of the New York Stock Exchange. Approval of the Existing Plan by shareholders was not required. Common Stock, Restricted Stock, Stock Options and/or Phantom Stock may be granted under the Restated Plan on and after the effective date, provided that the shareholders approve the Restated Plan. If the Plan is not approved by the shareholders, any Common Stock, Stock Options or Restricted Stock granted under the Restated Plan will be rescinded and void. Deferrals made previously under the Existing Plan, as well as Phantom Stock credits made under the Restated Plan, will, however, continue to be valid in such event. The discussion which follows is qualified in its entirety by reference to the Restated Plan, a copy of which is attached to the Proxy Statement as Appendix A.

THE EXISTING PLAN

    Under the Existing Plan, directors may currently elect to defer 100 percent of any or all types of Director's Fees. For directors who participate in the Existing Plan ("Deferring Directors"), once such fees are earned, credits are made to a bookkeeping account established for each director (a "Deferral Account") as if the earned fees were being invested in Common Stock. The value of the Deferral Account is determined based on the value of Common Stock and additional credits are made to the Deferral Account as additional fees are earned and as dividends are paid on actual Common Stock. For example, if a meeting fee of $1,100 becomes payable to a Deferring Director, and, on the day on which credits are made to such director's Deferral Account, Common Stock is worth $60 per share, his or her Deferral Account will be credited as if 18.33 shares ($1,100 / $60) of Common Stock were purchased on his or her behalf. If First of America were to subsequently declare a $0.47 per share dividend, the Deferral Account would be credited with a fractional share valued at $8.62 (18.33 shares x $0.47) as soon as practicable after the day of the actual dividend payment. Under the Restated Plan, as further explained below, with some slight modifications, this deferral feature and related Deferral Account valuation is retained through elections to receive Phantom Stock. For all Deferring Directors, as of the effective date of the Restated Plan, Deferral Account balances will be valued in terms of Phantom Stock units without affecting actual dollar values of the Deferral Accounts. In addition, as of such date, Phantom Stock credits will be made in accordance with previous elections made under the Existing Plan.

    Under both the Existing Plan and the Restated Plan, credits to a Deferral Account continue until the value of the Deferral Account is distributed to the Participating Director or his or her designated beneficiary after Separation from Service. Distributions will either be in a single lump sum payment as soon as practicable after Separation from Service, a single lump sum payment on the fifth or tenth anniversary of Separation from Service or in five or ten annual installments beginning after the first anniversary of Separation from Service. Under the Existing Plan, Deferring Directors must elect the desired method of distribution prior to beginning deferrals, and may only change such election with a penalty applied after Separation from Service. The Restated Plan permits Participating Directors to change these elections as long as such change is made at least three months prior to Separation from Service and in the calendar year preceding Separation from Service. Pursuant to the terms of the Restated Plan, in addition to Deferral Account distributions in cash as permitted under the Existing Plan, distributions may be made in Common Stock or any combination of Common Stock and cash. Furthermore, the Restated Plan redefines "Separation from Service" to occur when the Participating Director ceases to serve on any First of America board, designated committee or designated advisory board. Both changes will apply to Deferral Accounts created under the Existing Plan.

THE RESTATED PLAN

    Under the Restated Plan, each year the Nominating and Compensation Committee (the "Committee") may establish "Designated Equity Compensation," that is, the percentage or portion of each type of Director's Fees which will be payable in a form of equity-based compensation. At a minimum, 50 percent of Board retainer fees will be Designated Equity Compensation. For all Designated Equity Compensation, the Committee may authorize one or more of the following forms of equity-based compensation: Common Stock, Restricted Stock, Stock Options and Phantom Stock. If more than one form is authorized, Participating Directors must select from the available choices. The remaining portion of Director's Fees is defined as "Optional Equity Compensation," which may, at the election of the Participating Director, be paid in, (i) Common Stock; (ii) Phantom Stock; and/or (iii) Stock Options unless otherwise specified by the Committee.

    DESCRIPTION OF THE RESTATED PLAN. The aggregate number of shares of Common Stock that may be issued and outstanding pursuant to granting of Common Stock or Restricted Stock or the exercise of Stock Options under the Restated Plan (the "Stock Pool") will not exceed 100,000 shares. The total number of shares of Common Stock that may be granted to a Participating Director under the Restated Plan will not exceed 10,000 shares. Shares of Common Stock which would have been issued pursuant to the exercise of a Stock Option, but are withheld as payment of the Stock Option price and/or tax withholding liability may be added back into the Stock Pool and reissued. Similarly, shares of Restricted Stock which are forfeited may be added back into the Stock Pool and reissued. In the event of any change in the outstanding common shares of First of America as a result of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made to both the terms of the Restated Plan and any awards granted under the Restated Plan which are determined on a per share basis, including, but not limited to, the amount of common shares in the Stock Pool, the Stock Option price and number of common shares associated with any outstanding Stock Options and the number of Phantom Stock units credited to any Deferral Account. No such adjustments will be required by reason of the issuance or sale by First of America of additional shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock. On February 28, 1997, the closing sales price of Common Stock as reported on the New York Stock Exchange was $62.625 per share.

    PURPOSE AND ELIGIBILITY. The Restated Plan has the dual purpose of (1) helping First of America attract and retain the services of highly qualified Participating Directors, upon whose judgment, initiative and efforts the corporation is substantially dependent and providing those persons with equity-based compensation to more closely align their interests with those of First of America and its shareholders, and (2) providing a means for Participating Directors to accumulate savings through deferral of the payment of their Director's Fees and to defer taxation on such fees. Consistent with the first objective, the Restated Plan requires payment of a portion of Director's Fees in equity-based compensation. In order to achieve the second objective, the Restated Plan gives the Committee discretion to allow Participating Directors to defer up to 100 percent of all Director's Fees through elections to receive Phantom Stock.

    In general, the Committee may specify all or any portion of Director's Fees as Designated Equity Compensation to be paid in a form of equity-based compensation. All Participating Directors will be required to receive equity-based compensation for that portion of Director's Fees authorized as Designated Equity Compensation and may be eligible to receive Optional Equity Compensation for the remainder of their Director's Fees. Directors on First of America's Board will, however, be required to receive at least 50 percent of Board retainer fees in Designated Equity Compensation. All Participating Directors may be eligible to receive Optional Equity Compensation. As of the date of this Proxy Statement, there are 62 Participating Directors who are paid some type of Director's Fees.

    DESIGNATED EQUITY COMPENSATION AND OPTIONAL EQUITY COMPENSATION. Once each year the Committee may establish the Designated Equity Compensation for any and all Director's Fees paid by First of America or its subsidiaries and the forms of equity-based compensation which may be elected by Participating Directors for payment of such Designated Equity Compensation. The Designated Equity Compensation for the Board, however, shall be established each year at no less than 50 percent of Board retainer fees. The Designated Equity Compensation determinations and forms of available equity-based compensation approved by the Committee in previous years shall remain in effect unless changed in accordance with the Restated Plan. If authorized by the Committee, Participating Directors will choose the desired form or forms of available Designated Equity Compensation payable. If a Participating Director fails to make such a choice with respect to all or a portion of his or her Designated Equity Compensation, payment of such amount will be made in Common Stock or an alternative form of payment determined by the Committee. If the Committee does not establish Designated Equity Compensation for a type of Director's Fees, the Designated Equity Compensation for such fees will be zero, except in the case of Director's Fees for the Board where the Designated Equity Compensation will be 50 percent of Board retainer fees.

    Unless otherwise specified by the Committee, Participating Directors may elect to receive the portion of Director's Fees specified as Optional Equity Compensation in cash, Common Stock, Stock Options, Phantom Stock or any combination of the four. If any form or forms of equity-based compensation are made available to a Participating Director as Optional Equity Compensation, failure to make an election with respect to the desired form or forms will result in payment of Optional Equity Compensation in cash. The Committee presently intends to limit the forms of Optional Equity Compensation for directors serving on boards of First of America subsidiaries to cash or Phantom Stock. Any previous year's limitations on the forms of available Optional Equity Compensation remain in effect unless changed in accordance with the Restated Plan.

    COMMON STOCK. If a Participating Director receives or elects to receive Common Stock as Designated Equity Compensation or Optional Equity Compensation, the appropriate number of shares of Common Stock with a fair market value equal to the amount of applicable Director's Fees payable in Common Stock will be delivered to the Participating Director as soon as practicable after such fees are earned. For purposes of determining amounts of equity-based compensation payable, the fair market value shall mean the average of the high and low prices reported for the market in which the common shares are traded on the date that the fees are earned or, if no trading occurred on that date, on the latest trading date prior to such date.

    RESTRICTED STOCK. If a Participating Director receives or elects to receive Restricted Stock as Designated Equity Compensation, First of America will issue to the Participating Director, as fees are earned, the appropriate number of shares of Restricted Stock equal to the number of shares of Common Stock with a fair market value equal to the applicable Director's Fees payable in Restricted Stock. Such shares will be held in escrow by First of America until they vest. The vesting conditions based upon continued service, as determined by the Committee, shall be stated in the agreement for the Restricted Stock award. In no event shall the period for full vesting exceed ten years from the date of the award. Once Restricted Stock vests, the common shares held in escrow shall be transferred to the Participating Director as soon as practicable thereafter. Any Restricted Stock which has not vested as of a restricted stockholder's Separation from Service shall be forfeited, except in the case of a change in control. See "Change in Control" below.

    STOCK OPTIONS. If a Participating Director receives or elects to receive Stock Options as Designated Equity Compensation or Optional Equity Compensation, First of America will issue to the Participating Director, as fees are earned, the appropriate number of Stock Options (exercisable for one share each) equal to the number of shares of Common Stock with a fair market value equal to the amount of applicable Director's Fees payable in Stock Options times a multiplier which will not exceed 10. The multiplier will be established by the Committee based on a reasonable option valuation method such that the value of the Stock Options granted reasonably approximates the value of Director's Fees to be paid in the form of Stock Options. The price that a Stock Option holder must pay in order to exercise a Stock Option may be stated in terms of a fixed dollar amount, a percentage (not less than 100 percent) of fair market value of Common Stock at the time of the grant or such other method as determined by the Committee in its discretion. In no event shall the Stock Option price be less than the fair market value per share of Common Stock on the date of the Stock Option grant. The Committee, in its discretion, may permit a Stock Option holder to pay all or a portion of the Stock Option price, and/or the tax withholding liability, if applicable, by withholding common shares to be issued under the Stock Option being exercised.

    The period during which a Stock Option may be exercised shall be determined by the Committee at the time of the Stock Option grant and may not extend beyond ten years from the date of the grant. Stock options issued as Designated Equity Compensation under the Restated Plan may vest and become exercisable after a specified period of time, as determined by the Committee at the time of grant. All Stock Options issued as Optional Equity Compensation, however, will be fully vested and immediately exercisable as of the date of their grant. To the extent not previously exercised, each Stock Option will terminate upon the expiration of the Stock Option period specified in the Stock Option agreement provided, however that, subject to the discretion of the Committee, each Stock Option will terminate, if earlier: (i) six months after the Stock Option holder's Separation from Service for any reason other than death, disability, or retirement; or (ii) five years after the date of the Stock Option holder's Separation from Service by reason of death, disability or retirement.

    PHANTOM STOCK. If a Participating Director receives or elects to receive Phantom Stock as Designated Equity Compensation or Optional Equity Compensation, First of America will credit to the Participating Director's Deferral Account, as fees are earned, the appropriate number of Phantom Stock units equal to the number of shares of

Common Stock with a fair market value equal to the amount of Director's Fees payable in Phantom Stock. In addition, as actual dividends are paid on Common Stock, the Participating Director's Deferral Account will be credited with additional Phantom Stock as if the same dividends were paid on Phantom Stock and immediately reinvested in Phantom Stock. Dividend credits will be made based on the number of Phantom Stock units credited to a Deferral Account as of the Common Stock dividend record date.

    ADMINISTRATION. The Restated Plan shall generally be administered by the Nominating and Compensation Committee (the "Committee"), although the Committee may delegate its powers or duties to employees of First of America or any of its subsidiaries, provided that such delegation is consistent with maintaining an exemption from the short-swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under the terms of the Restated Plan, the Committee has full power and authority: (1) to interpret the Restated Plan, resolve ambiguities that arise under the Restated Plan and make equitable adjustments for any mistakes or errors made in the administration of the Restated Plan; (2) to determine all questions arising in the administration of the Restated Plan, including the power to determine the rights of Participating Directors and their beneficiaries; (3) to adopt such rules and regulations as it may deem reasonably necessary for the proper and efficient administration of the Restated Plan consistent with its purposes; (4) to enforce the Restated Plan in accordance with its terms and any rules and regulations adopted by the Committee; (5) to determine the period or periods of time during which Stock Options may be exercised or become exercisable, the option price and the duration of such Stock Options, and other matters to be determined by the Committee in connection with specific Stock Option grants and Stock Option agreements as specified under the Restated Plan; (6) to determine the period or periods of time during which the Restricted Stock may vest, and other matters to be determined by the Committee in connection with specific issuances of Restricted Stock and Restricted Stock agreements as provided in the Restated Plan; and (7) to do all other acts which in its judgment are necessary or desirable for the proper and effective administration of the Restated Plan. Operation of the Restated Plan is intended to avoid giving rise to any potential short-swing profit liability under Section 16 of the Exchange Act.

    AMENDMENT AND TERMINATION. The Board may amend the Restated Plan at any time in its sole discretion, provided that: (1) any such amendment will be effective at such date as the Board may determine; (2) no amendment shall reduce the value of a Participating Director's Deferral Accounts as of the date the Board adopts the amendment, but an amendment may change the manner in which distributions or earnings or losses on Deferral Accounts are determined; (3) no such action may, without the approval of the shareholders of the corporation, materially increase (other than by reason of a capital stock adjustment) the aggregate number of shares of Common Stock, Option Stock and Restricted Stock in the Stock Pool that may be granted pursuant to the Restated Plan; and (4) no action of the Board or Committee shall alter or impair any Stock Option or Restricted Stock previously granted or awarded under the Restated Plan without the consent of such affected optionee or restricted stockholder. The Board may terminate the Restated Plan at any time; however, no termination shall alter or impair any Stock Option or Restricted Stock previously granted or awarded under the Restated Plan without the consent of such affected optionee or restricted stockholder, nor shall any termination reduce the value of the Participating Director's Deferral Accounts as of the date the Board terminates the Restated Plan.

    NONTRANSFERABILITY; DIVIDEND AND VOTING RIGHTS; WITHHOLDING. Shares of Common Stock issuable under the Restated Plan are freely transferable. Phantom Stock is only transferable by will or the laws of descent and distribution. Stock Options granted may only be transferred by will, the laws of descent and distribution, or, at the discretion of the Committee, by direct gift to a family member, or gift to a family trust or family partnership. The transfer of Restricted Stock is prohibited, except as required by law, until the shares vest. Any prohibited transfer of Restricted Stock will be void and of no effect. Notwithstanding the restrictions on transferability, a beneficiary or beneficiaries may be designated under the Restated Plan to receive all or part of a Participating Director's Deferral Account distribution, any unexercised Stock Options and/or any unvested shares of Restricted Stock held in escrow upon the Participating Director's death.

    Holders of Stock Options shall have no dividend rights or voting rights until the Stock Options have been exercised. Participating Directors with Phantom Stock balances in Deferral Accounts have no voting rights and no formal dividend rights, but will receive Deferral Account credits in amounts equal to dividend payments as dividends are paid on Common Stock. Holders of Common Stock and Restricted Stock shall have all associated dividend rights and voting rights immediately following their grants.

    The Restated Plan provides that upon the exercise of Stock Options, the option holder shall pay to First of America its tax withholding liability, if any, in cash, by withholding shares being issued pursuant to exercise of the Stock Options or in such other form acceptable to the Committee. The Restated Plan makes no provision for payment of tax withholding liability for Common Stock, Restricted Stock or Phantom Stock. Currently, First of America is not required to withhold any amounts for any compensation or payments under the Restated Plan.

    CHANGE IN CONTROL. Unless otherwise approved by the Committee and specified in the Stock Option agreement, in the event of a change in control of the corporation or a liquidation or dissolution of the corporation, on the effective date of such change in control, all Stock Options shall be cancelled and in lieu of further rights under the Stock Options, Stock Option holders shall receive from First of America, in cash, the difference between the fair market value of a share of Common Stock and the Stock Option price. This right is referred to in the Restated Plan as a limited stock appreciation right. For the purposes of this provision only, the fair market value shall mean the average between the highest and lowest quoted price per share for sales made and reported on the New York Stock Exchange, or on a sales or quotation system maintained by the National Association of Securities Dealers, or such other national stock exchange on which the common shares of First of America may then be listed and which constitutes the principal market for such common shares on the latest trading date for which sales or quotations are reported prior to such effective date or, if greater, the price or value received by shareholders for a share of Common Stock with respect to the largest number of common shares, the ownership of which is transferred in conjunction with such change in control, liquidation or dissolution of First of America. Notwithstanding the foregoing, upon a change in control, the Board is required to receive an opinion from the independent auditors of the surviving company that the rights granted by this provision will not prevent the transaction from being accounted for as a pooling of interests. If the Board does not receive the required opinion, it may nullify the provision. In such case, upon the change in control, all previously vested Stock Options would continue to be exercisable and all unvested Stock Options would become immediately and fully exercisable until their expiration.

    With respect to Restricted Stock, unless otherwise approved by the Committee and specified in the Restricted Stock agreement, all outstanding shares of Restricted Stock shall become immediately and fully vested upon a change in control of the corporation. In the case of Phantom Stock, the Committee is obligated to make appropriate arrangements with the corporation's successor to ensure distribution of all Deferral Accounts in accordance with the Restated Plan. Participating Directors may, however, subject to approval by the Committee, make an election prior to a change in control requesting an alternative distribution schedule in the event of a change in control, including, but not limited to, payment in cash of all Deferral Account balances as of the date of the change in control.

    For purposes of the Restated Plan, a change in control of First of America shall have occurred:

        (i) on the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than First of America or any of its wholly-owned subsidiaries), to acquire voting stock of First of America if:

           (1) after giving effect to such offer such corporation, person, or other entity or group would own 25 percent or more of the voting stock of First of America;

           (2) there shall have been filed documents with the Securities and Exchange Commission in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and

           (3) such corporation, person, or other entity or group has secured all required regulatory approvals to own or control 25 percent or more of the voting stock of First of America;

        (ii) if the shareholders of First of America approve a definitive agreement to merge or consolidate First of America with or into another corporation in a transaction in which neither First of America nor any of its wholly-owned subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of First of America's assets to any corporation, person, other entity or group (other than First of America or any of its wholly-owned subsidiaries), and such definitive agreement is consummated;

        (iii) if any corporation, person, or other entity or group (other than First of America or any of its wholly-owned subsidiaries) becomes the beneficial owner (as defined in First of America's Articles of Incorporation) of stock representing 25 percent or more of the voting stock of First of America; or

        (iv) if during any period of two consecutive years continuing directors cease to comprise a majority of First of America's Board of Directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary generally describes the principal federal (but not state and local) income tax consequences of compensation under the Restated Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular individual or to First of America. The provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

    THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS INCLUDED FOR INFORMATIONAL PURPOSES ONLY. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING OR PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH DIRECTOR IN THE RESTATED PLAN SHOULD CONSULT HIS OR HER TAX ADVISOR REGARDING SPECIFIC TAX CONSEQUENCES INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL TAX LAWS.

    COMMON STOCK. Payment of Director's Fees in Common Stock will constitute taxable ordinary income to the Participating Director at the time it is earned. In the same year it is earned, First of America will be entitled to a deduction in an amount equal to the income taxable to the Participating Director.

    RESTRICTED STOCK. Unless otherwise elected by the Participating Director pursuant to Section 83(b) of the Code, Restricted Stock awards will not result in taxable income to the Participating Director or a tax deduction to First of America for federal income tax purposes at the time of grant. Once Restricted Stock vests, as described above, the fair market value of the Common Stock on the date earned will be included in the recipient's ordinary income as compensation, except where the recipient previously elected to include in his or her ordinary income as compensation, the fair market value of the Common Stock at the time the Restricted Stock was awarded. First of America will be entitled to a corresponding income tax deduction at the time it becomes taxable to the Participating Director.

    Dividends paid on unvested Restricted Stock will generally be treated as compensation income by the Participating Director and deductible by First of America. Where a Participating Director has elected to include in gross income the fair market value of the Restricted Stock at the time of grant pursuant to
Section 83(b) of the Code, however, dividends paid on unvested Restricted Stock will be treated as dividend income, rather than compensation income, and will not be deductible by First of America.

    STOCK OPTIONS. For Stock Options, the difference between the market value of Common Stock on the date of exercise and the Stock Option price will constitute taxable ordinary income to the Stock Option holder on the date of exercise. First of America will be entitled to a deduction in the same year in an amount equal to the income taxable to the Stock Option holder. The Stock Option holder's basis will equal the market value of Common Stock on the date of exercise. The gain or loss on any subsequent disposition of such Common Stock by the Stock Option holder will be taxed as a capital gain or loss to the Stock Option holder, and will be long-term capital gain or loss if the Stock Option holder has held such Common Stock for more than one year at the time of sale.

    PHANTOM STOCK. Phantom Stock Deferral Account credits made pursuant to the Restated Plan are intended to be treated as deferred compensation subject to deferred taxation. As such, any Phantom Stock or other deferred compensation payable under the Restated Plan shall not be deemed compensation and shall not be included in a Participating Director's taxable income nor deductible by First of America under federal or state law until actually received by the Participating Director. In order to ensure that Phantom Stock or other deferred compensation payable under the Restated Plan is not deemed received until it is distributed, the Committee may restrict the timing of Participating Directors' elections to receive Phantom Stock beyond that generally provided under the Restated Plan. Any other rights, powers, privileges or duties in connection with the establishment and administration of Deferral Accounts under the Restated Plan shall not be effective if and to the extent that the same, if effective, would result in the compensation deferred under the Restated Plan being subject to taxation before actual receipt by the Participating Director. Accordingly, all provisions of the Restated Plan relating to the Deferral Accounts shall be subordinate to this requirement and any interpretations to be given to the Restated Plan shall be made in such a manner as to carry out this intention.

    LIMITED STOCK APPRECIATION RIGHTS. A Stock Option holder who receives a limited stock appreciation right related to a Stock Option will not recognize income and First of America will not be allowed a deduction at the time the Stock Options, including such limited stock appreciation rights, are granted. The amount of cash received upon payment of stock appreciation in the event of a change in control of the corporation will be ordinary income to the Stock Option holder and will be deductible by First of America for federal income tax purposes.

    WITHHOLDING. Each Participating Director is compensated as a self-employed individual, rather than an employee of First of America. First of America is not currently required by federal law to withhold any amounts from compensation that is paid to self-employed individuals.

    OTHER CHANGE IN CONTROL TAXATION ISSUES. Upon a change in control, the Restated Plan provides that vesting of Restricted Stock and Stock Options shall be accelerated, and allows for the accelerated payment of Phantom Stock Deferral Accounts. Pursuant to Section 280G of the Code, a portion of such Restricted Stock, Stock Options and Phantom Stock Deferral Accounts may be classified as a parachute payment. If parachute payments equal or exceed 300 percent of a Participating Director's base amount which is generally the Participating Director's average total taxable compensation paid by the corporation in the preceding five calendar years, then the amount by which such portion exceeds the base amount is considered an excess parachute payment. Excess parachute payments are not deductible by the corporation and are subject to a 20 percent excise tax on the Participating Director.

    This Proposal (3) will be voted on by the holders of First of America Common Stock entitled to vote at the Annual Meeting, and the affirmative vote of a majority of the outstanding shares of First of America's Common Stock is required for its approval.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN.

                           (4) SELECTION OF AUDITORS

    Upon the recommendation of the Audit Committee (which consisted of the following outside Directors: Mr. Hetzler, Chairman, Messrs. Barfield, Goldberg, Greenwalt, Smith, Walter Wolpin (now retired), and Ms. Mertz), the Board of Directors has selected the accounting firm of KPMG Peat Marwick LLP as the principal independent auditors for First of America for the current fiscal year. This selection is subject to ratification by the vote of a majority of the common shares voting at the Annual Meeting. Ratification of the selection of auditors is being submitted to the shareholders of First of America because the Board of Directors believes it is an important corporate decision in which shareholders should participate. KPMG Peat Marwick LLP is a well-known firm of independent auditors and has been auditing and certifying financial statements of banks and bank holding companies for many years. KPMG Peat Marwick LLP has been performing services of an accounting and auditing nature for First of America since its organization in 1971. First of America has been informed that neither the firm nor any of its partners has any financial interest, direct or indirect, in First of America or in the securities of First of America or its affiliated banks or companies, and that no partner of the firm was connected with First of America or its affiliates as promoter, underwriter, voting trustee, director, officer or employee. If the selection is rejected, or if KPMG Peat Marwick LLP shall decline to act, resign or otherwise become incapable of acting, or if their employment is otherwise discontinued, the Board of Directors will select other auditors for the period remaining until the 1998 Annual Meeting of Shareholders when selection of auditors shall again be subject to ratification by the shareholders.

    Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at the Annual Meeting other than those described above. However, if any other matters properly come before the meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires First of America's directors and certain officers, and persons who own more than ten percent of a registered class of First of America's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of First of America Common Stock and other equity securities of First of America. These officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish First of America with copies of these reports.

    To First of America's knowledge, based solely on review of the copies of such reports furnished to First of America and written representations that no other reports were required, during the fiscal year ended December 31, 1996 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that one report relating to one transaction was not timely filed on behalf of Ms. Mertz and one report relating to one transaction was not timely filed on behalf of Mr. Wolpin. These inadvertent discrepancies were corrected promptly upon being brought to their attention.

                             ADDITIONAL INFORMATION

    FIRST OF AMERICA FILES AN ANNUAL REPORT WITH THE SEC ON FORM 10-K. A COPY OF THE FORM 10-K REPORT FOR THE YEAR ENDED DECEMBER 31, 1996 IS AVAILABLE WITHOUT CHARGE ON WRITTEN REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS ADDRESSED FROM RICHARD V. WASHBURN, SECRETARY, FIRST OF AMERICA BANK CORPORATION, 211 SOUTH ROSE STREET, KALAMAZOO, MICHIGAN 49007.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals must be received by First of America no later than November 17, 1997, for possible inclusion in the proxy materials relating to the next annual meeting.

                                         By Order of the Board of Directors,

                                         Richard V. Washburn

                                         Richard V. Washburn
                                         Senior Vice President and Secretary

                                                                      APPENDIX A

                       FIRST OF AMERICA BANK CORPORATION
                        DIRECTOR STOCK COMPENSATION PLAN

SECTION I -- PLAN

    1.1 PLAN. First of America Bank Corporation, a Michigan corporation, established the Director Deferred Compensation Plan effective April 1, 1996 for the purpose of providing a means for Directors of the Company and Participating Companies to accumulate savings through deferral of the payment of their Director's Fees, and to defer the taxation of such fees. The amended and restated Plan, renamed the First of America Bank Corporation Director Stock Compensation Plan, will become effective on the date of its adoption by the Board, provided that the Plan is approved by shareholders of the Company (excluding holders of shares of Stock, Restricted Stock or Stock Options issued by the Company under this Plan) within twelve months after that date. If the Plan is not approved by the shareholders of the Company, any Stock, Restricted Stock or Stock Options granted under this Plan will be rescinded and void. Deferrals made previously under the Director Deferred Compensation Plan, as well as Phantom Stock credits made under this Plan, will, however, continue to be valid in such event. This Plan will remain in effect until it is terminated by the Board under Section 13.3 hereof.

    1.2 PURPOSE. In addition to the original intent of the Director Deferred Compensation Plan, the amended and restated Plan has the purpose of advancing the interests of the Company and its shareholders by helping the Company attract and retain the services of highly qualified Directors, upon whose judgment, initiative and efforts the Company is substantially dependent. The Plan also has the objective of paying a portion of Director's Fees in Equity Compensation to encourage Stock ownership by such Directors and to further align their interests with those of other shareholders.

SECTION II -- DEFINITIONS

    2.1 The following words and phrases have the respective meanings stated below unless a different meaning is plainly required by the context:

        (a) "1934 Act" means the Securities Exchange Act of 1934, as amended.

        (b) "Beneficiary" means any person who is entitled to receive Phantom Stock Account distributions, Stock Options or Restricted Stock under this Plan after the death of a Director pursuant to Section 11.1.

        (c) "Board" or "Board of Directors" means the Board of Directors of the Company, or any other entity authorized to act on its behalf.

        (d) A "Change in Control" of the Company shall have occurred:

           (i) on the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries), to acquire Voting Stock of the Company if:

             a. after giving effect to such offer such corporation, person, other entity or group would own twenty-five percent (25%) or more of the Voting Stock of the Company;

             b. there shall have been filed documents with the Securities and Exchange Commission ("SEC") in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and

             c. such corporation, person, other entity or group has secured all required regulatory approvals to own or control twenty-five percent (25%) or more of the Voting Stock of the Company;

           (ii) if the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation in a transaction in which neither the Company nor any of its wholly owned subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the Company's assets to any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries), and such definitive agreement is consummated;

           (iii) if any corporation, person, other entity or group (other than the Company or any of its wholly owned subsidiaries) becomes the Beneficial Owner (as defined in the Company's Articles of Incorporation) of stock representing twenty-five percent (25%) or more of the Voting Stock of the Company; or

           (iv) if during any period of two (2) consecutive years Continuing Directors cease to comprise a majority of the Company's Board of Directors.

        (e) "Code" means the Internal Revenue Code of 1986, as amended.

        (f) "Committee" means the Nominating and Compensation Committee of the Company's Board of Directors.

        (g) "Company" means First of America Bank Corporation, a Michigan corporation and its successor or successors.

        (h) "Continuing Director" means:

           (i) any member of the Board of Directors of the Company at the beginning of any period of two (2) consecutive years; and

           (ii) any person who subsequently becomes a member of the Board of Directors of the Company; if

             a. such person's nomination for election or election to the Board of Directors of the Company is recommended or approved by resolution of a majority of the Continuing Directors; or

             b. such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board of Directors of the Company consists of Continuing Directors.

        (i) "Deferring Director" means a Director or former Director for whom a Phantom Stock Account has been established under the Plan.

        (j) "Designated Committee" means the Company's Unified Audit Committee, the Company's Unified Trust Committee and any other committee advisory board designated by the Committee to be subject to the provisions of this Plan.

        (k) "Designated Equity Compensation" means the percentage or amount of Director's Fees established by the Committee, which will be payable in a form of Equity Compensation.

        (l) "Director" means a member of the Board of Directors or a member of the board of directors of a Participating Company, who is entitled to receive Director's Fees. Solely for purposes of this Plan, the term "Director" shall also include any person serving on a Designated Committee.

        (m) "Director's Fees" means the board and committee meeting fees and the board and committee retainer fees, including fees to serve as a chairperson of a board or committee or any other fees, payable to Directors for their service as Directors, as established by the Company or a Participating Company.

        (n) "Disability" has the same meaning as "permanent and total disability," as defined in Section 22(e)(3) of the Code.

        (o) "Entry Date" means the first day of each Plan Year or the first day of service as a Director.

        (p) "Equity Compensation" means compensation in the form of Stock, Restricted Stock, Phantom Stock, or Stock Options.

        (q) "Fair Market Value" means as of the date in question, the market price per share of Stock determined by the Committee and to the extent consistent therewith:

           (i) if the Stock was traded on a national stock exchange as of the date in question, then the Fair Market Value will be equal to the average of the high and low prices reported by the applicable composite transactions report for such date or, if no trading occurred on the applicable exchange for that date, for the latest trading date prior to such date;

           (ii) if the Stock was traded on any other established market as of the date in question, then the Fair Market Value will be equal to the average of the high and low prices reported for such date or, if no trading occurred on the applicable exchange for that date, for the latest trading date prior to such date; or

           (iii) if neither of the foregoing provisions is applicable, then the Fair Market Value will be determined by the Committee on good faith on such basis as it deems appropriate.

        (r) "Optional Equity Compensation" means the percentage or amount of Director's Fees other than the Designated Equity Compensation.

        (s) "Option Price" with respect to any particular Stock Option means the exercise price at which the Optionee may acquire a share of Option Stock called for under such Stock Option.

        (t) "Option Stock" means Stock issued or issuable by the Company pursuant to the valid exercise of a Stock Option.

        (u) "Optionee" means a Director to whom a Stock Option is granted hereunder, and any transferee of such Stock Option received pursuant to a transfer authorized under this Plan.

        (v) "Participating Company" means any wholly owned subsidiary of the Company, any wholly owned subsidiary of such a subsidiary, or any other company designated by the Company.

        (w) "Pension Plan" means the First of America Bank Corporation Employees' Retirement Plan.

        (x) "Phantom Stock" means a share equivalent the value of which is based upon the value of one share of Stock.

        (y) "Phantom Stock Account" means any bookkeeping account established for maintaining Phantom Stock credits under this Plan.

        (z) "Plan" means the First of America Bank Corporation Director Stock Compensation Plan, formerly known as the First of America Bank Corporation Director Deferred Compensation Plan, as herein set forth.

        (aa) "Plan Year" means the period commencing each year on the day of that year's Annual Meeting of Shareholders of the Company and ending the following year on the day prior to that year's Annual Meeting of Shareholders.

        (ab) "Restricted Stock" means Stock issued by the Company which is subject to the restrictions imposed in Section 6.1 of this Plan.

        (ac) "Restricted Stock Agreement" means an agreement between the Company and a Director to evidence the terms and conditions of the issuance of Restricted Stock hereunder.

        (ad) "Restricted Stockholder" means a Director to whom any Restricted Stock is issued hereunder, and any transferee of such Stock received pursuant to a Transfer required by law.

        (ae) "Retirement" means Separation from Service, as a Director on a board or Designated Committee after attaining age 60.

        (af) "Separation from Service" means the cessation of service as a Director for any reason. If a Director serves on more than one board or Designated Committee of the Company or Participating Companies, a Separation from Service shall not be deemed to have occurred until the cessation of service as a Director on all such boards or Designated Committees.

        (ag) "Stock" means the Company's common stock.

        (ah) "Stock Option" means a right granted pursuant to this Plan entitling the Optionee to acquire one share of Stock issued by the Company.

        (ai) "Stock Option Agreement" means an agreement between the Company and a Director to evidence the terms and conditions of the issuance of Stock Options hereunder.

        (aj) "Transfer," with respect to Option Stock or Restricted Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Stock, including without limitation an assignment for the benefit of creditors of the Optionee or the Restricted Stockholder, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Option Stock or Restricted Stock or the acquisition of record or beneficial ownership thereof by a lender or creditor, a transfer pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse (except for estate planning purposes) under which a part or all of the shares of Option Stock or Restricted Stock are transferred or awarded to the spouse of the Optionee or Restricted Stockholder or are required to be sold, or a transfer resulting from the filing by the Optionee or Restricted Stockholder of a petition for relief, or the filing of an involuntary petition against such Optionee or Restricted Stockholder, under the bankruptcy laws of the United States or of any other nation.

        (ak) "Valuation Date" means June 30th, September 30th, December 31st, March 31st of each Plan Year and such other dates as are designated by the Committee to value the Phantom Stock Accounts of Deferring Directors under this Plan.

        (al) "Voting Stock" means those shares of the Company entitled to vote generally in the election of directors.

SECTION III -- PLAN FEATURES

    3.1 DESIGNATED EQUITY COMPENSATION. At least 45 days prior to the commencement of each Plan Year, the Committee may establish the Designated Equity Compensation for all Director's Fees and the forms of Equity Compensation which may be elected by Directors for payment of such Designated Equity Compensation. In no event shall the Designated Equity Compensation for the Board be less than 50% of Board retainer fees. The Designated Equity Compensation determinations and forms of available Equity Compensation approved by the Committee for previous years remain in effect unless changed in accordance with this Section 3.1. Pursuant to Section 4.1, Directors will elect the desired form or forms of available Equity Compensation payable. If the Board does not establish Designated Equity Compensation for a type of Director's Fees, the Designated Equity Compensation for such fees will be zero, except in the case of Board retainer fees where the Designated Equity Compensation will be 50% of such fees.

    3.2 OPTIONAL EQUITY COMPENSATION. With respect to the Optional Equity Compensation, unless the Committee determines otherwise at least 45 days prior to the commencement of each Plan Year, Directors may elect to receive Stock, Phantom Stock or Stock Options instead of cash, pursuant to Section 5.2. The limitations on the forms of available Optional Equity Compensation approved by the Committee for previous years remain in effect unless changed in accordance with Section 3.2.

    3.3 SHARES RESERVED UNDER THE PLAN. Subject to Sections 13.2 and 13.4 of this Plan, the aggregate number of shares of Stock, including Option Stock and Restricted Stock, that may be issued and outstanding pursuant to the granting of Stock, the exercise of Stock Options and the granting of Restricted Stock under this Plan (the "Stock Pool") will not exceed 100,000 shares. Also subject to Sections 13.2 and 13.4, the aggregate number of shares of Stock, including Option Stock and Restricted Stock that may be issued under this Plan to any individual will not exceed 10,000 shares. Shares of Restricted Stock that are forfeited, as described in subsection 6.1(c) and shares of Option Stock withheld as payment of an Option Price and/or tax withholding liability as described in subsection 7.1(d) may be added back into the Stock Pool and reissued. Shares of Option Stock that would have been issuable pursuant to Stock Options, but that are no longer issuable because all or part of those Stock Options have terminated or expired may also be added back into the Stock Pool to be available for issuance. The Company may purchase shares on the open market or issue authorized shares but unissued shares to satisfy its obligations under the Plan.

SECTION IV -- DESIGNATED EQUITY COMPENSATION

    4.1 TIMING OF DESIGNATED ELECTIONS. If an election is required for an upcoming Plan Year, at least 30 days prior to the first day of such Plan Year, a Director shall make a written election as to the form or forms of available Equity Compensation desired for payment and/or deferral of the Designated Equity Compensation (the "Designated

Election"). If a Director is elected or appointed after the first payment of Director's Fees in a Plan Year, the Director's Designated Election must be made prior to the effective date of such election or appointment.

    4.2 METHOD OF DESIGNATED ELECTION. Except as the Committee may otherwise provide, Directors may choose more than one form of available Equity Compensation for payment and/or deferral of the Designated Equity Compensation. As long as a Director's Designated Election is consistent with the available forms of Equity Compensation, unless the Director notifies the Committee of a change, the Director's Designated Election shall remain in effect until Separation from Service. If a Director's Designated Election is not consistent with the available forms of Equity Compensation, the Director must make a new Designated Election in accordance with Section 4.1. If a Director fails to make a necessary Designated Election with respect to all or a portion of the Director's Designated Equity Compensation, payment of such amount will be made in Stock pursuant to Section 4.4, unless Stock is not an available form of Designated Equity Compensation in the Plan Year, in which case the Committee shall determine the form of payment. If a Director serves on more than one board or Designated Committee of the Company or Participating Companies, a separate election shall be required for the Director's Fees for each such board or Designated Committee.

    4.3 CHANGE IN DESIGNATED ELECTION. Any change in a Director's Designated Election will not take effect until a subsequent Entry Date. All changes must be made in accordance with Section 4.1. In the event of a change in the Director's Fees, the amount of Stock, Restricted Stock, Phantom Stock or Stock Options to be received will be adjusted proportionately as soon as practicable with respect to such changed Director's Fees, without action by the Director.

    4.4 STOCK. If a Director receives or elects to receive Stock in payment of the Designated Equity Compensation, the Company shall determine the number of shares of Stock with a Fair Market Value equal to the Designated Equity Compensation of the Director's Fees as of the date on which any Director's Fees become payable. For a participant in the First of America Shareholders Investment Plan, whole and fractional shares will be added to the Director's account under that plan as soon as practicable after such date. For any other Director, shares in an amount rounded to the nearest whole share will be delivered to the Director or an account designated by the Director.

    4.5 RESTRICTED STOCK. If a Director receives or elects to receive Restricted Stock in payment of the Designated Equity Compensation, as of any date on which Director's Fees become payable to that Director, the Company shall issue to the Director and hold in escrow pursuant to subsection 6.1(d)(iii) a number of shares of Restricted Stock equal to the number of shares of Stock, rounded to the nearest whole share, which would be issuable to the Director under Section 4.4.

    4.6 PHANTOM STOCK. If a Director receives or elects to receive Phantom Stock for deferral of the Designated Equity Compensation, the Director's Phantom Stock Account shall be credited with a number of whole and fractional units of Phantom Stock equal to the number of whole and fractional shares of Stock which would be issuable under Section 4.4, as of any date on which Director's Fees become payable to that Director. In addition, as actual dividends are paid on Stock, Phantom Stock Accounts will be credited with a number of whole and fractional units of Phantom Stock as if the same dividends were paid on Phantom Stock and immediately reinvested in Phantom Stock. Dividend credits will be made based on the number of units of Phantom Stock credited to a Phantom Stock Account as of the dividend record date for Stock.

    4.7 STOCK OPTIONS. If a Director receives or elects to receive Stock Options in payment of the Designated Equity Compensation, as of any date on which Director's Fees become payable to that Director, the Director shall receive a number of Stock Options based on the following formula:

        [Number of whole and fractional shares of Stock which would be issuable under Section 4.4] multiplied by [Multiplier]

    The "Multiplier" referred to above shall be established by the Committee annually 45 days prior to the beginning of each Plan Year, but may be changed as frequently as the Committee deems appropriate. The value of the Multiplier shall be determined based on a reasonable option valuation method such that the value of the Stock Options granted reasonably approximates the equivalent value of the Director's Fees payable in Stock Options, but shall in no event exceed ten (10).

SECTION V -- OPTIONAL EQUITY COMPENSATION

    5.1 PARTICIPATION. Unless a Director has made an election in accordance with
Section 5.2 to receive all or any portion of Optional Equity Compensation in Stock, Phantom Stock and/or Stock Options (the "Optional Election"), on any date on which Director's Fees become payable to a Director, he or she will be paid in cash an amount equal to the Optional Equity Compensation. Any Optional Election becomes effective as of the first Entry Date coincident with or following the Director's appointment or election as a Director. If the Director declines to make an Optional Election at the initial Entry Date, the Director may make an Optional Election effective upon any subsequent Entry Date.

    5.2 TIMING OF OPTIONAL ELECTIONS. At least 30 days prior to the first day of a Plan Year, unless the Committee determines otherwise pursuant to Section 3.2, a Director may make an Optional Election by giving written notice authorizing payment of Optional Equity Compensation in Stock, Stock Options and/or deferral of Optional Equity Compensation through receipt of Phantom Stock. If a Director is elected or appointed after the first payment of Director's Fees in a Plan Year, the Director's Optional Election must be made prior to the effective date of such election or appointment.

    5.3 METHOD OF OPTIONAL ELECTION. Except as the Committee may otherwise provide, Directors may choose more than one form of Equity Compensation for payment and/or deferral of the Optional Equity Compensation. Unless the Director notifies the Committee of a change, the Director's Optional Elections shall remain in effect until Separation from Service. If a Director serves on more than one board or Designated Committee of the Company or Participating Companies, a separate Optional Election shall be required for the Director's Fees for each such board or Designated Committee.

    5.4 CHANGE IN OPTIONAL ELECTION. Any change in a Director's Optional Election will not take effect until a subsequent Entry Date. All changes must be made in accordance with Section 5.2. In the event of a change in the Director's Fees, the amount of Stock, Stock Options or Phantom Stock to be received will be adjusted proportionately as soon as practicable with respect to such changed Director's Fees, without action by the Director.

    5.5 STOCK. If a Director elects to receive Stock in payment of the Optional Equity Compensation of certain Director's Fees, the Company shall determine the number of shares of Stock with a Fair Market Value equal to the Optional Equity Compensation of such Director's Fees as of the date on which any Director's Fees become payable. For a participant in the First of America Shareholders Investment Plan, whole and fractional shares will be added to the Director's account under that plan as soon as practicable after such date. For any other Director, shares in an amount rounded to the nearest whole share will be delivered to the Director or an account designated by the Director.

    5.6 PHANTOM STOCK. If a Director elects to receive Phantom Stock for deferral of the Optional Equity Compensation, the Director's Phantom Stock Account shall be credited with a number of whole and fractional units of Phantom Stock equal to the number of whole and fractional shares of Stock which would be issuable under Section 5.5, as of any date on which Director's Fees become payable to that Director. In addition, as actual dividends are paid on Stock, Phantom Stock Accounts will be credited with a number of whole and fractional units of Phantom Stock as if the same dividends were paid on Phantom Stock and immediately reinvested in Phantom Stock. Dividend credits will be made based on the number of units of Phantom Stock credited to a Phantom Stock Account as of the dividend record date for Stock.

    5.7 STOCK OPTIONS. If a Director elects to receive Stock Options in payment of the Optional Equity Compensation, as of any date on which Director's Fees become payable to that Director, the Director shall receive a number of Stock Options based on the following formula:

        [Number of whole and fractional shares of Stock which would be issuable under Section 5.5] multiplied by [Multiplier]

    The "Multiplier" referred to above shall be established by the Committee annually 45 days prior to the beginning of each Plan Year, but may be changed as frequently as the Committee deems appropriate. The value of the Multiplier shall be determined based on a reasonable option valuation method such that the value of the Stock Options granted reasonably approximates the value of the Director's Fees to be payable in the form of Stock Options, but shall in no event exceed ten (10).

SECTION VI -- RESTRICTED STOCK

    6.1 TERMS OF RESTRICTED STOCK AGREEMENTS. All issuances of Restricted Stock made in a single Plan Year pursuant to this Plan will be evidenced by one Restricted Stock Agreement between the Company and the Director to whom such Restricted Stock is issued, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. The terms of a Restricted Stock Agreement shall apply equally to all issuances of Restricted Stock made in the Plan Year to which the Restricted Stock Agreement relates except that Restricted Stock Vesting Periods will differ based on the timing of each issuance. Without limiting the foregoing, the following terms and conditions will be considered part of each Restricted Stock Agreement (unless otherwise stated therein):

        (a) COVENANTS OF RESTRICTED STOCKHOLDER. Nothing contained in this Plan, any Restricted Stock Agreement or in any other agreement executed in connection with the issuance of Restricted Stock under this Plan will confer upon any Restricted Stockholder any right with respect to the continuation of the Director's status as a Director of the Company or a Participating Company or member of a Designated Committee.

        (b) RESTRICTED STOCK VESTING PERIODS. Except as otherwise provided herein, the period or periods of time during which shares of Restricted Stock will be subject to the restrictions imposed under this Plan or any other restrictions (the "Restricted Stock Vesting Period") shall be specified in the Restricted Stock Agreement. Restricted Stock Vesting Periods shall be determined by the Committee in its discretion, but shall not exceed ten years for full vesting. All shares of Restricted Stock shall become immediately and fully vested upon a Change in Control of the Company.

        (c) FORFEITURE OF RESTRICTED STOCK. To the extent that the applicable Restricted Stock Vesting Period has not elapsed, each share of Restricted Stock, subject to the discretion of the Committee, shall be forfeited immediately as of the date the Restricted Stockholder ceases to be a Director for any reason.

        (d) RESTRICTIONS ON TRANSFER OF RESTRICTED STOCK

           (i) GENERAL RULE ON TRANSFERS OF RESTRICTED STOCK. Restricted Stock may be transferred only if required by law. All Transfers of Restricted Stock not meeting the conditions set forth in this subsection are expressly prohibited.

           (ii) EFFECT OF PROHIBITED TRANSFER. Any prohibited Transfer of Restricted Stock is void and of no effect. Should such a Transfer purport to occur, the Company may refuse to carry out the Transfer on its books, attempt to set aside the Transfer, enforce any undertaking or right under this subsection 6.1(d), or exercise any other legal or equitable remedy.

           (iii) ESCROW. All shares of Restricted Stock issued pursuant to this Plan will be held in escrow by the Company so long as the shares of Restricted Stock are subject to any restrictions under this Plan or under a Restricted Stock Agreement. Each Restricted Stockholder acknowledges that the Secretary of the Company is appointed as the escrow holder with the authority to take all such actions and to effectuate all such Transfers and/or releases as are in accordance with the terms of this Plan as a material inducement to the issuance of shares of Restricted Stock under this Plan, that the appointment is coupled with an interest, and that it accordingly will be irrevocable. The escrow holder will not be liable to any party to a Restricted Stock Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

        (e) COMPLIANCE WITH LAW. Notwithstanding any other provision of this Plan, Restricted Stock may be issued pursuant to this Plan only after there has been compliance with all applicable federal and state tax and securities laws.

        (f) STOCK CERTIFICATES. Certificates representing the Restricted Stock issued pursuant to this Plan will bear all legends required by law and necessary to effectuate this Plan's provisions. The Company may place a "stop transfer" order against shares of the Restricted Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this subsection 6.1(f) have been complied with.

        (g) MARKET STANDOFF. To the extent requested by the Company and any underwriter of securities of the Company in connection with a firm commitment underwriting, no Restricted Stockholder of any shares of

    Restricted Stock will sell or otherwise Transfer any such shares not included in such underwriting, or not previously registered pursuant to a registration statement filed under the Securities Act of 1933, as amended, during the 120-day period following the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such offering.

        (h) OTHER PROVISIONS. The Restricted Stock Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Restricted Stock issued hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

SECTION VII -- STOCK OPTIONS

    7.1 TERMS OF STOCK OPTION AGREEMENTS. All Stock Options granted in a single Plan Year pursuant to this Plan will be evidenced by one Stock Option Agreement between the Company and the Director to whom such Stock Options are granted, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. The terms of a Stock Option Agreement shall apply equally to all grants of Stock Options made in the Plan Year to which the Stock Option Agreement relates, except that Option Prices will differ based on the timing of each grant. Without limiting the foregoing, the following terms and conditions will be considered a part of each Stock Option Agreement (unless otherwise stated therein):

        (a) COVENANTS OF OPTIONEE. Nothing contained in this Plan, any Stock Option Agreement or in any other agreement executed in connection with the granting of a Stock Option under this Plan will confer upon any Optionee any right with respect to the continuation of the Director's status as a Director of the Company or a Participating Company or member of a Designated Committee.

        (b) STOCK OPTION VESTING. Except as otherwise provided herein, the Committee in its discretion may specify a period of time within which each Stock Option will vest and first become exercisable. All Stock Options granted without specific vesting provisions, or as Optional Equity Compensation, shall be fully and immediately vested and exercisable as of the date of the grant.

        (c) EXERCISE OF THE STOCK OPTION.

           (i) MECHANICS AND NOTICE. Stock Options may be exercised to the extent exercisable by giving written notice to the Company specifying the number of Stock Options to be exercised, the date of the grant of the Stock Option or Stock Options to be exercised, the Option Price, the desired effective date of the exercise, the number of full shares of Option Stock to be retained by the Optionee after exercise, and the method of payment. Once written notice complying with the requirements of this subsection is received, the Committee or its designee shall promptly notify the Optionee of the amount of the Option Price and withholding taxes due. Payment of any amounts owing shall be due immediately upon receipt of such notice.

           (ii) WITHHOLDING TAXES. As a condition to the issuance of shares of Option Stock upon exercise of a Stock Option granted under this Plan, the Optionee will pay to the Company in cash, through share netting as described in subsection 7.1(d), or in such other form as the Committee may determine in its discretion, the amount of the Company's tax withholding liability, if any, associated with such exercise. The Committee may prescribe a specific method of payment of such withholding, in its discretion. For purposes of this subsection 7.1(c)(ii), "tax withholding liability" will mean all federal and state income taxes, social security tax, medicare tax and any other taxes applicable to the income arising from the transaction required by applicable law to be withheld by the Company.

           (iii) PAYMENT OF OPTION PRICE. Each Stock Option Agreement will specify the Option Price, with respect to the exercise of Stock Options granted thereunder, which may be stated in terms of a fixed dollar amount, a percentage (not less than 100%) of Fair Market Value at the time of the grant, or such other method as determined by the Committee in its discretion. In no event will the Option Price for a Stock Option granted hereunder be less than the Fair Market Value of the Stock at the time such Stock Option is granted. The Option Price will be payable to the Company in United States dollars in cash or by check or, such other legal consideration as may be approved by the Committee, in its discretion.

        (d) SHARE NETTING. The Optionee may pay all or a portion of the Option Price and/or the tax withholding liability, if applicable, with respect to the exercise of a Stock Option by withholding shares of Option Stock ("share netting"), provided that the Committee determines that the Fair Market Value of such netted Option Stock is equal to the corresponding portion of such Option Price and/or tax withholding liability, as the case may be, to be paid for therewith.

        (e) TERMINATION OF THE STOCK OPTION. Except as otherwise provided herein, each Stock Option Agreement will specify the period of time, not to exceed ten years, to be determined by the Committee in its discretion, during which the Stock Option granted therein will be exercisable (the "Option Period"). To the extent not previously exercised, each Stock Option will terminate upon the expiration of the Option Period specified in the Stock Option Agreement; provided, however, that, subject to the discretion of the Committee, each Stock Option will terminate, if earlier: (a) six months after the date of the Optionee's Separation from Service for any reason, other than death, Disability, or Retirement; or (b) five years after the date of the Optionee's Separation from Service by reason of such person's death, Disability or Retirement.

           (i) LIMITED STOCK APPRECIATION RIGHTS. Notwithstanding any other provision of this Agreement, and except as provided in subsection 7.1(e)(i)b, below, each Stock Option will be cancelled on the effective date of a Change in Control of the Company or a liquidation or dissolution of the Company, and in lieu of further rights under the Stock Options, Optionees will receive from the Company in cash the difference between the Fair Market Value and the Option Price, multiplied by the number of shares to which each Stock Option relates.

             a. For purposes of subsection 7.1(e)(i) only, the Fair Market Value shall be the average between the highest and lowest quoted price per share for sales made and reported on the New York Stock Exchange, or on a sales or quotation system maintained by the National Association of Securities Dealers, or such other national stock exchange on which such Stock of the Company may then be listed and which constitutes the principal market for such Stock on the latest trading date for which sales or quotations are reported prior to such effective date or, if greater, the price or value received by shareholders for a share of Stock with respect to the largest number of shares the ownership of which is transferred in conjunction with such Change in Control, liquidation or dissolution of the Company.

             b. The Board shall receive an opinion, dated as of the Change in Control, from the independent auditors of the surviving company, that the limited stock appreciation rights granted in subsection 7.1(e)(i) do not prevent the Change in Control from being accounted for as a pooling of interests. If the Board does not receive the required opinion, it may declare subsection 7.1(e)(i) to be nullified. In such case, all previously vested Stock Options shall continue to be fully exercisable, and all unvested Stock Options shall become immediately and fully exercisable, upon the Change in Control pursuant to the terms of this Plan.

        (f) MODIFICATION OF STOCK OPTIONS. Subject to the terms and conditions and within the limitations of this Plan, the Committee may modify outstanding Stock Options granted under this Plan, but in no event may the Committee change the Option Price as stated in the Stock Option Agreement, if expressed as a fixed dollar amount, or the manner in which the Option Price is to be calculated as stated in the Stock Option Agreement, if expressed as a percentage of Fair Market Value, a market or peer group index or otherwise. Notwithstanding the foregoing, no modification of any Stock Option will, without the consent of the holder of the Stock Option, alter or impair any rights or obligations under any Stock Option previously granted under this Plan.

        (g) TRANSFERABILITY OF STOCK OPTIONS. Stock Options will be subject to Transfer by the Optionee only by will or the laws of descent and distribution or, at the discretion of the Committee, by direct gift to a family member, or gift to a family trust or family partnership. The terms "family member," "family trust" and "family partnership" shall have meanings consistent with Section 704 of the Code. Stock Options will be exercisable only by the Optionee during the Director's lifetime, or, by any of the recipients of the Transfers specifically permitted by this subsection 7.1(g).

        (h) COMPLIANCE WITH LAW. Notwithstanding any other provision of this Plan, Stock Options may be granted pursuant to this Plan, and Option Stock may be issued pursuant to the exercise thereof by an Optionee, only after there has been compliance with all applicable federal and state tax and securities laws. The right to exercise a Stock Option will be further subject to the requirement that if at any time the Committee or legal counsel of the Company determines, in its discretion, that the listing, registration or qualification of the shares of Option Stock called for by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting of such Stock Option or the purchase of shares of Option Stock, the Stock Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval is effected or obtained free of any conditions not acceptable to the Committee, in its discretion.

        (i) STOCK CERTIFICATES. Certificates representing the Option Stock issued pursuant to the exercise of Stock Options will bear all legends required by law and necessary to effectuate this Plan's provisions. The Company may place a "stop transfer" order against shares of the Option Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this subsection 7.1(i) have been complied with.

        (j) OTHER PROVISIONS. The Stock Option Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Option Stock issued upon exercise of any Stock Options granted hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

SECTION VIII -- PHANTOM STOCK (DEFERRED COMPENSATION)

    8.1 PHANTOM STOCK DEFERRALS. Pursuant to Section 4.6, each Director may defer all or a part of the Designated Equity Compensation of one or more types of Director's Fees by electing to receive Phantom Stock instead of such fees, if Phantom Stock is an available form of Equity Compensation for the Plan Year. Pursuant to Section 5.6, each Director may defer all or a part of the Optional Equity Compensation of one or more types of Director's Fees by electing to receive Phantom Stock instead of cash payment of such fees.

    8.2 EFFECT OF DEFERRAL. To the extent the Company is required to withhold taxes or any other amounts from Phantom Stock Account credits or any other deferrals pursuant to any federal, state or local law, the Committee may provide for such withholding in any manner it deems appropriate.

    8.3 PRE-EXISTING DIRECTOR DEFERRED COMPENSATION PLANS OR AGREEMENTS. For all Phantom Stock Accounts established prior to February 19, 1997, the effective date of this amended and restated Plan, in order to facilitate record keeping which will be compatible with the operation of the Plan as amended and restated, all such Phantom Stock Accounts will be valued in terms of units of Phantom Stock. With Committee approval, a Deferring Director may elect to consolidate any other accumulated deferrals or Phantom Stock he or she may have under any other director deferred compensation plan sponsored by a Participating Company with the Director's Phantom Stock Account in this Plan. Such transferred amounts will be governed by the provisions of this Plan for all purposes. No cash payments, after-tax deferral accounts or qualified plan rollovers or transfers will be accepted under this Plan.

    8.4 NON-ALIENATION. No Phantom Stock Account under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No Phantom Stock Account under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such Account except such claims as may be made by the Company or any Participating Company.

    8.5 UNSECURED CREDITORS. All amounts held in Phantom Stock Accounts under this Plan will be unsecured liabilities of the Company. Nothing contained herein, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company, Participating Companies, Directors or any other person. To the extent that a Director or any other person acquires a right to receive payments under the terms of this Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company or Participating Companies. All payments made under the terms of this Plan shall be made from the general funds of the Company, or Participating Companies, and no segregation of assets shall be made for the payment of any Phantom Stock Account distributions under the terms of this Plan to any Deferring Director or beneficiary thereof. Notwithstanding the foregoing, the Company may establish an irrevocable Rabbi Trust to provide funding of Phantom Stock Accounts payable under the Plan. At all times, the assets of such trust shall remain subject to the claims of the Company's creditors and Deferring Directors' claims to such assets shall be no greater than those of an unsecured, general creditor of the Company.

    8.6 TAX TREATMENT OF PHANTOM STOCK. Any Phantom Stock or other compensation deferred under this Plan shall not be deemed compensation and shall not be included in a Director's taxable income nor deductible by the Company under federal or state law until actually received by the Deferring Director. In order to ensure that Phantom Stock or other deferred compensation payable under this Plan is not deemed received until it is distributed according to Section X, the Committee may require Deferring Directors to make Designated Elections and Optional Elections earlier than 30 days prior to the beginning of a Plan Year. Any other rights, powers, privileges or duties in connection with the establishment and administration of Phantom Stock Accounts under this Plan shall not be effective if and to the extent that the same, if effective, would result in the compensation deferred under this Plan being subject to taxation before actual receipt by the Deferring Director. All provisions of this Plan relating to the Phantom Stock Accounts shall be subordinate to this requirement and any interpretations or constructions to be given to this Plan shall be made in such a manner as to carry out this intention.

SECTION IX -- MAINTENANCE AND VALUATION OF PHANTOM STOCK ACCOUNTS

    9.1 MAINTENANCE OF SEPARATE PHANTOM STOCK ACCOUNTS. For each Deferring Director, the Company shall establish a separate Phantom Stock Account according to generally accepted accounting principles, which shall reflect all deferrals and Phantom Stock accumulations under this Plan and adjustments to the value of Deferring Director's Phantom Stock Accounts in accordance with Section 9.2. Each Deferring Director will be furnished a statement of the Director's Phantom Stock Accounts not less often than annually and following the complete distribution of such Phantom Stock Accounts to the Deferring Director.

    9.2 VALUATION OF PHANTOM STOCK ACCOUNTS. Phantom Stock Accounts will be credited, as described in Sections 4.6 and 5.6, with units of Phantom Stock and dividend credits on such Phantom Stock. No specific assets will be invested under this Plan nor will shares be held on behalf of a Deferring Director. The value of each of a Deferring Director's Phantom Stock Accounts will be determined as if assets were invested in shares of Company Stock.

    The Committee shall have the authority to establish such consistent and nondiscriminatory accounting procedures as it deems appropriate to credit Phantom Stock and dividends and transfers from other director deferred compensation plans to a Deferring Director's Phantom Stock Accounts, and to specify the date as of which the value of Company Stock shall be determined for purposes of valuing a Deferring Director's Phantom Stock Accounts. Phantom Stock Accounts shall be valued as of each Valuation Date.

    Upon a partial or total distribution of the Deferring Director's Phantom Stock Accounts, the Committee shall determine the value of the Deferring Director's Phantom Stock Accounts by adding (i) the value of such Phantom Stock Accounts as of the Valuation Date preceding the date of distribution, and (ii) any additional Phantom Stock or dividend credits to the Phantom Stock Account since the Valuation Date preceding the date of distribution.

SECTION X -- DISTRIBUTION OF PHANTOM STOCK ACCOUNT BALANCES

    10.1 FORMS OF DISTRIBUTION. All distributions of Phantom Stock Account balances will be paid in cash, Stock, or some combination of both, in accordance with an election made by the Deferring Director prior to receiving a distribution. If no election is made, distributions will be made in cash. In the event that fractional shares of Stock become payable to a Deferring Director, in lieu of payment in fractional shares, the Deferring Director will receive the value of such shares in cash.

    10.2 DISTRIBUTION UPON SEPARATION FROM SERVICE.

        (A) GENERAL RULE. In the event of a Deferring Director's Separation from Service, the Deferring Director shall receive a single distribution of Phantom Stock Account balances as of the date of Separation from Service as soon as practicable following the Director's Separation from Service, unless the Deferring Director has previously elected an alternative method of distribution under Section 10.2(b).

        (B) TIMING OF ALTERNATIVE DISTRIBUTION METHOD ELECTION. An election of an alternative method of distribution of Phantom Stock Account balances described in Sections 10.2(c) or 10.2(d) must be made by the

    Deferring Director on a form supplied by the Company and delivered to the Committee no later than the earlier of:

           (i) three months prior to the Director's Separation from Service; or

           (ii) the last day of the calendar year preceding the calendar year in which the Director's Separation from Service occurs.

        (C) SINGLE DEFERRED DISTRIBUTION. A Deferring Director may elect to receive a single deferred distribution of the Director's Phantom Stock Account balances on the 5th or 10th anniversary of the Deferring Director's Separation from Service. The distribution will be made by the Company as soon as practicable following the anniversary date elected by the Deferring Director. If a Deferring Director makes an election under this Section 10.2(c), and dies prior to receiving all amounts payable under the Plan, the remaining amounts payable shall be distributed to the Deferring Director's Beneficiary in accordance with the Deferring Director's election.

        (D) 5 OR 10 YEAR INSTALLMENTS. A Deferring Director may elect to receive a deferred distribution of Phantom Stock Account balances in 5 or 10 annual installments commencing as soon as practicable following the first anniversary of the Deferring Director's Separation from Service. The amount of each annual distribution shall equal the total value of the Deferring Director's Phantom Stock Account in the Plan as of the Valuation Date immediately preceding the distribution divided by the number of payments remaining to be made to the Deferring Director. If a Deferring Director makes an election under this Section 10.2(d), and dies prior to receiving all amounts payable under the Plan, the remaining amounts payable shall be distributed to the Deferring Director's Beneficiary in accordance with the Deferring Director's election.

    10.3 CESSATION OF DEFERRING DIRECTOR. A Deferring Director shall continue to participate in the Plan until such time as the full value of the Director's Phantom Stock Accounts has been distributed.

    10.4 EFFECT OF A CHANGE IN CONTROL ON PHANTOM STOCK ACCOUNTS. Subject to prior approval by the Committee of an alternative course of action, including immediate distribution of all Phantom Stock Account balances, in the event of a Change in Control of the Company, the Committee shall make appropriate arrangements with and obtain such binding commitments from the Company's successor as are necessary to provide for the distribution of all Phantom Stock Accounts in accordance with the terms of this Plan.

SECTION XI -- BENEFICIARIES

    11.1 BENEFICIARY DESIGNATION. A Director may designate, by written notice delivered to the Committee or its designee prior to the Director's death, a Beneficiary or Beneficiaries to receive, in the event of the Director's death, all or part of the amount of the Director's Phantom Stock Accounts, any of the Director's Stock Options granted pursuant to the Plan or any of the Director's unvested shares of Restricted Stock granted pursuant to the Plan. A designation of Beneficiary may be replaced by a new designation or may be revoked by the Director at any time by written notice delivered prior to the Director's death.

    11.2 ABSENCE OF BENEFICIARY OR UNCERTAIN BENEFICIARY. If no beneficiary designation is in effect at the time of a Director's death, or if no designated beneficiary survives the Director, or such designation conflicts with law, payment of the amount, if any, payable under the Plan upon the Director's death shall be made to the Director's estate.

    If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount without liability for any interest thereon, until the rights to such amount are determined or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company, the Participating Companies, the Plan and the Board. Every person receiving or claiming payment under this Plan shall be presumed to be mentally competent and of full legal age until the date on which the Committee receives a written notice, that such person is incompetent or a minor for whom a guardian or other person legally vested with the care of the Director's person or estate has been appointed. However, if the Committee shall find that any person to whom an amount is payable is unable to care for the Director's affairs because of incompetency or the person is a minor, any payment due (unless a prior claim shall have been made by a duly appointed legal representative) may be paid to the spouse, child, parent, brother, or sister of such person, or to any person or institution deemed by the Committee to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of liability under this Plan.

    In the event a guardian of the estate of any person receiving or claiming payment under this Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian provided that proper proof of appointment and continuing qualification is furnished to the Company. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability under the Plan.

SECTION XII -- ADMINISTRATION

    12.1 ADMINISTRATION OF PLAN. This Plan will be administered by the Committee, which may delegate such powers or duties to employees of the Company or a Participating Company, as it deems appropriate, provided that such delegation is consistent with maintaining an exemption from the short-swing profit liability provisions of Section 16 of the 1934 Act.

    12.2 POWER OF PLAN ADMINISTRATOR. Except as otherwise expressly provided in this Plan, the Committee shall have full power and authority, within the limits provided by this Plan:

        (a) to interpret this Plan, resolve ambiguities that arise under the Plan and make equitable adjustment for any mistakes or errors made in the administration of this Plan;

        (b) to determine all questions arising in the administration of this Plan, including the power to determine the rights of Directors and their Beneficiaries;

        (c) to adopt such rules and regulations as it may deem reasonably necessary for the proper and efficient administration of this Plan consistent with its purposes;

        (d) to enforce this Plan in accordance with its terms and any rules and regulations adopted by the Committee;

        (e) to determine the period or periods of time during which Stock Options may be exercised or become exercisable, the Option Price and the duration of such Stock Options, and other matters to be determined by the Committee in connection with specific Stock Option grants and Stock Option Agreements as specified under this Plan;

        (f) to determine the period or periods of time during which the Restricted Stock may vest, and other matters to be determined by the Committee in connection with specific issuances of Restricted Stock and Restricted Stock Agreements as provided in this Plan; and

        (g) to do all other acts which in its judgment are necessary or desirable for the proper and effective administration of this Plan.

SECTION XIII -- MISCELLANEOUS

    13.1 EXPENSES. Expenses of administering the Plan, will be borne by the Company and Participating Companies.

    13.2 AMENDMENTS. The Board may amend the Plan at any time in its sole discretion, provided that:

        (a) Any such amendment will be effective at such date as the Board may determine;

        (b) No amendment shall reduce the value of a Deferring Director's Phantom Stock Accounts as of the date the Board adopts the amendment, but an amendment may change the manner in which Plan distributions or earnings or losses on Phantom Stock Accounts are determined;

        (c) No such action may, without the approval of the shareholders of the Company, materially increase (other than by reason of an adjustment pursuant to Section 13.4 hereof) the aggregate number of shares of Stock, Option Stock and Restricted Stock in the Stock Pool that may be granted pursuant to this Plan; and

        (d) No action of the Board or Committee shall alter or impair any Stock Option or Restricted Stock previously granted or awarded under this Plan without the consent of such affected Optionee or Restricted Stockholder.

    13.3 PLAN TERMINATION. The Board may terminate this Plan at any time; however, no termination shall alter or impair any Stock Option or Restricted Stock previously granted or awarded under this Plan without the consent of such affected Optionee or Restricted Shareholder, nor shall any termination reduce the value of the Deferring Director's Phantom Stock Accounts as of the date the Board terminates the Plan.

    13.4 ADJUSTMENTS UPON CHANGES IN STOCK. In the event of any change in the outstanding Stock of the Company as a result of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made:

        (a) in the aggregate number of shares of Stock, Option Stock and Restricted Stock in the Stock Pool;

        (b) in the Option Price and the number of shares of Option Stock that may be purchased pursuant to an outstanding Stock Option granted hereunder; and

        (c) in the number of units of Phantom Stock held in Phantom Stock Accounts maintained under this Plan; and

        (d) with respect to other rights and matters determined on a per share basis under this Plan or any associated Stock Option Agreement or Restricted Stock Agreement.

        (e) Any such adjustments will be made only by the Committee, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan and all Stock Options, Restricted Stock and Phantom Stock then outstanding. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of its Stock.

    13.5 NOTICES. Notices, reports and statements to be given, made or delivered to a Director will be deemed duly given, made or delivered, when addressed to the Director, and delivered by first class mail, to such Director's last known residence or business address. All notices required to be given by a Director will be given on a form provided for the purpose and will be deemed received when delivered to the Committee, care of the Company's Senior Vice President of Human Resources at 211 S. Rose, Kalamazoo, MI, 49007.

    13.6 APPLICABLE LAW. This Plan shall be governed by the law of the State of Michigan, to the extent not preempted by federal law.

    13.7 PLAN BINDING UPON SUCCESSORS. This Plan shall be binding upon and inure to the benefit of the Company, the Participating Companies, Directors and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries.

Approved by the Board of Directors on February 21, 1996.

Amended and restated by the Board of Directors on February 19, 1997.

                                                                      APPENDIX B

                       FIRST OF AMERICA BANK CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                      AND
                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
The Business of First of America Bank Corporation...........     B-1
Management's Discussion and Analysis........................     B-2
  Mergers and Acquisitions..................................     B-2
  1996 Highlights...........................................     B-2
  Income Analysis...........................................     B-5
  Line of Business Analysis.................................    B-12
  Credit Risk Profile.......................................    B-13
  Funding, Liquidity and Interest Rate Risk.................    B-17
  Capital Strength..........................................    B-20
  In Conclusion.............................................    B-21
Statement of Management Responsibility......................    B-22
Letter of Audit Committee Chairman..........................    B-22
Report of Independent Auditors..............................    B-23
Consolidated Financial Statements
  Consolidated Balance Sheets...............................    B-24
  Consolidated Statements of Income.........................    B-25
  Consolidated Statements of Changes in Shareholders'
     Equity.................................................    B-26
  Consolidated Statements of Cash Flows.....................    B-27
  Notes to Consolidated Financial Statements................    B-28
Supplemental Information....................................    B-51

               THE BUSINESS OF FIRST OF AMERICA BANK CORPORATION

    First of America Bank Corporation, headquartered in Kalamazoo, Michigan, is a $22 billion bank holding company which has $15 billion in loans and $18 billion in deposits and provides commercial and retail banking in Michigan, Illinois, Indiana and Florida. The corporation also provides trust, insurance and other financial services, managing over $20 billion in trust and mutual fund assets, and engages in mortgage origination in North Carolina and Arizona. Based on total assets, First of America is ranked 32nd among banking companies in the United States.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following financial review discusses the performance of First of America, on a consolidated basis, for the three years ended December 31, 1996, and should be read in conjunction with the consolidated financial statements and notes thereto.

MERGERS AND ACQUISITIONS

    Table I below and Note 2 of the Notes to Consolidated Financial Statements, included later in this document, summarize First of America's business combinations for the past three years.

BUSINESS COMBINATIONS                                                    TABLE I
($ in thousands)
--------------------------------------------------------------------------------

               1996                                 1995                                  1994
--------------------------------------------------------------------------------------------------------------
                           Assets                               Assets                                Assets
       Affiliate          Acquired          Affiliate          Acquired          Affiliate           Acquired
--------------------------------------------------------------------------------------------------------------
Huttenlochers Kerns                  New England Trust                    Presidential Holding
  Norvell, Inc..........   $3,994    Company.................   $1,576    Corporation.............  $  256,352
                           ------
                                     Underwriting                         F & C Bancshares,
                                       Consultants, Inc. ....    1,255      Inc. .................     379,791
                                                                          First Park Ridge
                                                                            Corp. ................     327,391
                                     West Suburban Financial              LGF Bancorp, Inc........     412,336
                                       Corporation...........       12
                                                                ------
                                                                          Goldome Federal
                                                                            Branches(36)..........     376,858
                                                                                                    ----------
                           $3,994                               $2,843                              $1,752,728
--------------------------------------------------------------------------------------------------------------

    On February 12, 1996, First of America acquired Huttenlochers Kerns Norvell, Inc., an insurance agency located in southeast Michigan. This acquisition provides further opportunity to enhance this revenue source which increased $3.5 million for 1996 over 1995.

1996 HIGHLIGHTS

    Net income for 1996 was $256.9 million, up 8.5 percent compared with the $236.7 million earned in 1995, and earnings per share were $4.16 versus $3.73. The current year's results reflected the impact of the Federal Deposit Insurance Corporation's one-time assessment fee of $14.0 million (net of tax), or $0.22 per share, to recapitalize the Savings Association Insurance Fund, gains from branch sales of $17.0 million (net of tax), and one-time charges of $7.3 million (net of tax) associated with severance and various write-downs. For 1995, the results included restructuring charges of $8.6 million (net of tax) and gains from branch office sales of $10.6 million (net of tax).

    Return on average assets was 1.16 percent for 1996 compared with 1.00 percent for 1995 and 0.98 percent for 1994. Return on average equity was up for the year-over-year comparison, 14.39 percent compared with 13.89 percent. Return on average equity was 14.44 percent in 1994.

    Asset quality improved from the solid levels reported in 1995 and 1994. Nonperforming assets were 0.52 percent of total assets, lower than the 0.63 percent and 0.57 percent reported at year-end 1995 and 1994, respectively. Net charge-offs as a percent of average loans for 1996 was 0.53 percent, higher than the 0.47 percent and 0.39 percent, respectively, for 1995 and 1994. The increase in the ratio from 1995 to 1996 was primarily due to a decreasing loan portfolio, which resulted from a planned balance sheet restructuring; the increase from 1994 to 1995 was the result of the higher charge-offs experienced industry-wide in consumer loan portfolios. The allowance for loan losses as a percent of total loans did increase, however, to 1.68 percent at year-end 1996 compared with 1.50 percent at year-end 1995, as the provision for loan loss expense covered net charge-offs by 114 percent and total loans were $1.0 billion lower. The allowance as a percent of total loans was 1.36 percent at December 31, 1994.

    Total assets were $22.1 billion at December 31, 1996, decreasing 6.5 percent from the $23.6 billion reported at December 31, 1995, as a result of targeted balance sheet restructuring efforts. Higher priced deposits and selected loan portfolios with narrower net interest spreads were reduced and greater emphasis was placed on loans and deposits meeting specific targeted returns. Total assets were $24.6 billion at December 31, 1994. The 1994 to 1995 decrease can also be attributed to the restructuring of the balance sheet and to the June 1995 securitization of $500 million in credit card receivables. Total loans decreased
6.4 percent due to pricing strategies implemented to improve the profitability of the installment and residential mortgage portfolios. The commercial and commercial mortgage portfolios, however, experienced moderate growth during 1996, up 3.8 percent from 1995.

    Total shareholders' equity remained level with a year ago at $1.8 billion even with the 3.6 million shares repurchased in 1996. Book value per share increased to $29.83 at December 31, 1996 compared with $28.89 and $25.12 for year-ends 1995 and 1994. Discussion of an additional repurchase program is presented in the Capital Strength section later in this document. The total risk-based capital ratio of 13.19 percent at year-end 1996 was the highest reported by First of America since it began computing risk-based ratios in 1989. The regulatory requirement for this ratio is 8 percent.

    In August 1996, the Board of Directors increased the cash dividend per common share by 6.8 percent to $1.88 annually. This increase indicated the Board's continued confidence in First of America's profitability and represents the fourteenth year in a row that the dividend was increased. One indicator of the Registrant's continuing progress is that First of America's stock reached its highest closing price ever, $60.75, on November 29, 1996, and closed at $60.125 on December 31, 1996 up 35.5 percent from 1995.

    In November 1996, several organizational changes were announced, to be completed in 1997, which are designed to continue the Registrant's efforts towards a delivery system that revolves around customers' needs and is organized by business lines. The changes will further realign the company from a geographic focus; devote more resources to sales incentives and sales training; reduce costs for delivery of products and services; and improve prospects for increased profitability. The financial impact of these changes was partially recognized in the fourth quarter of 1996 as noted previously.

    An additional change announced in November is the Registrant's planned mid-1997 consolidation of its four affiliate banks into one operating unit as permitted under legislation which provides for full interstate banking at that time. This change will not take the company away from its community banking roots, but rather will serve to strengthen its commitment to those communities. For example, community and regional presidents will continue to be actively involved in the communities they serve, but they will also have business line responsibilities.

SELECTED FINANCIAL DATA                                                 TABLE II
($ in thousands, except per share data)

                                   5 Year                                Year Ended December 31,
                                 Compounded    ----------------------------------------------------------------------------
                                 Growth Rate      1996          1995         1994         1993         1992         1991
---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income.................      1.6%     $ 1,663,554    1,796,524    1,600,877    1,510,966    1,596,127    1,537,861
Interest expense................     (0.7)         761,066      872,528      662,142      608,949      721,300      786,910
                                               -----------   ----------   ----------   ----------   ----------   ----------
Net interest income.............      3.7          902,488      923,996      938,735      902,017      874,827      750,951
Provision for loan losses.......      5.6           93,456       91,488       86,571       84,714       78,809       71,030
Total non-interest income.......     14.8          419,314      346,100      284,373      292,184      261,316      209,900
Total non-interest expense......      4.9          845,003      815,271      813,418      763,528      796,348      665,732
Applicable income tax expense...     14.4          126,457      126,629      102,616       98,574       91,506       64,625
Extraordinary item, net of
  tax...........................      n/a               --           --           --           --      (21,956)          --
---------------------------------------------------------------------------------------------------------------------------
Net income......................     10.0%     $   256,886      236,708      220,503      247,385      147,524      159,464
---------------------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stock.........................     12.3%     $   256,886      236,708      220,503      241,232      135,015      144,028
---------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE OF COMMON
  STOCK
Primary.........................      9.1%     $      4.16         3.73         3.69         4.20         2.46         2.69
Fully diluted...................      9.1             4.16         3.73         3.69         4.14         2.46         2.69
Average common shares
  outstanding ("000")...........      2.9           61,755       63,501       59,812       57,417       54,842       53,536
Cash dividends declared per
  common share..................      8.0      $      1.82         1.72         1.64         1.55         1.34         1.24
Primary book value per common
  share.........................      7.7            29.83        28.89        25.12        25.60        22.12        20.58
---------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET SUMMARY
ASSETS:
Cash and due from banks.........      3.8%     $ 1,205,962    1,207,062    1,060,788      903,517      918,960    1,000,578
Federal funds sold, resale
  agreements and time
  deposits......................     (8.5)         163,400      269,737       55,271       74,909      175,030      254,333
Securities:
  Held to maturity..............      n/a               --           --    3,112,876    1,856,623    3,489,626    4,261,360
  Available for sale............      n/a        4,562,381    5,060,746    2,587,626    3,261,481           --           --
  Held for sale.................      n/a               --           --           --           --    1,137,420           --
Loans -- net of unearned
  income........................      2.6       15,056,006   16,076,942   16,834,858   14,394,155   13,756,017   13,228,027
Allowance for loan losses.......      7.7         (252,846)    (241,182)    (228,115)    (188,664)    (176,793)    (174,882)
Other assets....................      8.1        1,327,276    1,226,790    1,145,398      928,450      846,507      900,552
---------------------------------------------------------------------------------------------------------------------------
Total assets....................      2.5%     $22,062,179   23,600,095   24,568,702   21,230,471   20,146,767   19,469,968
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY:
Deposits........................      0.2%     $17,619,296   19,342,467   20,200,266   18,243,703   18,035,553   17,483,232
Short term borrowings...........     45.5        1,837,990    1,649,965    1,882,739      994,578      338,023      282,225
Long term debt..................     14.9          521,124      490,315      681,236      254,193      254,051      260,398
Other liabilities...............     11.1          299,571      289,367      225,573      214,560      183,649      176,745
Total shareholders' equity......      7.1        1,784,198    1,827,981    1,578,888    1,523,437    1,335,491    1,267,368
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity....      2.5%     $22,062,179   23,600,095   24,568,702   21,230,471   20,146,767   19,469,968
---------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on average total
  equity........................                     14.39%       13.89        14.44        17.50        11.38        13.07
Return on average assets........                      1.16         1.00         0.98         1.20         0.75         0.95
Net interest margin (a).........                      4.53         4.28         4.58         4.86         4.98         5.07
Total shareholders' equity to
  assets at year-end............                      8.09         7.75         6.43         7.18         6.63         6.51
---------------------------------------------------------------------------------------------------------------------------

(a) Fully taxable equivalent based on a marginal federal income tax rate of 35% for 1996, 1995, 1994 and 1993, and 34% for prior years.

INCOME ANALYSIS

    NET INTEREST INCOME. Net interest income on a fully taxable equivalent (FTE) basis was $920.0 million, down 2.1 percent from $940.0 million in 1995. The higher net interest margin for 1996, 4.53 percent versus 4.28 percent, more than offset a 7.5 percent decrease in average earning assets. First of America completed the securitization of $500 million in credit card receivables during mid-year 1995, shifting revenue from interest income to non-interest fee revenue. If 1995 net interest income was restated for the impact of the securitization, 1996's net interest income would have been level with last year's. For 1995 compared with 1994, net interest income FTE decreased 2.0 percent primarily due to the impact of the credit card securitization.

    Table III presents a summary of the changes in net interest income resulting from changes in volumes and rates for 1996 and 1995. Net interest income, average balance sheet amounts, and the corresponding yields and costs for the years 1992 through 1996 are shown in Table IV.

    Total interest income FTE declined 7.3 percent in 1996. As illustrated in Table III, the decrease resulted mainly from a lower volume of earning assets. On the other hand, interest expense was down 12.8 percent as a result of lower rates on interest-bearing liabilities and a $1.7 billion decrease in average interest bearing liabilities. The combination of these changes resulted in the
2.1 percent decrease in net interest income FTE.

VOLUME/RATE ANALYSIS                                                   TABLE III
($ in thousands)

                                        1996 Change From 1995 Due To          1995 Change From 1994 Due To
-----------------------------------------------------------------------------------------------------------
                                       Volume       Rate       Total          Volume      Rate      Total
-----------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans (FTE).........................  $ (95,181)   (13,930)   (109,111)       119,442     77,146    196,588
Taxable securities..................    (43,999)    11,697     (32,302)       (12,571)    13,618      1,047
Tax exempt securities (FTE).........      5,999       (591)      5,408         (7,188)       750     (6,438)
Money market investments............      3,591        947       4,538          1,482      2,021      3,503
-----------------------------------------------------------------------------------------------------------
Total interest income (FTE).........  $(129,590)    (1,877)   (131,467)       101,165     93,535    194,700
-----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest bearing deposits...........  $ (55,743)   (23,423)    (79,166)        16,197    141,030    157,227
Short term borrowings...............    (11,837)    (8,859)    (20,696)        16,754     23,541     40,295
Long term debt......................    (13,408)     1,808     (11,600)         9,717      3,148     12,865
-----------------------------------------------------------------------------------------------------------
Total interest expense..............  $ (80,988)   (30,474)   (111,462)        42,668    167,719    210,387
-----------------------------------------------------------------------------------------------------------
Change in net interest income.......  $ (48,602)    28,597     (20,005)        58,497    (74,184)   (15,687)
-----------------------------------------------------------------------------------------------------------

* Any variance attributable jointly to volume and rate changes is allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each. Non-taxable income has been adjusted to a fully taxable equivalent basis.

--------------------------------------------------------------------------------
AVERAGE BALANCES/NET INTEREST INCOME/AVERAGE RATES                      TABLE IV
($ in thousands)

    Year Ended December 31,                     1996                                1995                           1994
---------------------------------------------------------------------------------------------------------------------------------
                                                            Average                             Average
                                                Interest     Rate                   Interest     Rate                   Interest
                                    Average      Income/    Earned/     Average      Income/    Earned/     Average      Income/
                                    Balance      Expense     Paid       Balance      Expense     Paid       Balance      Expense
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Money market investments........  $   168,182      10,390    6.18%    $   108,480       5,852    5.39%    $    72,736       2,349
Investment securities:
U.S. Treasury, federal agencies
 and other......................    4,387,256     271,843    6.20       5,103,380     304,145    5.96       5,319,354     303,098
State and municipal
 securities(1)..................      294,728      24,266    8.23         222,055      18,858    8.49         306,946      25,296
Total loans(1)(2)...............   15,463,335   1,374,598    8.89      16,532,752   1,483,709    8.97      15,172,618   1,287,121
                                  -----------   ---------             -----------   ---------             -----------   ---------
Total earnings assets/total
 interest income (1)............   20,313,501   1,681,097    8.28      21,966,667   1,812,564    8.25      20,871,654   1,617,864
                                  -----------   ---------             -----------   ---------             -----------   ---------
Less allowance for loan
 losses.........................      249,833                             234,933                             206,703
Cash and due from banks.........      932,239                             919,598                             892,959
Other assets....................    1,198,433                           1,100,940                             992,857
---------------------------------------------------------------------------------------------------------------------------------
Total...........................  $22,194,340                         $23,752,272                         $22,550,767
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY:
Deposits:
Savings and NOW accounts(3).....  $ 3,843,700      80,490    2.09%      3,444,077      59,342    1.72%    $ 3,948,604      59,476
Money market savings
 accounts(3)....................    3,898,886     142,811    3.66       4,254,533     166,906    3.92       3,551,445     110,220
Time deposits...................    7,739,404     422,694    5.46       9,105,938     498,913    5.48       8,849,576     398,239
                                  -----------   ---------             -----------   ---------             -----------   ---------
Total interest-bearing
 deposits.......................   15,481,990     645,995    4.17      16,804,548     725,161    4.32      16,349,625     567,935
Short term borrowings...........    1,443,047      79,988    5.54       1,647,634     100,684    6.11       1,325,584      60,389
Long term debt..................      445,329      35,083    7.87         616,357      46,683    7.57         485,494      33,818
                                  -----------   ---------             -----------   ---------             -----------   ---------
Total interest-bearing liabili-
 ties/total interest expense....   17,370,366     761,066    4.38      19,068,539     872,528    4.58      18,160,703     662,142
                                  -----------   ---------             -----------   ---------             -----------   ---------
Demand deposits.................    2,790,118                           2,710,566                           2,665,183
Other liabilities...............      248,448                             269,073                             197,330
Non-redeemable
 preferred/preference stock.....           --                                  --                                  --
Common shareholders' equity.....    1,785,408                           1,704,094                           1,527,551
---------------------------------------------------------------------------------------------------------------------------------
Total...........................  $22,194,340                         $23,752,272                         $22,550,767
---------------------------------------------------------------------------------------------------------------------------------
Interest income/earning
 assets.........................                             8.28%                               8.25%
Interest expense/earning
 assets.........................                             3.75                                3.97
---------------------------------------------------------------------------------------------------------------------------------
Net interest margin/earning
 assets.........................                             4.53%                               4.28%
---------------------------------------------------------------------------------------------------------------------------------

    Year Ended December 31,        1994                   1993                                1992
---------------------------------------------------------------------------------------------------------------------------------
                                  Average                             Average                             Average
                                   Rate                   Interest     Rate                   Interest     Rate
                                  Earned/     Average      Income/    Earned/     Average      Income/    Earned/
                                   Paid       Balance      Expense     Paid       Balance      Expense     Paid
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Money market investments........   3.23%    $    93,662       2,854    3.05%    $   233,757       9,090    3.89%
Investment securities:
U.S. Treasury, federal agencies
 and other......................   5.70       4,537,814     262,871    5.79       3,898,195     274,048    7.03
State and municipal
 securities(1)..................   8.24         530,407      42,605    8.03         493,785      46,369    9.39
Total loans(1)(2)...............   8.48      13,875,584   1,225,736    8.83      13,435,991   1,291,724    9.61
                                            -----------   ---------             -----------   ---------
Total earnings assets/total
 interest income (1)............   7.75      19,037,467   1,534,066    8.06      18,061,728   1,621,231    8.98
                                            -----------   ---------             -----------   ---------
Less allowance for loan
 losses.........................                182,594                             176,595
Cash and due from banks.........                839,506                             818,279
Other assets....................                850,783                             870,879
---------------------------------------------------------------------------------------------------------------------------------
Total...........................            $20,545,162                         $19,574,291
---------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND EQUITY:
Deposits:
Savings and NOW accounts(3).....   1.51%    $ 3,980,815      82,664    2.08%    $ 2,820,091      86,568    3.07%
Money market savings
 accounts(3)....................   3.10       3,009,796      78,738    2.62       3,972,004     128,820    3.24
Time deposits...................   4.50       8,638,044     409,097    4.74       8,520,485     476,215    5.59
                                            -----------   ---------             -----------   ---------
Total interest-bearing
 deposits.......................   3.47      15,628,655     570,499    3.65      15,312,580     691,603    4.52
Short term borrowings...........   4.56         575,074      18,546    3.22         216,352       8,104    3.75
Long term debt..................   6.97         272,297      19,904    7.31         248,032      21,593    8.71
                                            -----------   ---------             -----------   ---------
Total interest-bearing liabili-
 ties/total interest expense....   3.65      16,476,026     608,949    3.70      15,776,964     721,300    4.57
                                            -----------   ---------             -----------   ---------
Demand deposits.................              2,463,534                           2,301,768
Other liabilities...............                191,922                             198,633
Non-redeemable
 preferred/preference stock.....                 74,586                             140,952
Common shareholders' equity.....              1,339,094                           1,155,974
---------------------------------------------------------------------------------------------------------------------------------
Total...........................            $20,545,162                         $19,574,291
---------------------------------------------------------------------------------------------------------------------------------
Interest income/earning
 assets.........................   7.75%                               8.06%                               8.98%
Interest expense/earning
 assets.........................   3.17                                3.20                                4.00
---------------------------------------------------------------------------------------------------------------------------------
Net interest margin/earning
 assets.........................   4.58%                               4.86%                               4.98%
---------------------------------------------------------------------------------------------------------------------------------

(1) Interest income on obligations of states and political subdivisions and on tax exempt commercial loans has been adjusted to a fully taxable equivalent basis using a marginal federal tax rate of 35% for 1996, 1995, 1994 and 1993, and 34% for 1992.

(2) Non-accrual loans are included in average loan balances.

(3) In 1996, 1995, 1994 and 1993, money market checking accounts are included in "Savings and NOW accounts"; in 1992, they are included in "Money market savings accounts."

    NET INTEREST MARGIN. The net interest margin was 4.53 percent in 1996, higher than the 4.28 percent reported in 1995, as a result of pricing strategies implemented to improve the interest spread of certain loan products to achieve the corporation's targeted return on equity and on improving the mix within deposits and borrowings. The balance sheet restructuring completed in 1996 helped increase the net interest margin as less profitable earning assets and deposits were sharply reduced, and targeted, more profitable loan portfolios and deposit products increased. Especially affected were investments, which declined by 9.9 percent and certificates of deposits, which were lower by 20.6 percent.

    The net interest margin improved steadily throughout 1996, reaching 4.64 percent in the fourth quarter as a result of the actions taken. If 1995's net interest margin was adjusted for the impact of the June 1995 credit card securitization, the increase year over year would have been 32 basis points, as the credit card securitization shifted interest income to non-interest income.

    PROVISION FOR LOAN LOSSES. The provision for loan losses is based on the current level of net charge-offs and management's assessment of the credit risk inherent in the loan portfolio. For 1996, the provision for loan losses was increased 2.2 percent to $93.5 million from $91.5 million in 1995 to adequately cover net charge-offs and the higher risk of loss being experienced in the credit card and installment loan portfolios. The 1994 provision was $86.6 million. The 114 percent coverage of net charge-offs by the provision for loan losses, the decrease in the loan portfolio due to the balance sheet restructuring, and the 1995 securitization of $500 million in credit card receivables contributed to the higher allowance as a percent of total loans ratio which was 1.68 percent, up from 1.50 percent at December 31, 1995 and 1.36 percent at December 31, 1994.

    As a percent of average assets, the 1996 provision was 0.42 percent compared with the 0.39 percent and 0.38 percent reported for 1995 and 1994, respectively. Additional information on the provision for loan losses, net charge-offs and nonperforming assets is provided in Tables IX and XI under the caption,"Credit Risk Profile," presented later in this discussion.

    NON-INTEREST REVENUE. Non-interest revenue of $419.3 million was up 21.2 percent over 1995. Excluding branch sale gains from both 1996 and 1995, total non-interest revenue would have increased 18.1 percent over 1995. Non-interest revenue totaled $346.1 million in 1995 and $284.4 million in 1994. Branch sale gains of $16.3 million and $17.6 million in net servicing fees from the credit card securitization were the primary reasons for the higher level of non-interest revenue in 1995 compared with 1994. Table V presents the trends in the major components of non-interest revenue from 1992 to 1996.

NON-INTEREST REVENUE AND NON-INTEREST EXPENSE                            TABLE V
($ in thousands)

                                                                                                          Change
                                                                                                         1996/1995
----------------------------------------------------------------------------------------------------------------------
                                                    1996      1995      1994      1993      1992     Amount    Percent
----------------------------------------------------------------------------------------------------------------------
NON-INTEREST REVENUE
Service charges on deposits.....................  $112,516   100,281    89,164    84,648    79,522    12,235    12.2%
Trust and financial services revenue............   114,024    94,179    81,717    77,290    68,850    19,845    21.1
Investment securities transaction...............      (515)       62     5,349    16,753    14,993      (577)     nm
Other operating revenue.........................   193,289   151,578   108,143   113,493    97,951    41,711    27.5
------------------------------------------------------------------------------------------------------------
Total non-interest revenue......................  $419,314   346,100   284,373   292,184   261,316    73,214    21.2
----------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Personnel.......................................  $454,170   430,977   430,563   403,119   410,854    23,193     5.4%
Occupancy, net..................................    64,871    64,108    60,471    55,093    57,286       763     1.2
Equipment.......................................    58,462    59,322    56,111    53,376    63,134      (860)   (1.4)
Data processing.................................    19,182    18,825    17,524    14,963    10,380       357     1.9
Amortization of intangibles.....................    23,355    21,146    16,577     8,902    38,336     2,209    10.4
FDIC premiums...................................    28,685    28,373    42,055    39,680    38,711       312     1.1
Other operating expense.........................   196,278   192,520   190,117   188,395   177,647     3,758     2.0
------------------------------------------------------------------------------------------------------------
Total non-interest expense......................  $845,003   815,271   813,418   763,528   796,348    29,732     3.6
----------------------------------------------------------------------------------------------------------------------
Non-interest revenue as a percent of
  average assets................................      1.89%     1.46      1.26      1.42      1.33
Non-interest expense as a percent of
  average assets................................      3.81      3.43      3.61      3.72      4.07
Burden ratio....................................      1.92      1.97      2.35      2.30      2.74
Efficiency ratio................................     63.09     63.39     65.59     62.72     68.58
Efficiency ratio, excluding FDIC premiums.......     60.95     61.18     62.20     59.46     65.24
----------------------------------------------------------------------------------------------------------------------

    Service charges on deposit accounts remained a significant component of non-interest revenue in 1996. New fee structures and a slightly higher volume of non-interest transaction deposits accounted for the 12.2 percent increase over 1995.

    In total, trust and financial services revenue was the largest component of non-interest revenue for 1996, increasing 21.1 percent over a year ago. Traditional trust fees increased 6.5 percent as assets under management increased 28.8 percent. Other financial services fees, generated by cash management, investment management, brokerage, securities trading and underwriting along with insurance services, increased 55.5 percent, benefiting from the sales and services strategies implemented in partnership with the branch employees. Total revenue from the sale of Parkstone and other mutual funds and annuities was $14.0 million compared with $9.6 million in 1995. Insurance revenue for 1996 was $5.1 million compared to $1.6 million in 1995 reflecting the Registrant's expanding commitment to this product line.

    Net losses on the sales of investment securities totaled $0.5 million compared with gains of $0.1 million in 1995 and $5.3 million in 1994. During December 1995, First of America transferred all of its Held to Maturity securities into the Available for Sale classification. More detail on that reclassification is provided in Note 4 of the Notes to Consolidated Financial Statements included later in this document. At December 31, 1996, the amortized cost of Available for Sale securities totaled $4.5 billion and had a corresponding market value of $4.6 billion compared to $5.0 billion and $5.1 billion, respectively, for 1995. The changes in the relative market value of Available for Sale Securities resulted in an adjustment which decreased shareholders' equity $17.5 million for 1996.

    Bank card revenue totaled $73.9 million, up 22.4 percent over the $60.4 million earned in 1995. The 1995 total included $17.6 million in net fees from the June 1995 credit card securitization while 1996 included $39.3 million of securitization fees. Annualizing these 1995 net fees, bank card revenue would have decreased in 1996 due to higher net charge-offs in the securitized portfolio. The securitization shifted revenue from interest income to fee revenue but had minimal impact on net income; its benefit was that the funds it provided allowed the company to reduce short-term borrowings, effectively lowering interest expense. Bank card revenue totaled $43.2 million in 1994. The managed credit card portfolio, which includes the $843 million in receivables remaining on the balance sheet and the securitized receivables, was $1.3 billion at December 31, 1996, level with a year ago.

    Mortgage banking revenue of $28.5 million decreased 9.5 percent from the $31.5 million for 1995. The main reasons for the decrease were a $1.1 million increase in amortization of originated mortgage servicing rights and a $1.3 million decrease in mortgage appraisal revenue.

    Other operating revenue increased 52.4 percent over 1995. The largest component of this category, gains on branch sales, was $29.7 million for 1996 compared to $16.3 million for 1995. The review of branch offices to determine their fit with the company's strategies is an ongoing activity which was intensified during the internal restructuring effort. Also included in this total were nonaffiliate corporate services at $15.1 million, up 42.1 percent; letter of credit fees at $6.4 million, up 93.8 percent; and the increase in cash surrender value of life insurance at $9.2 million.

    NON-INTEREST EXPENSE. As detailed in Table V, non-interest expense was $845.0 million, up 3.6 percent from 1995. Non-interest expense for 1996 included $22.0 million for the FDIC one-time assessment and $11.5 million for severance and writedowns. If one-time charges are excluded from both years (1995 expense included $13.2 million of restructuring charges) 1996 non-interest expense would have increased only 1.2 percent over 1995. Non-interest expense was 3.43 percent of average assets for 1995 and 3.61 percent for 1994.

    Total personnel cost was $454.2 million in 1996 compared with $431.0 million in 1995 and $430.6 million in 1994. Excluding severance charges, personnel cost increased 6.6 percent as higher incentives for improved sales performance more than offset the reduction in total personnel. Total full time equivalent employees (FTEs) were 12,148 at December 31, 1996, and included 200 employees who received notification that their positions were being eliminated as part of the company's ongoing restructuring process. In addition, approximately 400 employees are expected to be notified by the end of the first quarter of 1997. Total FTEs were 12,690 at December 31, 1995 and 14,500 in August 1994 when the restructuring efforts began.

    Two ratios which measure internal efficiencies are the number of FTEs per one million dollars of average assets and net income per FTE. For 1996, there were 0.56 FTEs per one million dollars of average assets compared with 0.53 a year ago, and $21,146 of net income per FTE versus $18,653 a year ago. These ratios were 0.56 and $16,570 for 1994.

    Net occupancy and equipment costs were $123.3 million for 1996 and remained level with 1995. Other operating expense, which includes all the other costs of doing business such as advertising, supplies, travel, telephone, professional fees and outside services purchased, was $196.3 million in 1996, up 2.0 percent from 1995's total of $192.5 million. As a percent of average assets, other operating expense was 0.88 percent compared with 0.81 percent in 1995 and 0.84 percent in 1994. The 1996 ratio increased as a combined result of the increase in other operating expense and the decrease in average assets during 1996.

    EFFICIENCY RATIO AND BURDEN RATIO. The efficiency ratio measures non-interest expense as a percent of the sum of net interest income FTE and non-interest income. The lower the ratio, the more efficiently a company's resources produce revenue. Table V presents the efficiency ratio over the last five years. In 1996, the efficiency ratio was 63.09 percent down slightly compared with 63.39 percent a year ago.

    The burden ratio measures the relationship of non-interest income and expense to average assets. The burden ratio has improved over the five year period presented in Table V. The five basis point improvement in the 1996 burden ratio compared with 1995 was a result of non-interest income increasing at a faster rate than non-interest expense.

    INCOME TAX EXPENSE. Income tax expense was $126.5 million in 1996 compared with $126.6 million in 1995 and $102.6 million in 1994. A summary of significant tax components is provided in Note 18 of the Notes to Consolidated Financial Statements included later in this document.

PRO FORMA RESULTS -- CASH EARNINGS
     The calculation of "cash earnings" provides an alternative analysis of First of America's results. "Cash earnings" adds back the amortization of intangibles and assumes that all intangibles were charged off against retained earnings upon the original acquisition date of all mergers accounted for as purchases. These pro forma results, as detailed below, indicate that First of America's underlying return on equity for the last three years would have been within the 17 to 18 percent range. Also earnings per share and return on assets would have been higher than reported. The book value per share, while lower than the reported $29.83 for year-end 1996, would be the equivalent of a reported tangible book value per share. In fact, the tier I leverage ratio, the strictest regulatory capital ratio, remains unchanged under these assumptions since it already excludes intangibles from its computation.

                      ($ in thousands)                            1996       1995       1994
Net income..................................................    $276,762    255,131    235,093
Earnings per share..........................................        4.48       4.02       3.93
Book value per share (year end).............................       26.46      25.30      21.10
Return on average assets....................................        1.26%      1.09       1.05
Return on total equity......................................       17.65      17.43      17.77
Efficiency ratio............................................       61.35      61.75      64.26
Tier one leverage ratio.....................................        7.15       6.70       5.81

LINE OF BUSINESS FINANCIAL PERFORMANCE                                  TABLE VI
($ in thousands)

                                                                     Trust &     Corporate
For The Year Ended                  Community    Bank    Mortgage   Financial   Investments   Consolidated
December 31, 1996                    Banking     Card    Lending    Services     & Funding      Results
----------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income (FTE).........  $765,817    82,041    65,436       6,720           22        920,036
Provision for loan losses.........    47,279    45,927       250          --           --         93,456
Non-interest revenue..............   160,350    75,885    29,048     114,169        8,808        388,260
Non-interest expense..............   579,079    59,641    49,354      83,133       19,394        790,601
Corporate support.................    14,562     1,500     1,241       2,091      (19,394)            --
Income tax expense (FTE)..........    97,394    17,365    14,900      12,177        3,016        144,852
                                    ----------------------------------------------------------------------
Income before goodwill and
  one-time gains and charges......  $187,853    33,493    28,739      23,488        5,814        279,387
                                    -------------------------------------------------------
Gains from branch sales; severance
  and other one time charges (net
  of tax).........................                                                                (4,206)
Goodwill (net of tax).............                                                               (18,295)
                                                                                                --------
Net income........................                                                              $256,886
----------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Profit margin (pre-tax)...........     30.80%    32.20     46.19       29.50           --          29.93
Efficiency ratio..................     64.10     38.71     53.55       70.50           --          63.09
Return on equity..................     15.17     28.58     13.65       33.59           --          14.39
----------------------------------------------------------------------------------------------------------
For the Year Ended
December 31, 1995
----------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income (FTE).........  $791,534    98,345    62,795       5,120      (17,602)       940,192
Provision for loan losses.........    43,460    48,748      (261)         --         (459)        91,488
Non-interest revenue..............   140,210    61,862    32,370      94,625          749        329,816
Non-interest expense..............   585,395    58,379    54,005      66,955       16,165        780,899
Corporate support.................    12,374     1,234     1,142       1,415      (16,165)            --
Income tax expense (FTE)..........   105,526    18,833    14,631      11,396       (5,955)       144,431
----------------------------------------------------------------------------------------------------------
Income before goodwill and
  one-time gains and charges......  $184,989    33,013    25,648      19,979      (10,439)       253,190
                                    -------------------------------------------------------
Gains from branch sales; severance
  and other one-time charges (net
  of tax).........................                                                                 1,965
Goodwill (net of tax).............                                                               (18,447)
                                                                                                --------
Net income........................                                                              $236,708
----------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Profit margin (pre-tax)...........     31.18%    32.36     42.33       31.46           --          29.50
Efficiency ratio..................     64.16     37.21     57.95       68.54           --          63.39
Return on equity..................     14.53     29.06     10.38       41.79           --          13.89
----------------------------------------------------------------------------------------------------------

LINE OF BUSINESS ANALYSIS

    An objective of First of America's recent restructuring effort was to define specific lines of business which would cross legal entity lines and focus its management and information systems accordingly. As a result, First of America currently measures the individual performance of four business lines -- community banking, bank card, mortgage lending and trust and financial services -- as well as the performance of certain product lines within those businesses. A fifth category, corporate investments and funding, includes activities that are not directly attributable to one of the four major lines of business.

    In developing the management accounting system for line of business reporting, certain assumptions and allocations were necessary. Equity was allocated on the basis of required regulatory levels, inherent operational risk or market-determined factors as evidenced by similar independent single business line companies. Support services which were centrally provided were allocated on a per-unit cost basis or in proportion to the balances of assets and liabilities associated with a particular business line. Funds transfer pricing was used to allocate a cost of funds used or a credit for funds provided from market-determined indices. Because of the assumptions and allocations utilized, the financial results of the individual business lines might vary from the actual results if those lines were in fact separate operating entities. Table VI presents summarized income statements and performance ratios for 1996 and 1995 for the four business lines identified above. The results for 1995 have been restated utilizing the revised methodology developed in 1996.

    COMMUNITY BANKING. The community banking business line is responsible for gathering and managing deposits, lending to commercial and consumer installment customers, and managing the four state branch networks for the delivery of First of America's products and services. It also provides customers with home equity and student loans, international banking services and other general banking services, such as ATM operations and safety deposit boxes.

    Community banking is the core of First of America's business activities, and its contribution to the consolidated net income is the largest of the business lines. This business line reported income before goodwill and one-time charges of $187.9 million for 1996 compared to $185.0 million for 1995. Return on equity increased to 15.17 percent in 1996 from 14.53 percent in 1995. Investment in Florida's physical franchise, advertising and other developmental activities affected community banking's 1995 results; however, progress continues to be made on re-mixing the Florida franchise's customer base, changing its product offerings, and updating its delivery systems.

    BANK CARD. Bank card is responsible for managing and servicing First of America's $1.5 billion managed portfolio of both credit card and other revolving loans, as well as the merchant services operation. In addition to the managed portfolio of VISA/Mastercard credit cards, bank card manages affinity cards for 33 groups and offers a FirstAir card. The revolving portfolio remained relatively level with 1995 as national promotions were not emphasized during 1996. In 1997, promotional emphasis will continue to target regional markets.

    This business line continues to be a strong performer as net income for 1996 was $33.5 million and $33.0 million for 1995. The efficiency ratio was 38.71 percent and the return on allocated equity was 28.58 percent for 1996 compared to 37.21 percent and 29.06 percent, respectively, for 1995. Credit quality improved from 1995 and is reflected in the provision for loan losses of $45.9 million for 1996, down from $48.7 million reported last year.

    MORTGAGE LENDING. Mortgage lending originates all residential mortgages across First of America's four community banking states and in stand alone origination offices in Arizona and North Carolina. The loans are originated both for portfolio retention and sale to the secondary market. Mortgage lending also provides servicing for First of America's entire portfolio and a $3.6 billion portfolio for external investors. Since mortgage lending is responsible for originating, servicing and managing First of America's residential loan portfolio, the portfolio's interest income and related funds transfer charge are included in mortgage lending's net income.

    Mortgage lending earned the lowest return on equity of the four business lines in 1996 and 1995. Its results can fluctuate substantially from period to period since origination activity is rate-sensitive, and gains on loan sales vary directly with the volume of originations. During the year, $1.2 billion of mortgages were sold into the secondary market resulting in gains on the sale of mortgages of $20.2 million compared with $18.2 million in 1995. Mortgage lending's net income for 1996 was $28.7 million compared with $25.6 million in 1995.

    TRUST AND FINANCIAL SERVICES. Trust and financial services provides traditional trust services to individuals and institutions, as well as investment management,brokerage as well as trading and underwriting services. It also manages First of America's proprietary mutual funds, The Parkstone Group of Funds, along with insurance services and annuity products.

    This business line earned the highest return on allocated equity at 33.59 percent for 1996, down from 41.79 percent for 1995. The nature of its business activity -- fee generating and personnel intensive -- will generally result in comparatively higher returns on equity and higher efficiency ratios. Net income was $23.5 million for 1996, up from $20.0 million for 1995, primarily from increased customer investment activity and the steadily increasing market value of its managed assets upon which fees are assessed. Its managed assets totaled $20.1 billion at year-end 1996 and $15.6 billion at year-end 1995.

    The business line's efficiency ratio was 70.50 percent in 1996 and 68.54 percent in 1995. Revenue growth in 1996 has largely been in lower profit margin products such as brokerage services and mutual fund sales while the increase in non-interest expense was primarily due to higher incentive compensation and the costs added by insurance agency acquisitions.

    CORPORATE INVESTMENTS AND FUNDING. The corporate investments and funding category includes activities relating to the management of the corporation's liquidity needs. This includes the management of the corporation's investment securities and borrowing portfolios, the net effect of funds transfer pricing, eliminations of intercompany transactions, and long term benefits funding. The $16.3 million change in income before goodwill and one-time items was mainly due to a $9.2 million increase in the cash surrender value of life insurance for 1996 and the net effect of funds transfer pricing and intercompany eliminations. Non-interest expense for the corporate support function was allocated from this area to the four primary lines of business based on direct expenses.

CREDIT RISK PROFILE

    First of America's community banking structure helps minimize its credit risk exposure. Community banking means that loans are made in local markets to consumers and small to mid-sized businesses from deposits gathered in the same market. A centralized, independent loan review staff evaluates the loan portfolio of each line of business on a regular basis and shares its evaluation with the management of the business line as well as corporate management.

    First of America's loan portfolio includes a large percentage of loans with balances less than $100,000, which effectively reduces total portfolio risk. At year-end 1996, consumer installment and revolving loans totaled 25.1 percent of the total portfolio, one-to-four family residential mortgages and home equity loans accounted for 30.8 percent, commercial loans totaled 18.1 percent, and commercial mortgages totaled 26.0 percent. First of America does not have any concentrations of credit risk to any specific borrower or within any geographic area. The total loan portfolio, as presented in Table VII, was $15.1 billion at year-end 1996, down 6.4 percent from $16.1 billion a year ago.

COMPONENTS OF THE LOAN PORTFOLIO                                       TABLE VII
($ in thousands)

               December 31,                      1996           1995          1994          1993          1992
-----------------------------------------------------------------------------------------------------------------
Consumer..................................    $ 3,774,803     4,504,255     5,799,025     5,062,173     4,288,431
Commercial, financial and agricultural....      2,722,676     2,589,038     2,344,969     2,148,663     2,170,715
Real estate -- construction...............        597,726       514,612       438,067       252,839       300,954
Real estate -- mortgage...................      7,960,801     8,469,037     8,252,797     6,930,480     6,995,917
-----------------------------------------------------------------------------------------------------------------
Total loans...............................    $15,056,006    16,076,942    16,834,858    14,394,155    13,756,017
-----------------------------------------------------------------------------------------------------------------

    CONSUMER LOANS. First of America's consumer loan portfolio, which includes indirect and direct installment loans, credit cards and other revolving loans, declined 16.2 percent from 1995's level. The managed credit card portfolio at $1.3 billion remained level with 1995. First of America offers its credit card products in all fifty states; the largest portion of the portfolio, 58.6 percent, was to customers in its four operating states. As a percent of average loans, the net charge-offs for the managed portfolio were 4.31 percent in 1996 compared with 3.23 percent in 1995.

    The consumer installment portfolio was $2.8 billion at December 31, 1996, down 21.5 percent from the previous year due to the combination of intense competition within the industry and First of America's more stringent pricing policies. First of America's consumer installment loans originate primarily from its four state operating area. Net charge-offs as a percent of average consumer installment loans were 1.12 percent in 1996 and 0.91 percent in 1995. Management decreased the provision in 1996 due to the improved loan quality being observed within the portfolio.

    RESIDENTIAL MORTGAGE LOANS. At December 31, 1996, residential mortgage loans totaled $4.6 billion compared with $5.2 billion at year-end 1995. Originations of residential mortgage loans during 1996 were $1.5 billion compared with $1.6 billion in 1995. The average loan size in the balance sheet portfolio was $58,400 and the loans in portfolio were originated within First of America's four operating states as well as stand alone origination offices in other states. First of America's portfolio continued to have excellent credit quality measurements. Net charge-offs as a percent of average residential mortgage loans were 0.02 percent in 1996 and 0.01 percent in 1995.

    At December 31, 1996, residential mortgage loans held for sale totaled $108.4 million with a market value of $110.0 million. These residential mortgages are closed and therefore included in outstandings on the balance sheet. In addition, First of America has entered into commitments to originate residential mortgage loans, at prevailing market rates, totaling $64.9 million. Mandatory commitments to deliver mortgage loans to investors, at prevailing market rates, totaled $109.3 million as of December 31, 1996.

    COMMERCIAL AND COMMERCIAL MORTGAGE LOANS. First of America's commercial and commercial mortgage loan portfolio is comprised primarily of loans to small and mid-sized businesses within the local markets of its four operating states. Evidence of this philosophy is the average loan size within this portfolio at year-end which was $62,800 for commercial loans and $259,400 for commercial mortgages, allowing for a more diverse customer base and limiting exposure from any one borrower. First of America has no foreign loans, no highly leveraged transactions and no syndicated purchase participations. Maturity and rate sensitivity of selected loan categories is presented in Table VIII.

    First of America's commercial and commercial mortgages demonstrated the highest growth of any of the portfolios during 1996. This portfolio grew 3.7 percent to $6.6 billion compared with $6.4 billion at year-end 1995. Total non-performing commercial and commercial mortgage loans as a percent of outstandings decreased to 1.03 percent from 1.38 percent a year ago, and net charge-offs as a percent of average loans was 0.09, constant with 1995.

MATURITY AND RATE SENSITIVITY OF SELECTED LOANS                       TABLE VIII
($ in thousands)

                                                             One year     One year to      After
December 31, 1996                                            or less      five years     five years      Total
----------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural..................    $1,529,033       745,829      109,055      2,383,917
Commercial tax-exempt...................................        54,551       125,297      158,912        338,760
Real estate construction................................       279,770       229,500       88,456        597,726
----------------------------------------------------------------------------------------------------------------
Total...................................................    $1,863,354     1,100,626      356,423      3,320,403
----------------------------------------------------------------------------------------------------------------
TOTAL LOANS ABOVE DUE AFTER ONE YEAR:
With predetermined interest rate........................                  $  491,217       93,866        585,083
With floating or adjustable interest rates..............                     609,409      262,557        871,966
----------------------------------------------------------------------------------------------------------------
Total...................................................                  $1,100,626      356,423      1,457,049
----------------------------------------------------------------------------------------------------------------

    ASSET QUALITY. Non-performing assets, including nonaccrual loans, renegotiated loans and other real estate owned, totaled $114.8 million or 0.52 percent of total assets. Non-performing assets were 0.63 percent and 0.57 percent of total assets at year-end 1995 and 1994, respectively. Total non-performing loans, other real estate owned and other loans of concern for the past five years are detailed in Table IX.

RISK ELEMENTS IN THE LOAN PORTFOLIO                                     TABLE IX
($ in thousands)

December 31,                                                  1996       1995       1994       1993       1992
----------------------------------------------------------------------------------------------------------------
Non-accrual loans.......................................    $ 84,185    104,174     96,814    121,186    126,619
Restructured loans......................................       6,414     12,327      4,852     10,879     20,669
Other real estate owned.................................      24,190     31,103     38,662     50,595     48,699
----------------------------------------------------------------------------------------------------------------
  Non-performing assets.................................     114,789    147,604    140,328    182,660    195,987
Past due loans 90 days or more (excluding the above two
  categories)...........................................      26,726     28,124     18,208     23,462     20,887
Other loans of concern..................................      30,541     17,660     31,653     53,206     37,663
----------------------------------------------------------------------------------------------------------------
Total...................................................    $172,056    193,388    190,189    259,328    254,537
----------------------------------------------------------------------------------------------------------------

    Other loans of concern, which represent loans where known information about possible credit problems of borrowers causes management concern about the ability of such borrowers to comply with the present loan terms, totaled $30.5 million at year-end 1996, an increase from 1995's year-end total, but below the previous three years. While management has identified these loans as requiring additional monitoring, they do not necessarily represent future nonperforming loans.

    The allowance for loan losses is determined by management taking into consideration charge-off experience, estimated loss exposure on specific loans and the current and projected economic climate. Management evaluates the adequacy of the allowance for loan losses quarterly based on information compiled by the corporate loan review area. Management's allocation of the allowance for loan losses over the last five years is presented in Table X. The amounts indicated for each loan type include amounts allocated for specific loans as well as a general allocation.

    The allowance coverage of non-performing loans at year-end 1996 was 279.09 percent compared with 207.02 percent at year-end 1995 and 224.38 percent at year-end 1994. It is management's judgment that the level of the allowance is adequate to absorb potential loan losses. Other ratios measuring asset quality and the adequacy of the allowance for loan losses are presented in Table XI.

    As of December 31, 1996 and 1995, respectively, First of America identified $68.7 million and $88.6 million of impaired loans under the guidelines of Financial Accounting Standards Board Statement No. 114, Accounting by Creditors for Impairment of a Loan" as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan -- Recognition and Disclosures" (FAS 114). At year-end 1996, the allowance for impaired loan losses was

$13.7 million compared to $17.6 million at year-end 1995. The 1995 adoption of FAS 114 does not significantly impact the comparability of the allowance related tables included in this report.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES                                  TABLE X
($ in thousands)

     December 31,              1996                 1995                 1994                 1993                 1992
------------------------------------------------------------------------------------------------------------------------------
                                     % of                 % of                 % of                 % of                 % of
                        Allowance   Loans*   Allowance   Loans*   Allowance   Loans*   Allowance   Loans*   Allowance   Loans*
------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural....  $ 34,827     1.28%   $ 37,133     1.43%   $ 33,543     1.43%   $ 39,231     1.83%   $ 43,466     2.00%
Real estate...........    38,611     0.46      46,712     0.52      55,721     0.68      55,661     0.81      54,873     0.76
Consumer..............    95,219     2.52     103,498     2.30      76,235     1.31      69,633     1.38      52,847     1.23
Unallocated...........    84,189     0.56      53,839     0.33      62,616     0.37      24,139     0.17      25,607     0.19
------------------------------------------------------------------------------------------------------------------------
Total.................  $252,846             $241,182             $228,115             $188,664             $176,793
------------------------------------------------------------------------------------------------------------------------
Allowance to total
  loans...............               1.68%                1.50                 1.36                 1.31                 1.29
------------------------------------------------------------------------------------------------------------------------

* Allowance as a percent of year-end loans outstanding by type. Unallocated ratio is the unallocated portfolio allowance as a percent of total loans at year-end.

SUMMARY OF LOAN LOSS EXPERIENCE                                         TABLE XI
($ in thousands)

December 31,                                     1996           1995          1994          1993          1992
-----------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of period............    $   241,182       228,115       188,664       176,793       174,882
Provision charged against income..........         93,456        91,488        86,571        84,714        78,809
Allowance for loan losses of
  acquired/(sold) banks...................             --            --        11,420            50          (372)
RECOVERIES:
Commercial, financial and agricultural....          5,087         5,757         7,277         8,692         7,215
Real estate -- construction...............             --            54            51            --            --
Real estate -- mortgage...................          4,166         3,896         2,404         2,615         2,112
Consumer loans............................         52,996        47,231        28,402        24,556        24,313
                                              -----------    ----------    ----------    ----------    ----------
Total recoveries..........................         62,249        56,938        38,134        35,863        33,640
                                              -----------    ----------    ----------    ----------    ----------
CHARGE-OFFS:
Commercial, financial and agricultural....          8,964         7,007        13,621        19,764        22,558
Real estate -- construction...............             --           395            80            --            --
Real estate -- mortgage...................          7,248         7,777         8,825        10,539        10,588
Consumer loans............................        127,829       120,180        74,148        78,453        77,020
                                              -----------    ----------    ----------    ----------    ----------
Total charge-offs.........................        144,041       135,359        96,674       108,756       110,166
                                              -----------    ----------    ----------    ----------    ----------
Net charge-offs...........................         81,792        78,421        58,540        72,893        76,526
-----------------------------------------------------------------------------------------------------------------
Balance at end of period..................    $   252,846       241,182       228,115       188,664       176,793
-----------------------------------------------------------------------------------------------------------------
Average loans (net of unearned income)....    $15,463,335    16,532,752    15,172,618    13,875,584    13,435,991
-----------------------------------------------------------------------------------------------------------------
Earnings coverage of net losses...........           5.83x         5.80          7.00          5.91          4.44
Allowance to total end of period loans....           1.68%         1.50          1.36          1.31          1.29
Net losses to end of period allowances....          32.35         32.51         25.66         38.64         43.29
Recoveries to total charge-offs...........          43.22         42.06         39.45         32.98         30.54
Provision to average loans................           0.60          0.55          0.57          0.61          0.59
Net charge-offs to average loans..........           0.53          0.47          0.39          0.53          0.57
-----------------------------------------------------------------------------------------------------------------

FUNDING, LIQUIDITY AND INTEREST RATE RISK

    Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds, capital or the sale of assets. Funding is achieved through growth in core deposits and accessibility to the money and capital markets.

    DEPOSITS. First of America's primary source of funding is its core deposits which include all deposits except negotiated certificates of deposit. As a percent of total deposits, core deposits were 95.7 percent at year-end 1996 and
95.5 percent at year-end 1995. First of America does not issue negotiated CD's in the national money markets, and has established a policy limit of ten percent of assets to provide a guideline for assisting in the prudent management of the corporations's purchased funds position. The majority of negotiated CD's and purchased funds originate from the Registrant's core deposit customer base, including downstream correspondents.

    The average deposit balances outstanding and the rates paid on those deposits for the three years ended December 31, 1996, are presented in Table
XII. The maturity distribution of time deposits of $100,000 or more at year-end 1996 is detailed in Table XIII.

    In addition to deposits, First of America's sources of funding include money market borrowings, capital funds, securitizations and long term debt. First of America entered into a Three-Year Competitive Advance and Revolving Credit Facility Agreement dated as of March 25, 1994 and amended by its First Amendment dated December 9, 1994 and by the Second Amendment dated February 15, 1996 (collectively, the Credit Agreement). The Credit Agreement allows First of America to borrow up to $350 million on a standby revolving credit basis on an uncommitted competitive advance basis. The proceeds of all borrowings made pursuant to the Credit Agreement will be used to provide working capital or for general corporate purposes. At December 31, 1995 and 1996, there was no outstanding balance under the Credit Agreement.

    During 1995 and 1996, First of America's Section 20 subsidiary, First of America Securities, Inc., entered into three uncommitted secured broker loan guidance facilities to finance the purchase of securities for resale. At December 31, 1996, there was $54.0 million outstanding and $120.0 million available on these agreements. There was no outstanding balance and $80.0 million available at December 31, 1995.

    In June 1995, First of America securitized $500 million in credit card receivables. This transaction was an effective balance sheet management tool since it had no impact on net income, but released funds which were used to reduce short-term borrowings.

    On July 26, 1994, First of America issued $200 million of 7 3/4% Subordinated Notes Due July 15, 2004, which are not subject to redemption prior to maturity and which qualify as tier II capital under the Federal Reserve Board's capital guidelines. The proceeds received from the Notes were used to discharge indebtedness incurred to fund the acquisition of the Goldome Federal branches, to fund the repurchase of common stock and for other general corporate purposes.

    During August 1994, certain First of America bank subsidiaries began issuing Bank Notes due from 30 days to 10 years from date of issue. The proceeds from the sale of the notes are used for general operating purposes by the issuing banks. Total outstanding for all bank notes at December 31, 1996 was $534.0 million, of which $55.0 million was included in long term debt.

DEPOSITS                                                               TABLE XII
($ in thousands)

                                                       1996                 1995                 1994
                                                     Average              Average              Average
------------------------------------------------------------------------------------------------------------
                                                  Balance     Rate     Balance     Rate     Balance     Rate
------------------------------------------------------------------------------------------------------------
Non-interest bearing..........................  $ 2,790,118     --   $ 2,710,566     --   $ 2,665,183     --
Savings and NOW accounts......................    3,843,700   2.09%    3,444,077   1.72%    3,948,604   1.51%
Money market savings..........................    3,898,886   3.66     4,254,533   3.92     3,551,445   3.10
Time..........................................    7,739,404   5.46     9,105,938   5.48     8,849,576   4.50
------------------------------------------------------------------------------------------------------------
Total.........................................  $18,272,108          $19,515,114          $19,014,808
------------------------------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE            TABLE XIII
($ in thousands)

                                                      Three        Three          Six
                                                      months     months to     months to     After
                                                     or less     six months    one year     one year      Total
-----------------------------------------------------------------------------------------------------------------
Certificates of deposit..........................    $688,010     247,284       134,361     147,660     1,217,315
Other time deposits..............................      45,532       5,930         9,407      44,433       105,302
-----------------------------------------------------------------------------------------------------------------
Total............................................    $733,542     253,214       143,768     192,093     1,322,617
-----------------------------------------------------------------------------------------------------------------

    INTEREST RATE RISK. First of America's interest rate risk policy is to attempt to minimize the effect on net income resulting from a change in interest rates through asset/liability management at all levels in the company. Each quarter an interest rate sensitivity analysis is completed for each affiliate, as well as the corporation as a whole, using an asset/liability management model. Additional analysis is completed and reviewed each month related to the interest rate sensitivity of the corporation. The Asset and Liability Committees, which exist at each banking affiliate and at the corporate level, review the analysis and as necessary, take appropriate action to ensure compliance with policy and strategic objectives relating to prudent interest rate risk management.

    Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying financial instrument. The company becomes a counterparty in the exchange of interest payments with other parties and, therefore, is exposed to the loss of future interest payments should the counterparty default. The company minimizes this risk by performing normal credit reviews of its counterparties and collateralizing its exposure when it exceeds a predetermined limit.

    First of America had outstanding interest rate swap agreements at December 31, 1996, totaling $80.0 million in notional amounts versus $105.5 million at December 31, 1995. This total included notional amounts of $50.0 million as a hedge against the parent company's 8.50% Subordinated Notes Due February 1, 2004, and $30.0 million against various fixed rate bank notes.

    The aggregate market value of interest rate swaps at year-end was a positive $236 thousand. The full year 1996 impact from swap activity on net interest income was a negative $0.2 million, the 1995 impact was a negative $4.0 million. If interest rates increased one hundred basis points, First of America would decrease net interest income $204 thousand over the next twelve months from its current interest rate swap agreements. Note 20 of the Notes to Consolidated Financial Statements included later in this document provides further detail on First of America's interest rate swap agreements.

    Interest rate sensitivity of assets and liabilities is represented in a Gap report, Gap being the difference between rate sensitive assets and liabilities and includes the impact of off-balance sheet interest rate swap and cap agreements. Table XIV presents First of America's Gap position at December 31, 1996, for one year and shorter periods, and Table XV details the company's five year Gap position. The Gap reports' reliability in measuring the risk to income from a change in interest rates is tested through the use of simulation models. At year-end 1996 simulation models showed that less than four percent of First of America's annual net income was at risk if interest rates were to move up or down by one percent in a parallel fashion. However, changing economic conditions affect results, therefore, the management of First of America's interest rate sensitivity is an ongoing process. Management has determined that the simulation models provide a more meaningful measurement of the company's interest rate risk positions than the following Gap tables.

INTEREST RATE SENSITIVITY -- SHORT TERM                                TABLE XVI
($ in millions)

                                                               0 to 30    0 to 60    0 to 90    0 to 180    0 to 365
                     December 31, 1996                          Days       Days       Days        Days        Days
--------------------------------------------------------------------------------------------------------------------
ASSETS:
Other earning assets.......................................    $  237        237        237         237         237
Investment securities (1)..................................       182        281        376         702       1,229
Loans, net of unearned discount (2)........................     5,233      5,695      6,519       7,603       9,336
--------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets (RSA)..........................    $5,652      6,213      7,132       8,542      10,802
--------------------------------------------------------------------------------------------------------------------
LIABILITIES: (3)
Money market type deposits.................................    $4,288      4,288      4,288       4,288       4,288
Other core savings and time deposits.......................     1,007      1,832      2,627       3,592       4,675
Negotiated deposits........................................       356        482        558         675         737
Borrowings.................................................       981      1,283      1,413       1,582       1,767
Interest rate swap agreements (3) .........................        --         50         50          50          25
--------------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities (RSL).....................    $6,632      7,935      8,936      10,187      11,492
--------------------------------------------------------------------------------------------------------------------
GAP (RSA - RSL)............................................    $ (980)    (1,722)    (1,804)     (1,645)       (690)
--------------------------------------------------------------------------------------------------------------------
RSA divided by RSL.........................................                                       83.85%      93.99
GAP divided by total assets................................                                       (7.46)      (3.13)
--------------------------------------------------------------------------------------------------------------------

(1) Maturities of rate sensitive securities are based on contractual maturities and estimated prepayments.
(2) Maturities of rate sensitive loans are based on contractual maturities, estimated prepayments and estimated repricing.
(3) Maturities of rate sensitive liabilities and interest rate swaps are based on contractual maturities and estimated repricing.

INTEREST RATE SENSITIVITY -- LONG TERM                                  TABLE XV
($ in thousands)

                                                        13 to          25 to          37 to         0 to 60
December 31, 1996                                     24 months      36 months      60 months       months
------------------------------------------------------------------------------------------------------------
ASSETS:
Other earning assets..............................     $   --             --             --            237
Investment securities (1).........................        951            662            988          3,830
Loans, net of unearned discount (2)...............      2,312          1,230          1,357         14,235
------------------------------------------------------------------------------------------------------------
Total rate sensitive assets (RSA).................     $3,263          1,892          2,345         18,302
------------------------------------------------------------------------------------------------------------
LIABILITIES: (3)
Money market type deposits........................     $   --             --             --          4,288
Other core savings and time deposits..............      3,421          1,954          1,660         11,710
Negotiated deposits...............................         10              2             --            749
Borrowings........................................        175              2             --          1,944
Interest rate swap agreements (3).................        (25)            --             --             --
------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities (RSL)............     $3,581          1,958          1,660         18,691
------------------------------------------------------------------------------------------------------------
GAP (RSA - RSL)...................................     $ (318)           (66)           685           (389)
------------------------------------------------------------------------------------------------------------
RSA divided by RSL................................                                                   97.92%
GAP divided by total assets.......................                                                   (1.77)
------------------------------------------------------------------------------------------------------------

(1) Maturities of rate sensitive securities are based on contractual maturities and estimated prepayments.
(2) Maturities of rate sensitive loans are based on contractual maturities, estimated prepayments and estimated repricing.
(3) Maturities of rate sensitive liabilities and interest rate swaps are based on contractual maturities and estimated repricing.

CAPITAL STRENGTH

    REGULATORY REQUIREMENTS. First of America's capital policy is to maintain its capital levels above minimum regulatory guidelines. At December 31, 1992, the Federal Reserve required a tier I risk based capital ratio of 4.00 percent and a total risk based capital ratio of 8.00 percent. In 1991, the Federal Reserve also adopted a new leverage capital adequacy standard. This ratio compares tier I capital to reported total assets and requires a minimum ratio of
4.00 percent in order to be categorized as adequately capitalized. As shown in Table XVI, at December 31, 1996, First of America's capital ratios exceeded required regulatory minimums with a tier I risk based ratio of 9.76 percent, a total risk based ratio of 13.19 percent and a tier I leverage ratio of 7.15 percent. Capital ratios exclude the mark-to-market adjustment for Available for Sale securities in accordance with the Federal Reserve's regulations.

    The long term debt which qualified as tier II capital at December 31, 1996, consisted of $150 million in 8.5% Subordinated Notes Due February 1, 2004, a $10.0 million 6.35% Subordinated Note which matures ratably over a five year period beginning December 31, 2003, and $200 million in 7.75% Subordinated Notes Due July 15, 2004. This debt is included in tier II capital on a weighted maturity basis. Additional information relating to First of America's various long term debt agreements is provided in Note 11 of the Notes to Consolidated Financial Statements included later in this document.

    In January 1997, First of America privately placed $150 million of fixed rate capital securities through First of America Capital Trust I, a newly formed Delaware business trust, controlled by the Registrant. The 8.12% Capital Securities of First of America Capital Trust I were priced at par. Cash distributions are payable semi-annually on January 31 and July 31, beginning July 31, 1997. The proceeds from the issuance will be used for general corporate purposes and will further enhance the Registrant's strong capital position, while reducing the cost of capital.

RISK-BASED CAPITAL                                                     TABLE XVI
($ in thousands)

                        December 31,                               1996         1995         1994
----------------------------------------------------------------------------------------------------
TIER I CAPITAL:
Common shareholders' equity.................................    $1,784,198    1,827,981    1,578,888
Less: Intangibles...........................................       202,336      227,303      252,979
  Net unrealized gain (loss) on securities available for
    sale....................................................         8,438       25,939      (92,271)
  Section 20 affiliate debt and equity......................        11,826       12,500           --
----------------------------------------------------------------------------------------------------
Tier I capital..............................................     1,561,598    1,562,239    1,418,180
----------------------------------------------------------------------------------------------------
TIER II CAPITAL:
Allowance for loan losses*..................................       200,701      205,515      210,164
Qualifying long term debt...................................       360,000      360,000      361,867
Less: Section 20 affiliate debt and equity..................        11,826       12,500           --
----------------------------------------------------------------------------------------------------
Tier II capital.............................................       548,875      553,015      572,031
----------------------------------------------------------------------------------------------------
Total capital...............................................    $2,110,473    2,115,254    1,990,211
----------------------------------------------------------------------------------------------------
RISK-BASED CAPITAL RATIOS:
Tier I......................................................          9.76%        9.52         8.44
Total.......................................................         13.19        12.89        11.85
Tier I leverage ratio.......................................          7.15         6.70         5.81
----------------------------------------------------------------------------------------------------

* Limited to 1.25% of total risk-weighted assets.

    TOTAL SHAREHOLDERS' EQUITY. First of America's total shareholders' equity at year-end 1996 remained level with a year ago at $1.8 billion as the earnings retention for 1996 was offset by the impact of the stock repurchased during the year.

    In addition to the repurchase of the 3.6 million common shares completed in 1996, the Board of Directors, in January 1997, authorized the repurchase of up to two million additional shares of First of America common stock. Any shares repurchased under this authorization will be used for general corporate purposes and may be available for reissuance in connection with the company's stock based compensation plans, dividend reinvestment plan and employee savings plan.

IN CONCLUSION

    First of America's management currently expects continued improvement in the net interest margin and return on assets ratios in 1997 and 1998. The return on equity for 1997 should be between 15 percent and 16 percent and for 1998, between 16 percent and 17 percent. In addition, the efficiency ratio is currently anticipated to be below 60 percent by the end of 1998. Management believes the benefits of the company's move to a single operating unit along with a focus on business lines, the internal restructuring effort, and the emphasis on pricing products by market and customer type provide the fundamentals for the achievement of these goals.

    The foregoing management statements of expectations for future return on equity and efficiency ratios are forward-looking statements. The achievement of these expectations is uncertain, as First of America's actual performance and financial results may differ from those anticipated as a result of a variety of factors, including but not limited to assumed rates of revenue growth, expense reductions, changes in the economy, competition and the implementation of internal business plans.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

STATEMENT OF MANAGEMENT RESPONSIBILITY

    The following consolidated financial statements and accompanying notes to the consolidated financial statements of First of America have been prepared by management, which has the responsibility for their integrity and objectivity. The statements have been prepared in accordance with generally accepted accounting principles to reflect, in all material respects, the substance of financial events and transactions occurring during the respective periods.

    In meeting its responsibility, management relies on First of America's accounting systems and related internal controls. These systems are designed to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Augmenting these systems are written policies and procedures and audits performed by First of America's internal audit staff.

    The consolidated financial statements and notes to the consolidated financial statements of First of America, have been audited by the independent certified public accounting firm, KPMG Peat Marwick LLP, which was engaged to express an opinion as to the fairness of presentation of such financial statements.

    Richard F. Chormann                                   Thomas W. Lambert
    Richard F. Chormann                                   Thomas W. Lambert
    Chairman, President and                               Executive Vice President and
    Chief Executive Officer                               Chief Financial Officer

LETTER OF AUDIT COMMITTEE CHAIRMAN

    The audit committee of the Board of Directors is composed of six independent directors with Robert L. Hetzler as chairman. The committee held five meetings during fiscal year 1996.

    The audit committee oversees First of America's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the committee recommended to the Board of Directors, subject to shareholder approval, the selection of First of America's independent auditor. The audit committee discussed with the internal auditor and the independent auditor the overall scope and specific plans for their respective audits. The committee additionally discussed First of America's consolidated financial statements and the adequacy of First of America's internal controls. The committee also met with First of America's internal auditor and independent auditor, without management present, to discuss the results of their audits, their evaluations of First of America's internal controls and the overall quality of First of America's financial reporting. This meeting was designed to facilitate private communications between the committee, the internal auditor and the independent auditor.

    The audit committee believes that, for the period ended December 31, 1996, its duties, as indicated, were satisfactorily discharged and that First of America's system of internal controls is adequate.

Robert L. Hetzler
Robert L. Hetzler
Chairman
Audit Committee

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors,
First of America Bank Corporation:

    We have audited the accompanying consolidated balance sheets of First of America Bank Corporation and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First of America Bank Corporation and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP
KPMG Peat Marwick LLP
Chicago, Illinois
January 14, 1997

CONSOLIDATED BALANCE SHEETS
($ in thousands)

                        December 31,                             1996          1995
--------------------------------------------------------------------------------------
ASSETS
Cash and due from banks.....................................  $ 1,205,962    1,207,062
Bank time deposits..........................................           --       49,349
Federal funds sold and resale agreements....................      163,400      220,388
Securities available for sale, amortized cost of $4,549,383
  at December 31, 1996 and $5,020,954 at December 31,
  1995......................................................    4,562,381    5,060,746
Loans, net of unearned income:
  Consumer..................................................    3,774,803    4,504,255
  Commercial, financial and agricultural....................    2,722,676    2,589,038
  Commercial real estate....................................    3,918,248    3,812,001
  Residential real estate...................................    4,531,868    5,070,369
  Loans held for sale, market value of $109,955 for 1996 and
    $104,132 for 1995.......................................      108,411      101,279
                                                              -----------   ----------
    Total loans.............................................   15,056,006   16,076,942
    Less: Allowance for loan losses.........................      252,846      241,182
                                                              -----------   ----------
    Net loans...............................................   14,803,160   15,835,760
Premises and equipment, net.................................      433,408      465,498
Other assets................................................      893,868      761,292
--------------------------------------------------------------------------------------
TOTAL ASSETS................................................  $22,062,179   23,600,095
--------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
  Non-interest bearing......................................  $ 3,009,252    2,925,679
  Interest bearing..........................................   14,610,044   16,416,788
                                                              -----------   ----------
    Total deposits..........................................   17,619,296   19,342,467
Securities sold under repurchase agreements.................      493,556      429,483
Other short term borrowings.................................    1,344,434    1,220,482
Long term debt..............................................      521,124      490,315
Other liabilities...........................................      299,571      289,367
                                                              -----------   ----------
    Total liabilities.......................................   20,277,981   21,772,114
                                                              -----------   ----------
SHAREHOLDERS' EQUITY
Common stock-$10 par value:
              Authorized     Outstanding
    1996    100,000,000    59,813,234
    1995    100,000,000    63,283,857.......................      598,132      632,839
Capital surplus.............................................      145,950      283,409
Net unrealized gain on securities available for sale, net of
  tax expense of $4,561 for 1996 and of $13,853 for 1995....        8,438       25,939
Retained earnings...........................................    1,031,678      885,794
                                                              -----------   ----------
    Total shareholders' equity..............................    1,784,198    1,827,981
--------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $22,062,179   23,600,095
--------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share data)

Year ended December 31,                                            1996            1995            1994
----------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans.....................................    $1,366,083       1,473,210       1,277,950
Securities:
  Taxable income............................................       270,647         304,145         303,098
  Tax exempt income.........................................        16,434          13,317          17,480
Federal funds sold and resale agreements....................         8,804           4,651           2,229
Bank time deposits..........................................         1,586           1,201             120
                                                                ----------      ----------      ----------
Total interest income.......................................     1,663,554       1,796,524       1,600,877
                                                                ----------      ----------      ----------
INTEREST EXPENSE
Deposits....................................................       645,995         725,161         567,935
Short term borrowings.......................................        79,988         100,684          60,389
Long term debt..............................................        35,083          46,683          33,818
                                                                ----------      ----------      ----------
Total interest expense......................................       761,066         872,528         662,142
                                                                ----------      ----------      ----------
NET INTEREST INCOME.........................................       902,488         923,996         938,735
Less: Provision for loan losses.............................        93,456          91,488          86,571
                                                                ----------      ----------      ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........       809,032         832,508         852,164
                                                                ----------      ----------      ----------
NON-INTEREST REVENUE
Service charges on deposit accounts.........................       112,516         100,281          89,164
Trust and financial services revenue........................       114,024          94,179          81,717
Investment securities transactions, net.....................          (515)             62           5,349
Bank card revenue...........................................        73,900          60,449          43,216
Mortgage banking revenue....................................        28,525          31,505          23,461
Other operating revenue.....................................        90,864          59,624          41,466
                                                                ----------      ----------      ----------
Total non-interest revenue..................................       419,314         346,100         284,373
                                                                ----------      ----------      ----------
NON-INTEREST EXPENSE
Personnel...................................................       454,170         430,977         430,563
Occupancy, net..............................................        64,871          64,108          60,471
Equipment...................................................        58,462          59,322          56,111
Outside data processing.....................................        19,182          18,825          17,524
Amortization of intangibles.................................        23,355          21,146          16,577
Other operating expenses....................................       224,963         220,893         232,172
                                                                ----------      ----------      ----------
Total non-interest expense..................................       845,003         815,271         813,418
                                                                ----------      ----------      ----------
Income before income taxes..................................       383,343         363,337         323,119
Income taxes................................................       126,457         126,629         102,616
----------------------------------------------------------------------------------------------------------
NET INCOME..................................................    $  256,886         236,708         220,503
----------------------------------------------------------------------------------------------------------
Common and common equivalent earnings per share.............    $     4.16            3.73            3.69
----------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
($ in thousands except per share data)

                                                                                       Net Unrealized
                                                                                       Gain (Loss) on
                                                               Common    Capital         Securities        Retained
                                                               Stock     Surplus     Available for Sale    Earnings     Total
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1994....................................  $595,207    265,596           31,531          631,103   1,523,437
Net Income..................................................                                                220,503     220,503
Issuance of stock:
 Acquisition of subsidiaries................................    66,747    109,000           (1,929)           5,618     179,436
 Stock Options Exercised....................................       232        228                                           460
 Other......................................................                 (268)                                         (268)
Repurchase and conversions..................................   (33,694)   (89,679)                                     (123,373)
Change in market value adjustment of securities available
 for sale, net of tax benefit of $32,296....................                              (121,873)                    (121,873)
Cash dividends declared on Common stock -- $1.64 per
 share......................................................                                                (99,434)    (99,434)
                                                              --------   --------         --------         --------   ---------
BALANCE, DECEMBER 31, 1994..................................   628,492    284,877          (92,271)         757,790   1,578,888
Net Income..................................................                                                236,708     236,708
Issuance of stock:
 Acquisition of subsidiaries................................     3,336     (2,243)                                        1,093
 Stock Options Exercised....................................     1,016      1,089                                         2,105
 Other......................................................        (5)      (314)                                         (319)
Change in market value adjustment of securities available
 for sale, net of tax expense of $28,885....................                               118,210                      118,210
Cash dividends declared on Common stock -- $1.72 per
 share......................................................                                               (108,704)   (108,704)
                                                              --------   --------         --------         --------   ---------
BALANCE, DECEMBER 31, 1995..................................   632,839    283,409           25,939          885,794   1,827,981
Net Income..................................................                                                256,886     256,886
Issuance of stock:
 Acquisition of subsidiaries................................       920      2,968                                         3,888
 Stock Options Exercised....................................       673     (1,821)                                       (1,148)
 Other......................................................                  204                                           204
Repurchases.................................................   (36,300)  (138,810)                                     (175,110)
Change in market value adjustment of securities available
 for sale, net of tax benefit of $9,292.....................                               (17,501)                     (17,501)
Cash dividends declared on Common stock -- $1.82 per
 share......................................................                                               (111,002)   (111,002)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996..................................  $598,132    145,950            8,438        1,031,678   1,784,198
-------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)

                  Year ended December 31,                          1996           1995          1994
-------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
Net income..................................................    $   256,886       236,708       220,503
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................         47,040        48,263        46,295
  Provision for loan losses.................................         93,456        91,488        86,571
  Provision for deferred taxes..............................           (155)       (7,372)       (4,974)
  Amortization of intangibles...............................         23,355        21,146        16,577
  (Gain) loss on sale of securities available for sale......            514        (3,707)       (5,349)
  (Gain) loss on sale of mortgage loans held for sale.......        (20,235)      (19,627)      (11,697)
  (Gain) loss on sale of other assets.......................        (28,829)      (16,577)          625
  Proceeds from the sales of mortgage loans held for sale...      1,215,172       959,721       953,310
  Originations of mortgage loans held for sale, net.........     (1,202,069)   (1,011,177)     (605,953)
Change in assets and liabilities net of acquisitions:
  (Increase) decrease in interest and other income
    receivable..............................................         37,560       (81,195)       (4,031)
  (Increase) decrease in other assets.......................        (81,475)     (233,389)       42,044
  Increase (decrease) in accrued expenses and other
    liabilities.............................................         18,808        38,068         1,510
                                                                -----------    ----------    ----------
    Net cash from operating activities......................        360,028        22,350       735,431
                                                                -----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the maturities of investment securities (held
  to maturity)..............................................             --       368,738       448,395
Purchases of investment securities (held to maturity).......             --      (191,325)   (1,718,714)
Proceeds from the sale of securities available for sale.....      1,065,313       785,239     1,776,724
Proceeds from the maturities of securities available for
  sale......................................................      1,107,359       518,927       843,109
Purchases of securities available for sale..................     (1,702,437)     (698,163)   (1,649,902)
Proceeds from the securitization of loans...................             --       498,588            --
Net other (increase) decrease in loans and leases...........        946,276       251,990    (2,039,577)
Premises and equipment purchased............................        (46,768)      (63,485)      (68,993)
Proceeds from the sale of premises and equipment............         60,886        42,466         3,500
(Acquisition)sale of affiliates, net of cash acquired.......            944        (4,369)      352,131
                                                                -----------    ----------    ----------
    Net cash flows used in investing activities.............      1,431,573     1,508,606    (2,053,327)
                                                                -----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short term deposits..............         43,387      (164,820)      504,409
Net (decrease) in time deposits.............................     (1,766,558)     (692,979)      (97,744)
Net increase (decrease) in short term borrowings............        188,025      (232,774)      861,310
Proceeds from issuance of long term debt....................        104,924        25,004       738,701
Repayments of long term debt................................        (74,115)     (213,470)     (311,658)
Net proceeds/(cost) from issuance of common stock...........           (969)        2,105           460
Dividends paid..............................................       (110,810)     (107,429)      (96,670)
Payments for purchase and retirement of common stock........       (176,585)           --      (123,373)
Other, net..................................................             --          (319)         (268)
                                                                -----------    ----------    ----------
    Net cash provided by financing activities...............     (1,792,701)   (1,384,682)    1,475,167
                                                                -----------    ----------    ----------
Net increase(decrease) in cash and cash equivalents.........         (1,100)      146,274       157,271
Cash and cash equivalents at beginning of year..............      1,207,062     1,060,788       903,517
-------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT YEAR END.......................    $ 1,205,962     1,207,062     1,060,788
-------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: ACCOUNTING POLICIES

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. The significant accounting and reporting policies of First of America Bank Corporation and its subsidiaries follow.

NATURE OF BUSINESS:

    First of America Bank Corporation is a multi-bank holding company headquartered in Kalamazoo, Michigan and was incorporated as a Michigan corporation in May 1971. Its principal activity consists of owning and supervising four affiliate financial institutions which operate general, commercial banking businesses from 604 banking offices and facilities located in Michigan, Florida, Illinois and Indiana. The Registrant also has divisions and non-banking subsidiaries which provide mortgage, trust, data processing, pension consulting, revolving credit, securities brokerage and underwriting, insurance products, and investment advisory services.

CONSOLIDATION:

    The consolidated financial statements include the accounts of First of America and its subsidiaries, after elimination of significant intercompany transactions and accounts. Goodwill, the cost over the fair value of assets acquired, is amortized on a basis which matches the periods estimated to be benefitted. First of America's policy is to amortize goodwill generated from acquisitions over a fifteen year period and core deposit intangibles over their estimated lives, not to exceed ten years.

BASIS OF PRESENTATION:

    Certain amounts in the prior years' financial statements have been reclassified to conform with current financial statement presentation. First of America uses the accrual basis of accounting for financial reporting purposes, except for immaterial sources of income and expenses which are recorded when received or paid.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES:

    Securities Available for Sale include those securities which would be available to be sold prior to final maturity in response to asset-liability management needs. All securities owned by First of America as of December 31, 1996, are classified as Securities Available for Sale. Using the specific identification method such securities are carried at market value with a corresponding market value adjustment carried as a separate component of the equity section of the balance sheet on a net of tax basis. The adjusted cost of each security sold is used to compute realized gains or losses on the sales of these securities.

LOANS HELD FOR SALE:

    Loans held for sale consist mainly of fixed rate and variable rate residential mortgage loans with maturities of fifteen to thirty years. Such loans are recorded at the lower of aggregate cost or estimated fair value.

ALLOWANCE FOR LOAN LOSSES:

    Losses on loans are charged to the allowance for loan losses. The allowance is increased by recoveries of principal and accrued interest previously charged to the allowance and by a provision charged against income. Management determines the adequacy of the allowance based on reviews of individual loans, recent loss experience, current economic conditions, risk characteristics of various categories of loans and such other factors which, in management's judgement, deserve recognition in estimating possible loan losses.

    In accordance with Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan," and as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" First of America maintains a separate allowance for loan losses for impaired loans as defined in the statement.

NON-PERFORMING LOANS:

    Loans are considered non-performing when placed in non-accrual status or when terms are renegotiated meeting the definition of troubled debt restructuring of Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring."

    Commercial, commercial mortgage and residential mortgage loans are placed in non-accrual status when, in the opinion of management, there is doubt as to collectibility of interest or principal, or when principal or interest is past due 90 days or more and the loan is either not well secured or in the process of collection. Consumer and revolving loans are generally charged off when payments are 120 days past due; therefore, they are not included in non-performing loans.

    Loans are considered to be renegotiated when concessions have been granted, such as reduction of interest rates or deferral of interest or principal payments, as a result of the borrower's financial condition.

    Management has determined that First of America's non-accrual and renegotiated commercial and commercial mortgage loans meet the definition for impaired loans under Statement No. 114. Payments received on non-accrual loans are applied to the principal balance.

OTHER REAL ESTATE OWNED:

    Other real estate owned includes, primarily, properties acquired through foreclosure or deed in lieu of foreclosure. Other real estate is recorded in other assets at the lower of the amount of the loan balance plus unpaid accrued interest or the current fair value. Any write-down of the loan balance to fair value when the property is acquired is charged to the allowance for loan losses. Subsequent market write-downs, operating expenses, and gains or losses on the sale of other real estate are charged or credited to other operating expense.

MORTGAGE SERVICING RIGHTS:

    First of America recognizes as separate assets the rights to service mortgage loans for others, however those rights are acquired. After the residential mortgage loan portfolio is stratified by servicing type, loan type, rate type and interest rate, the fair value of the Mortgage Servicing Rights
(MSRs) is determined using the present value of estimated expected future cash flows assuming a market discount rate and certain forecasted prepayment rates based on industry experience. The MSRs are amortized in proportion to and over the period of the estimated net servicing income.

PREMISES AND EQUIPMENT:

    Premises and equipment are stated at cost, less accumulated depreciation, and include capital leases, expenditures for new facilities and additions which materially extend the useful lives of existing premises and equipment. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal, and the resulting gains or losses are reflected in operations.

    Depreciation is computed principally by the straight-line method and is charged to operations over the estimated useful lives of the assets. Capital leases and leasehold improvements are being amortized over the lesser of the remaining term of the respective lease or the estimated useful life of the asset.

LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF:

    On January 1, 1996, First of America adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment is measured based on the present value of expected future cash flows from the use of the asset and its eventual disposition. If the expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized based on current fair values.

INTEREST INCOME ON LOANS:

    Interest income on loans is recognized over the terms of the loans based on the unpaid principal balance. Interest accrual on loans is discontinued when, in the opinion of management, the ultimate full collection of both principal and interest is in doubt, unless the loan is well secured and in the process of collection. Interest previously accrued on charged off loans is reversed, by charging interest income, to the extent of the amount included in current year income. The excess, if any, is charged to the allowance for loan losses.

LOAN FEES:

    Non-refundable loan origination fees and direct loan origination costs are deferred and amortized as an adjustment of yield by a method that approximates the interest method. The deferred fees and costs are netted against outstanding loan balances. When a loan is placed into non-accrual status, amortization of the loan fees and costs is stopped until the loan returns to accruing status.

    Deferred fees net of direct origination costs related to credit card loans are included in other assets and are amortized to non-interest income over a twelve month period.

INCOME TAXES:

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

DERIVATIVE INSTRUMENTS:

    For each category of derivative financial instruments, an entity is required to disclose the following: the face or contract amount and the nature and terms, including, the credit and market risk, cash requirements and related accounting policies. The corporation and its subsidiaries have entered into interest rate caps and interest rate swaps as a hedge against certain deposit and debt liabilities in an attempt to manage interest rate sensitivity.

    Interest rate swaps are contracts that represent an exchange of interest payments and the underlying principal balances of the assets or liabilities are not affected. Net settlement amounts are reported as adjustments to interest income or interest expense. Gains and losses from the termination of interest rate swaps are deferred and amortized over the remaining lives of the designated balance sheet assets or liabilities. When the swap becomes uncovered during the swap agreement period, the swap is immediately marked-to-market with a corresponding effect on current earnings.

STOCK OPTION PLANS:

    As of December 31, 1996, First of America adopted the disclosure requirements of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation." First of America applies APB Opinion 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its plans. Further disclosures are presented in Note 13: Stock Option Plans.

RECENT ACCOUNTING PRONOUNCEMENT:

    The Financial Accounting Standards Board has issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which is effective, in part, for transactions occurring after December 31, 1996. This statement was adopted by First of America on January 1, 1997. It is not expected that this statement will have a material effect on the financial condition or results of operation.

NOTE 2: BUSINESS COMBINATIONS

    Information relating to mergers and acquisitions for the three year period ended December 31, 1996 follows.

                                                                                                     Intangible
                                                          Financial      Number of                     Assets
                                            Date of       Reporting       Common       Cash Paid/    Acquired at
                                          Acquisition      Value*      Shares Issued   Debt Issued   Acquisition
----------------------------------------------------------------------------------------------------------------
Huttenlochers Kerns Norvell, Inc.
  (Michigan)...........................  Feb. 12. 1996   $ 3,912,000        92,053             --    $1,612,000
West Suburban Financial Corp.
  (Illinois)...........................   Aug. 4, 1995            --            --     $    1,000            --
Underwriting Consultants, Inc.
  (Michigan)...........................   Feb. 1, 1995         1,000       148,170             --            **
New England Trust Company (Rhode
  Island)..............................   Jan. 1, 1995     1,092,000       185,327             --            **
Presidential Holding Corp. (Florida)...  Dec. 31, 1994     6,714,000       704,515             --            **
F&C Bancshares, Inc. (Florida).........  Dec. 31, 1994    35,064,000     2,132,105             --            **
First Park Ridge Corp. (Illinois)......   Oct. 1, 1994    75,890,000     2,199,733             --    40,461,000
LGF Bancorp, Inc. (Illinois)...........    May 1, 1994    61,902,000     1,645,245             --    25,664,000
Goldome Federal Branches (Florida).....  Apr. 15, 1994    60,015,000            --     58,380,000    60,015,000
----------------------------------------------------------------------------------------------------------------

 * Includes direct acquisition costs on all purchased affiliates.
** Accounted for as a pooling of interests with no restatement of prior periods as the amounts involved were not material to First of America.

    Goodwill, the cost over the fair value of assets acquired, is amortized on a basis which matches the periods estimated to be benefitted. Goodwill is reviewed annually, per Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for permanent impairment using a discounted cash flow analysis. At December 31, 1996, First of America recognized a $1.6 million charge to earnings, net of tax, for goodwill impairment connected to the closing of 8 branches. Goodwill, which is included in other assets in the Consolidated Balance Sheets, amounted to $201,631,000 at December 31, 1996 and $226,979,000 at December 31, 1995.

NOTE 3: RESTRICTIONS ON CASH AND DUE FROM BANKS

    Federal regulations require First of America to maintain as reserves, minimum cash balances based on deposit levels at its subsidiary banks. Cash balances restricted from usage due to these requirements were $289,899,000 and $359,319,000 at December 31, 1996 and 1995, respectively.

NOTE 4: CASH FLOW

    For the purpose of reporting cash flows, cash and cash equivalents include only cash and due from banks. The following schedule presents noncash investing activities for the years 1996, 1995 and 1994.

                                                 Fair Value of
                                                 Noncash Assets      Liabilities         Common
              ($ in thousands)                      Acquired           Assumed        Stock Issued      Net Cash Paid
---------------------------------------------------------------------------------------------------------------------
PURCHASE OF AFFILIATES
1996
Huttenlochers Kerns Norvell, Inc. ...........       $  5,094             2,126            3,912               (944)
1995
Gulfstream Global Investors..................          4,742                --               --              4,742
1994
Goldome Federal Branches.....................         59,204           378,064               --           (318,860)
LGF Bancorp, Inc. ...........................        425,819           365,695           61,902             (1,778)
First Park Ridge Corporation.................        352,077           291,563           75,890            (15,376)
---------------------------------------------------------------------------------------------------------------------

    The following schedule details supplemental disclosures for the cash flow statements:

                                                                       Assets
                                                                    Transferred
                                                   Loans           to Securities             Total          Total Income
              ($ in thousands)                  Securitized      Available for Sale      Interest Paid       Taxes Paid
------------------------------------------------------------------------------------------------------------------------
1996........................................     $     --                   --              788,875           120,643
1995........................................      503,976            2,851,746              864,519            92,338
1994........................................       38,838                   --              641,886           115,193
------------------------------------------------------------------------------------------------------------------------

    In conjunction with the Financial Accounting Standards Board's ("FASB") issuance of A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, FASB approved the transfer of securities from the Held to Maturity to the Available for Sale classification during the period from November 15, 1995, to December 31, 1995, with no recognition of any related unrealized gain or loss in current earnings.

NOTE 5: SECURITIES

    The amortized cost and estimated market value of Securities Available for Sale at December 31, 1996 and 1995 follow.

                                                        1996                                   1995
-------------------------------------------------------------------------------------------------------------------
                                                       Estimated                              Estimated
                                         Amortized      Market      Average     Amortized      Market      Average
           ($ in thousands)                 Cost         Value      Maturity       Cost         Value      Maturity
-------------------------------------------------------------------------------------------------------------------
U.S. government and agency
  securities...........................  $3,483,720   3,494,016       2.6 yrs   $4,068,386   4,098,741       2.4 yrs.
State and municipal securities.........     398,041     403,354       8.8          248,947     258,707       6.1
Collateralized mortgage obligations....     486,945     484,333       1.8          579,788     579,441       2.5
Other securities.......................     180,677     180,678       5.4          123,833     123,857       2.1
-------------------------------------------------------------------------------------------------------------------
Total..................................  $4,549,383   4,562,381                 $5,020,954   5,060,746
-------------------------------------------------------------------------------------------------------------------

    The following table details the gross unrealized gains and losses on Securities Available for Sale at December 31, 1996 and 1995.

                                                               1996                              1995
-----------------------------------------------------------------------------------------------------------------
                                                      Gross            Gross            Gross            Gross
                                                    Unrealized       Unrealized       Unrealized       Unrealized
                ($ in thousands)                      Gains            Losses           Gains            Losses
-----------------------------------------------------------------------------------------------------------------
U.S. government and agency securities...........     $10,296               --           30,355             --
State and municipal securities..................       5,314               --            9,760             --
Collateralized mortgage obligations.............          --           (2,613)              --            347
Other securities................................           1               --               24             --
-----------------------------------------------------------------------------------------------------------------
Total...........................................     $15,611           (2,613)          40,139            347
-----------------------------------------------------------------------------------------------------------------

    Except as indicated below, total securities of no individual state, political subdivision or other issuer exceeded 10% of shareholders' equity at December 31, 1996. At December 31, 1996 and 1995, the book value of securities issued by the State of Michigan and all of its political subdivisions totaled approximately $145,917,000 and $126,225,000, respectively, with a market value of approximately $146,961,000 and $130,570,000, respectively. The securities at December 31, 1996, represent a wide range of ratings, all of "investment grade," with a substantial portion rated A-1 or higher. First of America has no concentration of credit risk in its investment portfolio.

    Assets, principally securities, carried at approximately $1,569,685,000 at December 31, 1996, and $1,516,639,000 at December 31, 1995, were pledged to secure public deposits, exercise trust powers and for other purposes required or permitted by law.

SECURITIES AVAILABLE FOR SALE
MATURITY DISTRIBUTION AND PORTFOLIO YIELDS
($ in millions)

December 31, 1996                     One year or less           One year to five years       Five years to ten years
-----------------------------------------------------------------------------------------------------------------------
                                 Market   Amortized            Market   Amortized            Market   Amortized
                                 Value      Cost      Yield    Value      Cost      Yield    Value      Cost      Yield
-----------------------------------------------------------------------------------------------------------------------
U.S. government securities..... $111.6      111.5     5.73%    $548.2     541.7     6.30%    $  --         --       --%
U.S. agency securities.........   13.2       13.2     6.55      333.1     335.4     5.97     774.3      773.2     6.35
State and municipal
 securities*...................   69.1       68.9     7.73       50.3      49.2     9.45      45.9       45.7     7.99
Collateralized mortgage
 obligations...................    0.2        0.2     5.95        --         --       --        --         --       --
Other securities...............  106.8      106.8     7.03       34.1      34.1     8.07      11.9       11.9     7.09
-----------------------------------------------------------------------------------------------------------------------
Total.......................... $300.9      300.6     6.69%    $965.7     960.4     6.41%   $832.1      830.8     6.45%
-----------------------------------------------------------------------------------------------------------------------
Market value as a percent of
 amortized cost................ 100.10%                        100.55                       100.16
-----------------------------------------------------------------------------------------------------------------------

                                        After ten years                      Total
---------------------------------------------------------------------------------------------
                                  Market    Amortized             Market    Amortized
                                  Value       Cost      Yield     Value       Cost      Yield
---------------------------------------------------------------------------------------------
U.S. government securities.....  $     --         --      --%    $  659.8      653.2    6.20%
U.S. agency securities.........   1,713.6    1,708.8    6.75      2,834.2    2,830.6    6.55
State and municipal
 securities*...................     238.1      234.2    8.22        403.4      398.0    8.26
Collateralized mortgage
 obligations...................     484.1      486.7    6.48        484.3      486.9    6.48
Other securities...............      27.9       27.9    4.70        180.7      180.7    6.87
---------------------------------------------------------------------------------------------
Total..........................  $2,463.7    2,457.6    6.81%    $4,562.4    4,549.4    6.65%
---------------------------------------------------------------------------------------------
Market value as a percent of
 amortized cost................    100.24                          100.29
---------------------------------------------------------------------------------------------

* Yields on state and political obligations have been adjusted to a taxable equivalent basis using a 35% tax rate. Yields are calculated on the basis of cost and weighted for the scheduled maturity and dollar amount of each issue.

NOTE 6: RISK ELEMENTS IN THE LOAN PORTFOLIO AND OTHER REAL ESTATE OWNED

    Assets earning at less than normal interest rates include (1) non-accrual loans, (2) restructured loans (loans for which the interest rate or principal balance has been reduced because of a borrower's financial difficulty) and (3) other real estate owned which has been acquired in lieu of loan balances due. Information concerning these assets, loans past due 90 days or more and other loans of concern (loans where known information about possible credit problems of borrowers causes management concern about the ability of such borrowers to comply with the present loan terms) at December 31, 1996 and 1995 follows.

                      ($ in thousands)                          1996      1995
--------------------------------------------------------------------------------
BALANCES OUTSTANDING:
Non-accrual loans...........................................  $ 84,185   104,174
Restructured loans..........................................     6,414    12,327
Past due 90 days or more....................................    26,726    28,124
Other loans of concern......................................    30,541    17,660
Other real estate owned (included in other assets)..........    24,190    31,103
--------------------------------------------------------------------------------
Total.......................................................  $172,056   193,388
--------------------------------------------------------------------------------

    Interest income of $6,481,000 and $3,052,000 during 1996 and 1995, respectively, was recognized as income on non-accrual and restructured loans. Had these loans been performing under the original contract terms, an additional $7,732,000 and $10,090,000 of interest would have been reflected in interest income during 1996 and 1995, respectively.

    First of America does not have any concentrations of credit risk to any specific borrower or within any geographic area.

NOTE 7: LOANS TO RELATED PARTIES

    First of America's subsidiary banks have extended loans to directors and executive officers of the corporation and their associates and to the directors and executive officers of the corporation's significant subsidiaries and their associates (other than members of their immediate families). In conformance with First of America's written corporate policy and applicable laws and regulations, these loans to related parties were made in accordance with sound business and banking practices on non-preferential terms and rates available to non-insiders of comparable creditworthiness under similar circumstances. The loans do not involve more than the normal risk of collectibility or present other unfavorable features. All such extensions of credit must be properly documented as complying with this corporate policy. The aggregate loans outstanding as reported by the directors and executive officers of the corporation and its significant subsidiaries which exceeded $60,000 during 1996 totaled less than 5 percent of total shareholders' equity at year-end 1996. First of America relies on its directors and executive officers for identification of loans to their associates.

    First of America maintains a line of credit for First of America Securities, Inc. and First of America Community Development Corporation; at December 31, 1996 only First of America Community Development Corporation had any borrowings outstanding in the amount of $985,000. In conformance with First of America's corporate policy and applicable law, such extensions of credit to subsidiaries are made in accordance with sound banking practices and on non-preferential terms and rates.

    In the opinion of management, the amount and nature of these loans to related parties and subsidiaries do not materially affect the financial condition of First of America.

NOTE 8: ALLOWANCE FOR LOAN LOSSES

    An analysis of the transactions in the allowance for loan losses for 1996, 1995 and 1994 follows.

                      ($ in thousands)                          1996        1995      1994
--------------------------------------------------------------------------------------------
Balance, beginning of year..................................  $ 241,182    228,115   188,664
Additions: Provision charged against income.................     93,456     91,488    86,571
           Allowance of acquired banks, net.................         --         --    11,420
           Recoveries.......................................     62,249     56,938    38,134
--------------------------------------------------------------------------------------------
                                                                396,887    376,541   324,789
Less: Loans charged off.....................................   (144,041)  (135,359)  (96,674)
--------------------------------------------------------------------------------------------
Balance, end of year........................................  $ 252,846    241,182   228,115
--------------------------------------------------------------------------------------------

    Management has evaluated the loan portfolio and determined that the balance in the allowance for loan losses is adequate in light of the composition of the loan portfolio, economic conditions and other pertinent factors.

    As of December 31, 1996 and 1995, respectively, the recorded investment in loans considered to be impaired under Statement No. 114 as amended by Statement No. 118 was $68.7 million and $88.6 million, with an average recorded investment in impaired loans during 1996 and 1995 of approximately $80.3 million and $81.9 million, respectively. Included in the impaired loans total as of the same year-end dates were $29.6 and $42.6 million of impaired loans for which the related specific allowance for loan losses were $13.7 million and $17.6 million, respectively. The remaining $39.1 million and $46.0 million of impaired loans did not require a specific allowance for loan losses due to the net realizable value of loan collateral, guarantees and other factors.

NOTE 9: PREMISES AND EQUIPMENT

    A summary of premises and equipment at December 31, 1996 and 1995 follows.

                      ($ in thousands)                          1996      1995
--------------------------------------------------------------------------------
Land........................................................  $ 79,713    78,326
Buildings and leasehold improvements........................   444,805   446,721
Equipment...................................................   269,099   363,241
Capital leases..............................................     3,587    24,115
                                                              --------   -------
                                                               797,204   912,403
Less:
Accumulated depreciation and amortization...................   363,796   446,905
--------------------------------------------------------------------------------
Total.......................................................  $433,408   465,498
--------------------------------------------------------------------------------

    First of America and certain of its subsidiaries have capital and operating leases for premises and equipment under agreements expiring at various dates through 2034. These leases, in general, provide for renewal options and options to purchase certain premises at fair values, and require the payment of property taxes, insurance premiums and maintenance costs. Total rental expense for all operating leases was $16,364,000 in 1996, $17,554,000 in 1995, and $16,100,000
in 1994.

    The future minimum payments by year, and in the aggregate, under capital leases and noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1996.

                      ($ in thousands)                          Capital Leases       Operating Leases
-----------------------------------------------------------------------------------------------------
1997........................................................       $   386                15,919
1998........................................................           377                12,949
1999........................................................           322                10,312
2000........................................................           307                 8,283
2001........................................................           286                 5,441
Thereafter..................................................         3,524                28,834
                                                                   -------               -------
Total minimum lease payments................................         5,202                81,738
Amounts representing interest...............................        (3,174)                   --
-----------------------------------------------------------------------------------------------------
Present value of net minimum lease payments.................       $ 2,028                81,738
-----------------------------------------------------------------------------------------------------

NOTE 10: LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    In accordance with Financial Accounting Standards Board Statement No. 121, in 1996, First of America recorded an impairment on long-lived assets to be disposed of totaling $4.3 million. The assets to be disposed of include current or former bank premises. It is expected that the impaired assets will be disposed of in 1997.

    The carrying value of the assets at December 31, 1996, is $6.8 million. Fair value was determined based on a combination of independent appraisals, brokers' opinions, and offers to purchase. Management does not currently anticipate that the ultimate disposal of the assets in 1997 will have a material effect on the financial position, results of operations or liquidity of First of America.

NOTE 11: LONG TERM DEBT

    Information relating to long term debt at December 31, 1996 and 1995 follows.

                      ($ in thousands)                          1996      1995
--------------------------------------------------------------------------------
PARENT COMPANY:
7.75% subordinated notes due July 15, 2004..................  $200,000   200,000
10.625% subordinated notes payable in equal annual
  installments in 1990 through 1998, interest payable
  semi-annually.............................................        --     3,111
8.50% subordinated notes due February 1, 2004...............   150,000   150,000
Revolving credit agreement..................................        --        --
6.35% subordinated debenture due December 31, 2007..........    10,000    10,000
Capital lease obligations (Note 9)..........................       923    19,970
                                                              --------   -------
                                                               360,923   383,081
SUBSIDIARIES:
Bank notes, with interest rates ranging from 5.70% to 5.75%,
  due through February 20, 1998.............................    54,992   104,971
Broker loan facilities......................................    54,000        --
8.30% FHLB borrowing payable August, 1996...................        --       820
5.57% FHLB borrowing payable May 21, 1998...................    50,000        --
Mortgages and land contracts, payable in installments
  through 1999 with interest rates ranging from 4.75% to
  10.25%....................................................       107       218
Capital lease obligations (Note 9)..........................     1,102     1,225
--------------------------------------------------------------------------------
TOTAL LONG TERM DEBT........................................  $521,124   490,315
--------------------------------------------------------------------------------

    First of America has entered into a Three-Year Competitive Advance and Revolving Credit Facility Agreement dated as of March 25, 1994 and amended by the First Amendment dated December 9, 1994, and by the Second Amendment dated February 15, 1996 (collectively, the Credit Agreement). The Credit Agreement allows First of

America to borrow on a standby revolving credit basis and an uncommitted competitive advance basis up to $350,000,000. The proceeds of all borrowings made pursuant to the Credit Agreement will be used to provide working capital and for other general corporate purposes.

    During 1995 and 1996, First of America's Section 20 subsidiary, First of America Securities, Inc., entered into three uncommitted secured broker loan guidance facilities to finance the purchase of securities for resale. At December 31, 1996, there was $54.0 million outstanding and $120.0 million available on these agreements. There was no outstanding balance and $80.0 million available at December 31, 1995.

    The various loan agreements include restrictions on consolidated capital. First of America's net worth, under the most restrictive loan covenant, may not be less than $1,352,490,000. The indebtedness of subsidiary banks is subordinated to the claims of their depositors and certain other creditors. Management has determined that First of America is in compliance with all of its loan covenants.

    Maturities of outstanding indebtedness at December 31, 1996 follow.

                                                                Total Principal
                      ($ in thousands)                            Amount Due
-------------------------------------------------------------------------------
Year ending December 31,
1997........................................................       $ 84,160
1998........................................................         75,174
1999........................................................            131
2000........................................................            127
2001........................................................             92
Thereafter..................................................        361,440
-------------------------------------------------------------------------------
Total.......................................................       $521,124
-------------------------------------------------------------------------------

NOTE 12: PREFERRED STOCK

    First of America has reserved 500,000 shares of preferred stock for issuance as Series A Junior Participating Preferred Stock ("Series A Preferred") upon the exercise of certain preferred stock purchase rights (each a "Right") issued to holders of and in tandem with shares of First of America Common Stock. The rights are not currently exercisable.

    If issued, each share of Series A Preferred is entitled to 100 votes on all matters submitted to a vote of the shareholders of First of America. Additionally, in the event First of America fails to pay dividends on the Series A Preferred for four full quarters, holders of the Series A Preferred have certain rights to elect additional directors of the company. Except as described in the Rights Agreement, holders of the Series A Preferred have no preemptive rights to subscribe for additional securities which the company may issue. The Series A Preferred will not be redeemable. Each share of Series A Preferred will, subject to the rights of any other preferred stock the company may issue ranking senior to the Series A Preferred, if any, be entitled to preferential quarterly dividends equal to the greater of $10.00, or subject to certain adjustments, 100 times the dividend declared per share of First of America Common Stock. Upon liquidation of the company, holders of Series A Preferred will, subject to the rights of senior securities, be entitled to a preferential liquidation payment equal to $190.00 per share, plus accrued and unpaid dividends. In the event of any merger, consolidation, or other transaction in which shares of First of America Common Stock are exchanged, each share of Series A Preferred will, subject to the rights of senior securities, be entitled to receive 100 times the amount received per share on common stock. The rights of the Series A Preferred are protected by customary antidilution provisions.

NOTE 13: STOCK OPTION PLANS

    First of America maintains two stock option plans: the First of America Bank Corporation Restated 1987 Stock Option Plan (the 1987 Plan) and the First of America Bank Corporation Stock Compensation Plan (the 1996 Plan). The 1996 Plan was approved at the Annual Shareholders meeting on April 17, 1996. The aggregate number of shares of First of America Common Stock that may be issued, pursuant to the exercise of options and restricted stock granted under the 1996 Plan, will not exceed 3,000,000 shares. The 1987 Plan only provides for non-qualified options.

    Eligible participants may be granted incentive stock options, non-qualified stock options or restricted stock under the 1996 Plan. The Nominating and Compensation Committee has full and final authority in its discretion to determine all matters relating to awards under each of the Plans. None of the members of the Nominating and Compensation Committee are eligible to participate in either of the Plans.

    As of the 1996 Plan's effective date, February 21, 1996, no further options will be granted under the 1987 Plan, although options previously granted will continue in effect until they are exercised, are forfeited or expire. The options granted under the 1987 Plan are exercisable during a ten year period and vest over a three year period, beginning on the date granted and were granted at prices not less than the fair market value on the date of grant.

    The options granted under the 1996 Plan, at fair market value, will vest one third upon the attainment of each of three market price targets. The options have a ten year term and may be exercised on or after October 29, 1997.

    A summary of the status of First of America's stock option transactions under the Plans as of December 31, 1996, 1995 and 1994, and the changes during the years ended on those dates is presented below:

                                                      1996                          1995            1994
-----------------------------------------------------------------------------------------------------------
                                                        Weighted-            Weighted-            Weighted-
                                                         Average              Average              Average
                                                        Exercise             Exercise             Exercise
  Options (number of shares in thousands):     Shares     Price     Shares     Price     Shares     Price
-----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year.............  1,456     $32.13     1,247     $28.34       954     $27.25
Granted*.....................................    506      54.47       325      43.25       296      33.00
Converted options from acquisition...........     --       0.00        --       0.00        25      11.30
Exercised....................................   (195)     28.79      (102)     20.72       (23)     19.86
Forfeited....................................    (10)     40.88       (14)     35.29        (5)     35.93
                                               -----                -----                -----
Outstanding at end of year...................  1,757      38.88     1,456      32.13     1,247      28.34
-----------------------------------------------------------------------------------------------------------
Exercisable at year end......................  1,003                  925                  779
-----------------------------------------------------------------------------------------------------------
Weighted-average exercise price of options
  granted during the year....................            $54.47                43.25                33.00
-----------------------------------------------------------------------------------------------------------
Weighted-average fair value of options
  granted during the year....................            $11.18                 7.88                 7.34
-----------------------------------------------------------------------------------------------------------

* All options granted during 1996, represent nonqualified stock options under the Plan.

    Under the 1996 Plan, First of America issued and had outstanding 62,000 shares of restricted stock as of December 31, 1996.

    As of December 31, 1996, First of America adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation." Accordingly, the Company is required to disclose pro forma net income and earnings per share both for 1996 and 1995 as if compensation expense relative to the fair value of options granted had been included in earnings. The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996, 1995 and 1994, respectively: a seven year expected life for all years; expected volatility of 21.3 percent, 22.2 percent and 22.9 percent, respectively; risk-free interest rates of 6.2 percent, 7.5 percent and 7.5 percent; and expected dividend yields of 8.0 percent, 8.4 percent and 8.7 percent. Had compensation cost for the Company's option plans been determined and recorded consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated in the following table:

                      ($ in thousands)                          1996       1995
---------------------------------------------------------------------------------
NET INCOME
As reported.................................................  $256,886    236,708
Pro forma...................................................   255,249    236,197
---------------------------------------------------------------------------------
EARNINGS PER SHARE
As reported.................................................     $4.16       3.73
Pro forma...................................................      4.13       3.72
---------------------------------------------------------------------------------

    The following table summarizes information about fixed stock options outstanding at December 31, 1996:

  ------------------------------------------------------------------------------------------------
                                  Options Outstanding                     Options Exercisable
  ------------------------------------------------------------------------------------------------
       Range          Number       Weighted-Avg.                        Number
        of          Outstanding      Remaining       Weighted-Avg.    Exercisable   Weighted-Avg.
      Prices        at 12/31/96   Contractual Life   Exercise Price   at 12/31/96   Exercise Price
  ------------------------------------------------------------------------------------------------
  $11.30                    32             1.0           $11.30               32        $11.30
   16.00 to 28.00      417,975             3.6            22.09          417,975         22.09
   32.00 to 43.25      833,185             7.8            37.84          581,855         36.80
   54.44 to 57.25      505,850             9.9            54.47            3,150         57.25
                     ---------                                         ---------
                     1,757,042             7.4            38.88        1,003,012         28.79
  ------------------------------------------------------------------------------------------------

NOTE 14: DIVIDENDS FROM BANKING SUBSIDIARIES

    Dividends paid to First of America by its bank subsidiaries amounted to $357,800,000 in 1996, $337,407,000 in 1995 and $173,350,000 in 1994. Banking
regulations limit the amount of dividends that First of America's banking subsidiaries can declare during 1997 to the 1997 net profits, as defined in the Federal Reserve Act, plus retained net profits for 1996 and 1995. In recent years, First of America requested and obtained regulatory approval to exceed banking regulation limits for certain subsidiary banks, based largely on the well capitalized position of those banks. As a result, the retained net profits for 1996 and 1995 were a negative $111 million. Under the FDIC Improvement Act of 1993, there are strong incentives to maintaining a bank's capital at the "well capitalized" level.

NOTE 15: CAPITAL ADEQUACY

    First of America Bank Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First of America's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First of America must meet specific capital guidelines that involve quantitative measures of the banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The banks' capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Management believes that as of December 31, 1996, First of America met all capital adequacy requirements to which it is subject.

    Risk-based capital guidelines for bank holding companies and banks adopted by the federal banking agencies were fully phased in at the end of 1992. The minimum ratio of qualifying total capital to risk-weighted assets, (including certain off-balance sheet items, such as standby letters of credit) under the fully phased-in guidelines is 8 percent. At least half of the total capital must be comprised of common stock, retained earnings, noncumulative perpetual preferred stock, minority interests, and, for bank holding companies, a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of other preferred stock, certain other instruments, and limited amounts of subordinated debt and reserves for credit losses. In addition, the federal banking agencies have established minimum leverage ratio (Tier 1 capital to total average assets less goodwill and certain other intangibles) guidelines for bank holding companies and banks. These guidelines provide for a minimum leverage ratio of 3 percent for bank holding companies and banks that meet certain specified criteria, including that they have the highest supervisory rating. All other banking organizations are required to maintain a leverage ratio of 3 percent plus an additional cushion of at least 100 to 200 basis points. Failure to meet applicable capital guidelines could subject a bank to a variety of enforcement remedies available to the federal regulatory authorities. Under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the scope and degree of regulatory intervention is linked to the level of capital and the supervisory rating of the institution. Prompt corrective action can include limitations on the ability to pay dividends, the issuance of a directive to increase capital, the termination of deposit insurance by the FDlC, and (in severe cases) the appointment of a conservator or receiver.

    As of December 31, 1996, the most recent notification from the Federal Reserve categorized First of America as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed First of America's category.

    The following table summarizes First of America Bank Corporation's and its significant subsidiaries' actual capital and the capital that would be required to maintain ratios indicated as of December 31, 1996 and 1995:

                                                                                                   To Be Well
                                                                                                Capitalized Under
                                                                            For Capital         Prompt Corrective
                                                       Actual            Adequacy Purposes      Action Provisions
------------------------------------------------------------------------------------------------------------------
                                                                         Minimum                Minimum
                                                  Capital      Ratio     Capital      Ratio     Capital      Ratio
($ in thousands)                                   Amount        %       Required       %       Required       %
------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
Total Capital (to Risk-Weighted Assets):
  First of America Bank Corporation..........    $2,110,473    13.19    $1,280,315    8.00     $1,600,394    10.00
  First of America Bank-Michigan, N.A........     1,079,110    11.36       759,091    8.00        948,864    10.00
  First of America Bank-Illinois, N.A........       498,106    10.68       373,090    8.00        466,363    10.00
Tier 1 Capital (to Risk-Weighted Assets):
  First of America Bank Corporation..........     1,561,598     9.76       640,157    4.00        960,236     6.00
  First of America Bank-Michigan, N.A........       960,124    10.11       379,546    4.00        569,319     6.00
  First of America Bank-Illinois, N.A........       439,531     9.43       186,545    4.00        279,818     6.00
Tier 1 Leverage Ratio:
  First of America Bank Corporation..........     1,561,598     7.15       872,836    4.00      1,091,044     5.00
  First of America Bank-Michigan, N.A........       960,124     7.43       517,374    4.00        646,717     5.00
  First of America Bank-Illinois, N.A........       439,531     6.77       259,838    4.00        324,797     5.00
------------------------------------------------------------------------------------------------------------------
As of December 31, 1995:
Total Capital (to Risk-Weighted Assets):
  First of America Bank Corporation..........    $2,115,254    12.89    $1,312,439    8.00     $1,640,549    10.00
  First of America Bank-Michigan, N.A........     1,044,830    11.29       740,051    8.00        925,064    10.00
  First of America Bank-Illinois, N.A........       569,208    11.27       404,041    8.00        505,051    10.00
Tier 1 Capital (to Risk-Weighted Assets):
  First of America Bank Corporation..........     1,562,239     9.52       656,220    4.00        934,329     6.00
  First of America Bank-Michigan, N.A........       928,242    10.04       370,026    4.00        555,038     6.00
  First of America Bank-Illinois, N.A........       506,077    10.02       202,020    4.00        303,031     6.00
Tier 1 Leverage Ratio:
  First of America Bank Corporation..........     1,562,239     6.70       932,812    4.00      1,166,015     5.00
  First of America Bank-Michigan, N.A........       928,242     7.00       530,642    4.00        663,303     5.00
  First of America Bank-Illinois, N.A........       506,077     7.11       284,657    4.00        355,822     5.00
------------------------------------------------------------------------------------------------------------------

NOTE 16: EMPLOYEE PENSION PLAN

    First of America and its subsidiaries have a defined benefit pension plan that covers substantially all of its salaried employees. Benefits are based on years of service and the employee's compensation.

    Pension costs for the years 1996 and 1995 were calculated based on Financial Accounting Standards Board Statement No. 87 "Employers' Accounting for Pensions." Pension costs for the years ended December 31, 1996, 1995, and 1994 equaled $2,794,000, $3,980,000 and $8,073,000, respectively.

    The following table presents the plan's funded status and amounts recognized in the consolidated balance sheets at December 31, 1996 and 1995.

                                                                 December 31,
--------------------------------------------------------------------------------
                      ($ in thousands)                          1996      1995
--------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:
  Accumulated benefit obligation, including vested benefits
    of $303,786 for 1996 and $304,707 for 1995..............  $312,448   312,916
--------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date...  $376,764   379,131
Plan assets at fair value, primarily listed stocks and U.S.
  Bonds.....................................................   513,864   438,752
                                                              --------   -------
Projected benefit obligation less than plan assets..........   137,100    59,621
Unrecognized net (gain)/loss................................   (97,131)  (33,192)
Unrecognized prior service cost.............................    18,832    21,367
Unrecognized net assets being recognized over 15 years......   (11,966)  (13,953)
                                                              --------   -------
Prepaid pension.............................................  $ 46,835    33,843
--------------------------------------------------------------------------------
NET PENSION COST INCLUDED THE FOLLOWING COMPONENTS:
Service cost................................................  $ 15,868    11,426
Interest cost on projected benefit obligation...............    26,555    24,689
Actual return on plan assets................................   (75,333)  (86,421)
Net amortization and deferral...............................    35,884    54,286
--------------------------------------------------------------------------------
Net periodic pension cost...................................  $  2,974     3,980
--------------------------------------------------------------------------------

    First of America's weighted-average discount rate was 7.75 percent at December 31, 1996 and 7.50 percent at December 31, 1995. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.75 percent at year-end 1996 and 5.50 percent at year-end 1995. The expected long term rate of return on assets was
9.50 percent at December 31, 1996 and 1995. The assumed rates in place at each year-end are used to determine the net periodic pension cost for the following year.

NOTE 17: OTHER POSTRETIREMENT BENEFITS

    First of America and its subsidiaries have a Retiree Medical Plan which provides a portion of retiree medical care premiums. First of America's level of contribution is based on an age and service formula.

    The following table presents the plan's funded status reconciled with amounts recognized in First of America's Consolidated Balance Sheets for December 31, 1996 and 1995:

                                                                 December 31,
--------------------------------------------------------------------------------
                      ($ in thousands)                          1996      1995
--------------------------------------------------------------------------------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION:
Retirees....................................................  $(16,883)  (17,932)
Fully eligible active plan participants.....................    (6,801)   (7,065)
Other active plan participants..............................   (10,151)   (8,901)
                                                              --------   -------
                                                               (33,835)  (33,898)
Plan assets at fair value...................................        --        --
                                                              --------   -------
Accumulated postretirement benefit obligation in excess of
  plan assets...............................................   (33,835)  (33,898)
Unrecognized prior service cost.............................    (3,901)   (4,700)
Unrecognized net (gain) loss................................    (1,306)     (857)
--------------------------------------------------------------------------------
Accrued postretirement benefit cost included in other
  liabilities...............................................  $(39,042)  (39,455)
--------------------------------------------------------------------------------
NET PERIOD POSTRETIREMENT BENEFIT COST FOR 1996 AND 1995
  INCLUDE THE FOLLOWING COMPONENTS:
--------------------------------------------------------------------------------
Service cost................................................  $    977     1,092
Interest cost...............................................     2,517     2,992
Net amortization and deferral...............................      (798)     (524)
--------------------------------------------------------------------------------
Net periodic postretirement benefit cost....................  $  2,696     3,560
--------------------------------------------------------------------------------

    For measurement purposes of the accrued postretirement benefit cost included in other liabilities, 9.52 percent and 10.03 percent annual rates of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) were assumed at December 31, 1996 and 1995, respectively; the 1996 rate was further assumed to decline evenly to 6.00 percent by 2004. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was
7.75 percent at December 31, 1996 and 7.50 percent at December 31, 1995. To determine First of America's net periodic postretirement benefit cost for 1996 and 1995, a weighted average discount rate of 7.50 percent and 8.00 percent, respectively, and the health care trend rate of 10.03 percent and 10.36 percent, respectively, were used. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by
2.80 percent and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year ended December 31, 1996 by 2.10 percent.

NOTE 18: INCOME TAXES

                      ($ in thousands)                          1996      1995      1994
------------------------------------------------------------------------------------------
Current:
  U.S. Federal..............................................  $121,497   125,611   103,124
  State and local...........................................     7,194     8,390     5,186
------------------------------------------------------------------------------------------
                                                               128,691   134,001   108,310
------------------------------------------------------------------------------------------
Deferred:
  U.S. Federal..............................................    (2,943)   (6,861)       95
  State and local...........................................       709      (511)   (5,789)
------------------------------------------------------------------------------------------
                                                                (2,234)   (7,372)   (5,694)
------------------------------------------------------------------------------------------
Income taxes attributable to income from continuing
  operations................................................   126,457   126,629   102,616
Shareholders' equity, for market value adjustments on
  investment securities available for sale..................    (9,292)   28,885   (32,296)
------------------------------------------------------------------------------------------
Total income taxes..........................................  $117,165   155,514    70,320
------------------------------------------------------------------------------------------

    As a result of the following, income tax expense attributable to income from continuing operations differed from the "expected" amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax income from operations:

                      ($ in thousands)                          1996      1995      1994
------------------------------------------------------------------------------------------
Computed "expected" tax expense.............................  $134,170   127,168   113,092
Increase (reduction) in income taxes resulting from:
  Tax exempt municipal obligations income...................   (10,615)   (9,277)   (9,904)
  Other, net*...............................................     2,902     8,738      (572)
------------------------------------------------------------------------------------------
Income taxes attributable to income from continuing
  operations................................................  $126,457   126,629   102,616
------------------------------------------------------------------------------------------

* Other, net contains no single item that exceeds five percent of the amount calculated by multiplying income before income taxes time 35 percent (the current federal statutory rate).

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below:

                                                                 December 31,
--------------------------------------------------------------------------------
                      ($ in thousands)                          1996      1995
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Allowances for loan losses..................................  $ 88,496    83,846
Deferred compensation.......................................     9,141     8,135
Deferred loan fees..........................................     7,974     9,392
Other.......................................................    19,049    25,109
                                                              --------   -------
Total gross deferred tax assets.............................   124,660   126,482
                                                              --------   -------
DEFERRED TAX LIABILITIES:
Premise and equipment, due to differences in depreciation...    (8,605)  (10,969)
Market value adjustment on securities available for sale....    (4,561)  (13,853)
Tax loan loss reserve to be recaptured......................    (5,894)  (11,698)
Other.......................................................   (14,632)  (10,520)
                                                              --------   -------
Total gross deferred liabilities............................   (33,692)  (47,040)
--------------------------------------------------------------------------------
Net deferred tax asset......................................  $ 90,968    79,442
--------------------------------------------------------------------------------

NOTE 19: EARNINGS PER SHARE CALCULATION

    The weighted average number of shares used in the determination of earnings per share were:

                                                                   1996          1995          1994
------------------------------------------------------------------------------------------------------
Common and common equivalents...............................    61,775,353    63,500,784    59,811,568
------------------------------------------------------------------------------------------------------

    Common and common equivalents per share amounts were calculated by dividing net income applicable to common shares by the weighted average number of common shares outstanding during the respective periods adjusted for the portion of stock options which were considered common equivalents, 412,585 in 1996, 279,856 in 1995 and 281,498 in 1994.

    On December 31, 1996 and 1995, there were 59,813,234 and 63,283,857 common shares outstanding, respectively. For the same dates, a maximum of 100,000,000 shares of $10 par value common stock was authorized.

NOTE 20: COMMITMENTS AND CONTINGENT LIABILITIES

    First of America and its subsidiaries are routinely engaged in litigation, both as plaintiff and defendant, which is incident to their business, and in certain proceedings, claims or counter-claims have been asserted against the Registrant's subsidiaries. Management, after consultation with legal counsel, does not currently anticipate that the ultimate liability, if any, arising out of such litigation and threats of litigation will have a material effect on the financial position, results of operations or liquidity of the Registrant.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

    In First of America's normal course of business, there are various conditional obligations outstanding which are not reflected in the financial statements. These financial instruments include commitments to extend credit, standby letters of credit, commercial letters of credit, when issued securities, securities lent and commitments to purchase foreign currency.

    First of America's exposure to credit loss in the event of nonperformance by other parties to the financial instruments with off-balance sheet risk is represented by the contractual notional amount of these instruments. First of America uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

    Unless noted otherwise, First of America does not require collateral or other security to support financial instruments with off-balance sheet credit risk.

    A summary of the contract or notional amounts of these financial instruments at December 31, is as follows:

                      ($ in thousands)                           1996          1995
--------------------------------------------------------------------------------------
Commitments on unused credit card lines.....................  $ 8,115,335    8,686,390
Other commitments to extend credit..........................    3,410,017    2,930,624
Mortgages sold with recourse................................       61,986       79,952
Mortgage loan sale commitments..............................      133,727      125,000
Standby letters of credit...................................      584,408      366,829
Commercial letters of credit................................        5,345        5,280
Foreign exchange contracts..................................        6,685       17,248
Interest rate swaps.........................................       80,000      105,507
--------------------------------------------------------------------------------------
Total.......................................................  $12,397,503   12,316,830
--------------------------------------------------------------------------------------

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the commitment amount included in the preceding table does not necessarily represent future cash requirements. At December 31, 1996, other commitments to extend credit were comprised of $2,382,028,000 in unused commercial loan commitments, $474,357,000 in commitments to fund commercial real estate, construction and land development of which

$466,189,000 was secured by real estate, and $553,632,000 in home equity lines of credit. Collateral held on these instruments varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

    First of America has sold mortgage loans to the Federal National Mortgage Association (FNMA), Government National Mortgage Association (GNMA), Federal Home Loan Mortgage Corporation (FHLMC), and other savings institutions with full recourse. The total unpaid principal balances of these loans were $59.3 million at December 31, 1996 and are not included in the accompanying consolidated balance sheets. Mortgage loan sale commitments represent agreements to deliver mortgage loans to investors in future periods.

    Standby letters of credit and commercial letters of credit are conditional commitments issued to secure performance of a customer to a third party and are subject to the same credit review and approval process as loans. Losses to date have not been material.

    Foreign exchange contracts are entered into for trading activities which enable customers to transfer or reduce their foreign exchange risk. Foreign exchange forward contracts represent First of America's largest activity in this specialized area. Forward contracts are commitments to buy or sell at a future date a currency at a contracted price and are settled in cash or through delivery. The risk in foreign exchange trading arises from the potential inability of the counterparties to deliver under the terms of the contract and the possibility that the value of a foreign currency might change in relation to the U.S. dollar. In the event of a default by a counterparty, the cost to First of America would be the replacement of the contract at the current market rate. Such credit losses to date have not been material. The risk of loss from changes in market rate is substantially lessened because First of America limits its risk by entering into offsetting contracts.

    At December 31, 1995, First of America had interest rate swaps with a total notional value of $105.5 million of which $8.5 million was a hedge against certain certificates of deposit, $75.0 million as a hedge against long term debt with the remainder as a hedge against certain other deposits and borrowings. Although the notional amounts are often used to express the volume of these transactions, the amounts potentially subject to credit risk are much smaller. The company minimizes this risk by performing normal credit reviews of its counterparties and collateralizing its exposure when it exceeds a predetermined limit. The following table outlines First of America's interest rate caps and interest rate swaps at December 31, 1996.

INTEREST RATE SWAPS AND INTEREST RATE CAPS
($ in thousands)

                                                                                                Net Interest
                                                  Weighted                                         Income
                                          Fair    Average       Average          Average           Impact
                              Notional   Market   Maturity   Rate Received      Rate Paid      --------------
Hedged Asset/Liability         Amount    Value     (Mos.)    Variable/Fixed   Variable/Fixed   1996     1995
-------------------------------------------------------------------------------------------------------------
Interest Rate Swaps:
  Rising Rate CDs...........  $    --       --        --            --%           --%          $--     (1,158)
  Market Rate CDs*..........       --       --        --            --            --           (65)      (808)
  FHLB advance..............       --       --        --            --            --            --         25
  FirstRate Fund deposits...       --       --        --            --            --           (41)        (9)
  Bank notes................   30,000      602       7.4          5.80/          5.51/         (17)        24
                                                                 fixed         variable
  Long term debt............   50,000     (366)     13.0          5.60/          5.60/         (47)      (894)
                                                                 fixed         variable
Interest rate caps..........       --       --        --            --            --            --     (1,150)
-------------------------------------------------------------------------------------------------------------
Total.......................  $80,000      236      10.9                                      (170)    (3,970)
-------------------------------------------------------------------------------------------------------------

* This represents a basis swap.

    At December 31, 1996, there were no deferred losses included in other assets from the termination of interest rate swaps. Additionally, during 1996, no losses were recognized in earnings related to interest rate swaps which were marked-to-market.

    Interest rate caps are agreements to make payments for interest rate differentials between an index rate and a specified maximum rate, computed on notional amounts. First of America utilized interest rate caps in an attempt to manage its interest rate risk. As of December 31, 1996 and 1995, First of America had no outstanding interest rate caps.

NOTE 21: FAIR VALUE DISCLOSURE

    SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information for financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices were not available, fair values were based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of these instruments.

    For purposes of this disclosure, estimated fair value of financial instruments with short-term maturities is assumed to equal the recorded book value. These financial instruments include cash and short term investments, accrued interest receivable and payable and short term borrowings. Estimated fair value for other financial instruments were determined as follows:

SECURITIES:

    Fair values for Available for Sale securities were based on quoted market prices. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

LOANS RECEIVABLE:

    For variable rate loans that reprice frequently and for which there has been no significant change in credit risk, fair values equal carrying values. The fair values for fixed rate loans were based on estimates using discounted cash flow analyses and current interest rates being offered for loans with similar terms to borrowers of similar credit quality.

LOANS HELD FOR SALE:

    Fair value for loans held for sale were based on quoted market prices. If a quoted market price was not available, fair value was estimated using market prices for similar assets.

DEPOSIT LIABILITIES:

    The fair values disclosed for demand deposits with no stated maturity (e.g., interest and non-interest checking, passbook savings and certain types of money market accounts) were, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable rate, fixed-term money market accounts and certificates of deposits with less than twelve months maturities approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit with maturities greater than twelve months are estimated using a discounted cash flow calculation that applied interest rates being offered on the same or similar certificates at the reporting date to a schedule of aggregated expected maturities on the certificates of deposits.

LONG TERM BORROWINGS:

    Fair values for First of America's long term debt (other than deposits) was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the company for debt with the same remaining maturities.

OFF BALANCE SHEET INSTRUMENTS:

    Fair values for unused commitments were estimated using the fees charged to enter into similar agreements at the reporting date, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. Fair values for guarantees and letters of credit were based on fees charged for similar agreements.

    The fair value of forward delivery commitments, foreign exchange contracts, interest rate swaps and interest rate caps is estimated, using dealer quotes, as the amount that the corporation would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering current interest rates.

    The estimated fair values of First of America's financial instruments for which the fair value differs from the recorded book value for December 31, 1996 and 1995 were as follows:

                                                          December 31, 1996                 December 31, 1995
------------------------------------------------------------------------------------------------------------------
                                                      Recorded        Estimated         Recorded        Estimated
               ($ in millions)                       Book Value       Fair Value       Book Value       Fair Value
------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Securities, Available for Sale................        $  4,562           4,562            5,061            5,061
Loans, net....................................          14,695          14,682           15,734           15,825
Loans held for sale...........................             108             110              101              104
FINANCIAL LIABILITIES:
Deposits*.....................................         (17,619)        (17,635)         (19,342)         (19,422)
Long term borrowings..........................            (521)           (542)            (490)            (520)
Off-balance sheet commitments.................              --              23               --               18
------------------------------------------------------------------------------------------------------------------

* SFAS No. 107 defines the fair value of demand deposits as the amount payable on demand and prohibits adjusting fair value for any value derived from retaining those deposits for an expected future period of time.

NOTE 22: CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

    The balance sheets for December 31, 1996 and 1995, and the statements of income and statements of cash flows for the three years ended December 31, 1996 follow.

                                                                   December 31,
------------------------------------------------------------------------------------
($ in thousands)                                                 1996        1995
------------------------------------------------------------------------------------
BALANCE SHEETS
ASSETS
Cash and interest bearing deposits held by subsidiary
  banks.....................................................  $  213,026     209,532
Investment in subsidiaries..................................   1,825,862   1,918,540
Other assets................................................     196,009     170,613
------------------------------------------------------------------------------------
Total assets................................................  $2,234,897   2,298,685
------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and other liabilities......................  $   90,699      87,623
Long term debt..............................................     360,000     383,081
                                                              ----------   ---------
Total liabilities...........................................     450,699     470,704
                                                              ----------   ---------
SHAREHOLDERS' EQUITY
Common stock................................................     598,132     632,839
Surplus.....................................................     145,950     283,409
Net unrealized gain on securities available for sale, net of
  tax expense of $4,561 for 1996 and $13,853 for 1995.......       8,438      25,939
Retained earnings...........................................   1,031,678     885,794
                                                              ----------   ---------
Total shareholders' equity..................................   1,784,198   1,827,981
------------------------------------------------------------------------------------
Total liabilities and shareholders' equity..................  $2,234,897   2,298,685
------------------------------------------------------------------------------------

                                                                Year Ended December 31,
------------------------------------------------------------------------------------------
($ in thousands)                                                1996      1995      1994
------------------------------------------------------------------------------------------
STATEMENTS OF INCOME
INCOME
Dividends from subsidiaries.................................  $360,800   337,407   175,350
Interest and other income...................................   361,985   339,863   262,615
                                                              --------   -------   -------
Total operating income......................................   722,785   677,270   437,965
                                                              --------   -------   -------
EXPENSES
Interest on borrowed money..................................    30,638    33,600    27,793
Salaries and employee benefits..............................   180,682   159,461   151,766
Amortization of intangibles.................................     5,577     5,692     5,974
Other operating expenses....................................   197,433   199,162   139,853
                                                              --------   -------   -------
Total operating expenses....................................   414,330   397,915   325,386
                                                              --------   -------   -------
Income before income taxes and undistributed earnings of
  subsidiaries..............................................   308,455   279,355   112,579
Applicable income tax benefit...............................    18,150    19,291    22,609
                                                              --------   -------   -------
Net income before equity in undistributed earnings (losses)
  of subsidiaries...........................................   326,605   298,646   135,188
Equity in undistributed earnings (losses) of subsidiaries...   (69,719)  (61,938)   85,315
------------------------------------------------------------------------------------------
Net income..................................................  $256,886   236,708   220,503
------------------------------------------------------------------------------------------

                      ($ in thousands)                          1996        1995       1994
---------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOW
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $ 256,886    236,708    220,503
Adjustment to reconcile net income to net cash provided by
  operating activities......................................     69,084    113,558    (13,723)
                                                              ---------   --------   --------
Net cash from operating activities..........................    325,970    350,266    206,780
                                                              ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Premises and equipment purchased............................    (12,215)   (33,157)   (24,845)
Proceeds from sale of premises & equipment..................      5,467      8,444      4,974
(Acquisition)/sale of affiliates............................         --         --         --
Capital infusions, net of redemptions.......................     (5,461)   (31,797)  (112,850)
                                                              ---------   --------   --------
Net cash used in investing activities.......................    (12,209)   (56,510)  (132,721)
                                                              ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long term debt....................         --         --    438,000
Repayment of long term debt.................................    (23,081)   (33,339)  (261,195)
Proceeds from issuance of common stock......................     (1,148)     2,105        460
Repurchase of common stock..................................   (175,228)        --   (123,373)
Dividends paid..............................................   (110,810)  (107,429)   (96,670)
Other, net..................................................         --       (319)      (268)
                                                              ---------   --------   --------
Net cash provided by financing activities...................   (310,267)  (138,982)   (43,046)
                                                              ---------   --------   --------
Net increase in cash........................................      3,494    154,774     31,013
Cash at beginning of year...................................    209,532     54,758     23,745
---------------------------------------------------------------------------------------------
Cash at year end............................................  $ 213,026    209,532     54,758
---------------------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION (Unaudited)

                                               1996          1995         1994         1993         1992
-----------------------------------------------------------------------------------------------------------
STOCK DATA
Book value per common share:
Primary...................................  $     29.83        28.89        25.12        25.60        22.12
Fully Diluted.............................        29.83        28.89        25.12        25.60        22.49
Common shares outstanding:
Weighted average..........................   61,775,353   63,500,784   59,811,568   57,416,771   54,841,762
Year end..................................   59,813,234   63,283,857   62,849,209   59,520,710   57,014,244
Market price of Common Stock:
High......................................  $    60.750       46.125       40.125       42.875       37.875
Low.......................................       41.375       29.500       29.750       36.500       29.000
Year end..................................       60.125       44.375       30.000       39.250       37.875
Number of shares traded (in thousands)....       22,841       19,427       18,313       13,708       14,284
Price earnings ratio*.....................         14.5x        11.9          8.1          9.3         15.4
Dividend yield (at year end)..............         3.13%        3.97         5.60         4.08         3.70
Dividend payout ratio.....................        43.03        45.58        43.90        35.71        53.25
NON-FINANCIAL DATA
Number of common shareholders*............       30,200       31,300       30,900       28,400       23,800
Number of banking subsidiaries*...........            4            4            8           20           23
Number of banking offices*................          604          613          630          572          551
Number of employees (FTE)*................       12,148       12,690       13,307       13,330       12,940
Number of automated teller machines*......          721          675          647          546          498
RETURN ON EQUITY AND ASSETS
Return on average total assets............         1.16%        1.00         0.98%        1.20         0.75
Return on average common shareholders'
  equity..................................        14.39        13.89        14.44        18.01        11.67
Return on average total shareholders'
  equity..................................        14.39        13.89        14.44        17.50        11.38
Average common shareholders' equity as a
  percent of total average assets.........         8.04         7.17         6.77         6.52         5.91
Average shareholders' total equity as a
  percent of total average assets.........         8.04         7.17         6.77         6.88         6.63
-----------------------------------------------------------------------------------------------------------

* Prior years numbers not restated.

QUARTERLY INFORMATION (Unaudited)
($ in millions except per share data)

                                                   1996 Quarters                         1995 Quarters
-----------------------------------------------------------------------------------------------------------------

                                         Fourth    Third    Second    First    Fourth    Third    Second    First
-----------------------------------------------------------------------------------------------------------------
SUMMARY OF EARNINGS
Total interest income................   $409.0     412.1    415.4     427.0    437.5     442.0    460.6     456.4
Total interest expense...............    183.8     186.6    190.1     200.6    210.6     217.4    226.3     218.3
-----------------------------------------------------------------------------------------------------------------
Net interest income..................    225.2     225.5    225.3     226.4    226.9     224.6    234.3     238.1
Provision for loan losses............     23.6      21.9     23.2      24.6     27.7      21.4     22.0      20.5
-----------------------------------------------------------------------------------------------------------------
Net interest income after
  provision..........................    201.6     203.6    202.1     201.8    199.2     203.2    212.3     217.6
-----------------------------------------------------------------------------------------------------------------
Non-interest income:
Service charges on deposit
  accounts...........................     29.7      29.0     27.6      26.1     25.6      25.3     25.1      24.3
Trust income.........................     29.5      28.1     29.1      27.4     24.8      24.4     23.3      21.7
Investment securities transactions...      0.3      (0.1)    (0.5)     (0.3)     1.0       0.5      0.1      (1.5)
Other operating income...............     70.7      42.0     39.8      41.0     49.4      42.0     35.0      25.1
-----------------------------------------------------------------------------------------------------------------
Total non-interest income............    130.2      99.0     96.0      94.2    100.8      92.2     83.5      69.6
-----------------------------------------------------------------------------------------------------------------
Non-interest expense:
Salaries and wages...................     97.0      96.5     93.6      90.5     85.9      86.3     90.9      93.2
Employee benefits....................     19.9      17.6     18.2      20.8     16.2      16.4     19.9      22.2
-----------------------------------------------------------------------------------------------------------------
Total personnel costs................    116.9     114.1    111.8     111.3    102.1     102.7    110.8     115.4
Occupancy, net.......................     16.1      16.6     15.3      16.8     16.9      15.8     15.1      16.3
Equipment............................     14.6      14.8     14.3      14.7     15.2      14.9     14.5      14.7
Data processing......................      5.4       4.6      4.5       4.7      4.8       4.5      4.7       4.8
Amortization of intangibles..........      7.6       5.3      5.2       5.2      5.3       5.3      5.4       5.3
Other operating expenses.............     47.8      72.5     52.2      52.8     54.1      50.1     58.5      58.1
-----------------------------------------------------------------------------------------------------------------
Total non-interest expense...........    208.4     227.9    203.3     205.5    198.4     193.3    209.0     214.6
-----------------------------------------------------------------------------------------------------------------
Income before income tax.............    123.4      74.7     94.8      90.5    101.6     102.1     86.8      72.6
Applicable income tax expense........     39.4      23.7     32.5      30.9     35.6      35.4     30.3      25.3
-----------------------------------------------------------------------------------------------------------------
Net income...........................    $84.0      51.0     62.3      59.6     66.0      66.7     56.5      47.3
-----------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE DATA
Earnings per common share............    $1.38      0.84     1.00      0.94     1.04      1.05     0.89      0.75
Common stock cash dividend paid......     0.47      0.44     0.44      0.44     0.44      0.42     0.42      0.42
Market price of Common Stock:
High.................................   60.750    53.375   47.750    46.500   46.125    45.250   38.000    34.250
Low..................................   51.625    43.625   43.750    41.375   41.750    36.375   33.125    29.500
Period-end...........................   60.125    52.625   44.750    46.375   44.375    42.875   37.125    33.625
-----------------------------------------------------------------------------------------------------------------

Directors

Jon E. Barfield
Chairman and Chief Executive Officer
Bartech, Inc., Livonia, Michigan

John W. Brown
Chairman, President and
Chief Executive Officer
Stryker Corporation, Kalamazoo, Michigan

Richard F. Chormann
Chairman, President and Chief Executive Officer
First of America Bank Corporation
Kalamazoo, Michigan

Joseph J. Fitzsimmons
Retired
Ann Arbor, Michigan

Joel N. Goldberg
Retired
Pontiac, Michigan

Clifford L. Greenwalt
President and Chief Executive Officer
CIPSCO, Incorporated
Springfield, Illinois

Robert L. Hetzler
President and Chief Executive Officer
Monitor Sugar Company, Bay City, Michigan

Dorothy A. Johnson
President and Chief Executive Officer
Council of Michigan
Foundations, Grand Haven, Michigan

Martha Mayhood Mertz
President
Mayhood/Mertz, Inc., Okemos, Michigan

Daniel R. Smith
Retired
Kalamazoo, Michigan

Ley S. Smith
Executive Vice President
Pharmacia & Upjohn, Inc.
Kalamazoo, Michigan

James S. Ware
Retired
Kalamazoo, Michigan

Executive Officers

Richard F. Chormann
Chairman, President and
Chief Executive Officer

Lee J. Cieslak
Chairman and Chief Executive Officer
First of America Bank - Florida, FSB

William R. Cole
Chairman and Chief Executive Officer
First of America Bank - Michigan, N.A.

Donald J. Kenney
Executive Vice President

Robert K. Kinning
Chairman and Chief Executive Officer
First of America Bank - Illinois, N.A.

Thomas W. Lambert
Executive Vice President and
Chief Financial Officer

Malcolm C. Pownall
Chairman and Chief Executive Officer
First of America Bank - Indiana

John B. Rapp
Executive Vice President

David B. Wirt
Executive Vice President

Richard R. Spears
President and Chief Operating Officer,
First of America Bank - Michigan, N.A.

Richard V. Washburn
Senior Vice President
and Secretary

                                                                    recycle logo

FIRST OF AMERICA BANK CORPORATION
211 South Rose Street
Kalamazoo, Michigan 49007                              PROXY



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST OF AMERICA BANK CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 16, 1997 AND ANY ADJOURNMENT THEREOF.

The undersigned, being a shareholder of FIRST OF AMERICA BANK CORPORATION ("FOA"), hereby authorizes Thomas W. Lambert and Richard V. Washburn, and each of them, as proxies, with the full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of FOA to be held at the Fetzer Business Development Center, Western Michigan University, Wilbur Street and Marion Avenue, Kalamazoo, Michigan on April 16, 1997 at 9:00 a.m., local time, and at any adjournment of said meeting, and at the meeting to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as appears on the reverse side of this proxy.

In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is exercised.

Shares of Common Stock of FOA will be voted as specified. If no specification is made, shares will be voted FOR the nominees for director named on the reverse side, FOR approval of an increase in the number of shares of Authorized Common Stock of First of America Bank Corporation to 200,000,000 from 100,000,000, FOR approval of the First of America Bank Corporation Directors Stock Compensation Plan, and FOR ratification of the selection of KPMG Peat Marwick LLP and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other matter which may properly come before the meeting.



                                                        CONTINUED ON OTHER SIDE

------------------------------------------------------------------------------------------------------------------------------------
                                   |    1.  ELECTION OF DIRECTORS
                                   |        Nominees:   Jon E. Barfield,   Richard F. Chormann, Joel N. Goldberg and James S. Ware.
                                   |            / / FOR all Nominees                         / / WITHHELD as to all Nominees
                                   |        FOR, except vote withheld from the following nominee(s):
                                   |            / / _______________________________________________________________________________
                                   |
                                   |    2.  APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK OF FIRST OF
                                   |        AMERICA BANK CORPORATION TO 200,000,000 FROM 100,000,000.
                                   |            / / FOR                          / / AGAINST                       / / ABSTAIN
                                   |
                                   |    3.  APPROVAL OF THE FIRST OF AMERICA BANK CORPORATION DIRECTORS STOCK COMPENSATION PLAN.
                                   |            / / FOR                          / / AGAINST                       / / ABSTAIN
                                   |
                                   |    4.  RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR FOA.
                                   |            / / FOR                          / / AGAINST                       / / ABSTAIN
                                   |
                                   |    The undersigned hereby acknowledges receipt of a Notice of Annual Meeting
                                   |    of Shareholders of FOA called for April 16, 1997 and a Proxy Statement for
                                   |    the Annual Meeting prior to the signing of this proxy.
                                   |
                                   |                                                   Dated: _______________________________ , 1997
                                   |                                                   ____________________________________________
                                   |                                                   ____________________________________________
                                   |
                                   |                                                   Please sign exactly as your name(s) appear(s)
                                   |                                                   on this proxy.  When signing in a
                                   |                                                   representing capacity, please give title.
                                   |
                                   |        PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.